                                                             EXHIBIT 4(ii)(a)(8)

                                                                  EXECUTION COPY





                      AMENDED AND RESTATED CREDIT AGREEMENT

                         Dated as of September 14, 2000

                                      among


                         THE DELTA QUEEN STEAMBOAT CO.,

                                  as Borrower,


                           THE FINANCIAL INSTITUTIONS
                         FROM TIME TO TIME PARTY HERETO,

                                   as Lenders,


                            THE CHASE MANHATTAN BANK,

                                 as Issuing Bank
                          and as Administrative Agent,


                                       and


                             HIBERNIA NATIONAL BANK,

                             as Documentation Agent

                               TABLE OF CONTENTS

ARTICLE I
            DEFINITIONS..........................................................1

     1.01.    Certain Defined Terms..............................................1
     1.02.    Computation of Time Periods.......................................23
     1.03.    Accounting Terms..................................................23
     1.04.    Other Definitional Provisions.....................................23

ARTICLE II
            AMOUNTS AND TERMS OF REVOLVING CREDIT FACILITY......................24

     2.01.    The Revolving Loans...............................................24
     2.02.    Loan Facility Mechanics...........................................25
     2.03.    Interest on the Loans.............................................27
     2.04.    Letters of Credit.................................................29
     2.05.    Fees..............................................................33
     2.06.    Prepayments.......................................................34
     2.07.    Payments..........................................................35
     2.08.    Interest Periods..................................................38
     2.09.    Special Provisions Governing Eurodollar Rate Loans................38
     2.10.    Taxes.............................................................41
     2.11.    Capital Adequacy; Increased Costs.................................44
     2.12.    Use of Proceeds of the Loans and the Letters of Credit............46
     2.13.    Authorized Officers of Borrower...................................46
     2.14.    Replacement of Certain Lenders....................................46

ARTICLE III
            CONDITIONS TO LOANS.................................................47

     3.01.    Conditions Precedent to Effectiveness.............................47
     3.02.    Conditions Precedent to all Loans.................................48

ARTICLE IV
            REPRESENTATIONS AND WARRANTIES......................................49

     4.01.    Representations and Warranties on the Initial Funding Date........49
     4.02.    Subsequent Funding Representations and Warranties.................57

ARTICLE V
            REPORTING COVENANTS.................................................57

     5.01.    Financial Statements..............................................57

     5.02.    Environmental Notices.............................................62

ARTICLE VI
            AFFIRMATIVE COVENANTS...............................................63

     6.01.    Corporate Existence, Etc..........................................63
     6.02.    Corporate Powers, Etc.............................................63
     6.03.    Compliance with Laws..............................................63
     6.04.    Payment of Taxes and Claims.......................................63
     6.05.    Maintenance of Properties; Insurance..............................63
     6.06.    Inspection of Property; Books and Records; Discussions............64
     6.07.    Labor Matters.....................................................64
     6.08.    Maintenance of Permits............................................64
     6.09.    Employee Benefit Matters..........................................64
     6.10.    Formation of Subsidiaries.........................................65
     6.11.    Acquisition or Construction of New Vessels........................66
     6.12.    Hedging Contracts.................................................66

ARTICLE VII
            NEGATIVE COVENANTS..................................................66


ARTICLE VIII
            FINANCIAL COVENANTS.................................................72

     8.01.    Maximum Bank Indebtedness Leverage Ratio..........................72
     8.02.    Minimum Bank Interest Coverage Ratio..............................72
     8.03.    Capital Expenditures..............................................72

ARTICLE IX
            EVENTS OF DEFAULT; RIGHTS AND REMEDIES..............................73

     9.01.    Events of Default.................................................73
     9.02.    Rights and Remedies...............................................75

ARTICLE X
            THE AGENT...........................................................76

     10.01.   Appointment.......................................................76
     10.02.   Nature of Duties..................................................77
     10.03.   Rights, Exculpation, Etc..........................................77
     10.04.   Reliance..........................................................78
     10.05.   Indemnification...................................................78
     10.06.   The Agent Individually............................................79
     10.07.   Successor Agent; Resignation of Agent.............................79
     10.08.   Collateral Matters................................................79

     10.09.   Relations Among Lenders...........................................82

ARTICLE XI
            MISCELLANEOUS.......................................................82

     11.01.   Survival of Warranties and Agreements.............................82
     11.02.   Assignments and Participations....................................82
     11.03.   Expenses..........................................................86
     11.04.   Indemnification and Waiver........................................87
     11.05.   Limitation of Liability...........................................87
     11.06.   Ratable Sharing...................................................88
     11.07.   Amendments and Waivers............................................88
     11.08.   Notices...........................................................89
     11.09.   Failure or Indulgence Not Waiver; Remedies Cumulative.............89
     11.10.   Termination.......................................................90
     11.11.   Marshalling; Recourse to Security; Payments Set Aside.............90
     11.12.   Severability......................................................90
     11.13.   Headings..........................................................90
     11.14.   GOVERNING LAW.....................................................90
     11.15.   Successors and Assigns; Subsequent Holders of Notes...............91
     11.16.   CONSENT TO JURISDICTION; SERVICE OF PROCESS; JURY TRIAL...........91
     11.17.   Counterparts; Effectiveness; Inconsistencies......................93
     11.18.   Performance of Obligations........................................93
     11.19.   ENTIRE AGREEMENT..................................................94
     11.20.   Confidentiality...................................................94
     11.21.   Exiting Lenders...................................................94
     11.22.   Effect Upon Loan Documents........................................95

                                    EXHIBITS

Exhibit 1     --     Assignment and Acceptance (ss.ss.1.01, 11.02(d))

Exhibit 2     --     Compliance Certificate (ss.ss.1.01, 5.01(e))

Exhibit 3     --     Notice of Borrowing (ss.ss.1.01, 2.02)

Exhibit 4     --     Notice of Conversion/Continuation (ss.ss.1.01, 2.03(c))

Exhibit 5     --     Form of Revolving Loan Note (ss.2.02)

Exhibit 6     --     List of Closing Documents (ss.3.01(a))

Exhibit 7     --     Form of Loss Payable Endorsement (ss.6.05)

                                    SCHEDULES

Schedule A        --   List of Lenders, Domestic and Eurodollar Lending Offices
                       and Commitments (ss.ss.1.01, 11.02(c), 11.10)

Schedule 1.01-A   --   Existing Indebtedness (ss.1.01)

Schedule 1.01-B   --   Permitted Existing Liens (ss.1.01)

Schedule 1.01-C   --   Vessels (ss. 1.01)

Schedule 4.01(c)  --   Subsidiaries (ss.ss.4.01(c), 6.01)

Schedule 4.01(d)  --   Violation of Requirements of Law (ss.4.01(d))

Schedule 4.01(i)  --   Capitalization (ss.4.01(i))

Schedule 4.01(j)  --   Pending or Threatened Litigation  (ss.4.01(j))

Schedule 4.01(l)  --   Tax Assessments (ss.4.01(l))

Schedule 4.01(t)  --   ERISA Matters (ss.4.01(t))

Schedule 4.01(w)  --   Joint Ventures (ss.4.01(w))

Schedule 4.01(x)  --   Labor Matters (ss.4.01(x))

Schedule 6.05     --   Insurance (ss.6.05)

Schedule 7.02(a)  --   Intercompany Leases (ss.7.02(a))

                      AMENDED AND RESTATED CREDIT AGREEMENT

                  This Amended and Restated Credit Agreement dated as of September 14, 2000 (as amended, supplemented, modified or restated from time to time, this "Agreement") is entered into among THE DELTA QUEEN STEAMBOAT CO., a Delaware corporation ("Borrower"), THE FINANCIAL INSTITUTIONS LISTED ON THE SIGNATURE PAGES HEREOF AS LENDERS and each other financial institution which from time to time becomes a party hereto in accordance with Section 11.02(a) (together with their respective successors and assigns, individually, a "Lender" and, collectively, the "Lenders"), THE CHASE MANHATTAN BANK, a New York banking corporation, in its separate capacities as Issuing Bank and as Administrative Agent for the Lenders hereunder (in such latter capacity, the "Agent"), and HIBERNIA NATIONAL BANK, as Documentation Agent.

                                     RECITAL

                  The Borrower entered into a Credit Agreement dated as of February 25, 1999, as amended prior to the date hereof, with certain lenders, The Chase Manhattan Bank, as Administrative Agent, and Hibernia National Bank, as Documentation Agent (as previously amended, the "Original Credit Agreement"). The Borrower, the Lenders and the Agent have entered into this Agreement to amend in certain respects, and to restate in its entirety, the Original Credit Agreement.

                  Accordingly, the parties hereto agree as follows:

                                    ARTICLE I

                                   Definitions

                  1.01. Certain Defined Terms.

                  The following terms used in this Agreement shall have the following meanings (such meanings to be applicable, except to the extent otherwise indicated in a definition of a particular term, both to the singular and the plural forms of the terms defined):

                  "Accommodation Obligation," as applied to any Person, shall mean any contractual obligation, contingent or otherwise, of that Person with respect to any Indebtedness or other obligation or liability of another, including, without limitation, any such Indebtedness, obligation or liability directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable, including Contractual Obligations (contingent or otherwise) arising through any agreement to purchase, repurchase, or otherwise acquire such Indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, or other financial condition, or to make payment other than for value received. For purposes of interpreting any provision of this Agreement which refers to the Dollar amount of Accommodation Obligations of any Person, such provision shall be deemed to mean the maximum amount of such Accommodation Obligations or, in the case of an Accommodation Obligation to maintain solvency, assets, level of income or other financial condition, the amount of Indebtedness to which such Accommodation Obligation relates, or if less, the stated maximum, if any, in the documents evidencing such Accommodation Obligation.

                  "Adjusted EBITDA" for any period shall mean (a) EBITDA for the Consolidated Borrower Group minus (b) the sum of (i) MARAD Debt Service, (ii) EBITDA for the Consolidated DQCV Group and (iii) Excess Preopening/Premarketing Expenses, in each case determined for or incurred in such period.

                  "Adjusted LIBO Rate" means, with respect to any Borrowing of Eurodollar Rate Loans for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

                  "Affiliate," as applied to any Person, shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting Securities or by contract or otherwise.

                  "Agent" shall have the meaning ascribed to such term in the preamble hereto and shall include any successor Agent appointed pursuant to
Section 10.07.

                  "Agreement" shall have the meaning ascribed to such term in the preamble hereto.

                  "Agreement Accounting Principles" shall mean GAAP as of the date of this Agreement together with any changes in GAAP after the date hereof which are not "Material Accounting Changes" (as defined below). If any changes in GAAP are hereafter required or permitted and are adopted by the Borrower with the agreement of its independent certified public accountants and such changes result in a material change in the calculation of any of the financial covenants, restrictions or standards herein or in the related definitions or terms used therein ("Material Accounting Changes"), the parties hereto agree to enter into negotiations, in good faith, in order to amend such provisions in a credit neutral manner so as to reflect equitably such changes with the desired result that the criteria for evaluating the Borrower's financial condition shall be the same after such changes as if such changes had not been made; provided, however, that no Material Accounting Change shall be given effect in such calculations until such provisions are amended, in a manner reasonably satisfactory to the Requisite Lenders. In the event such amendment is entered into, all references in this Agreement to Agreement Accounting Principles shall mean GAAP as of the date of such amendment together with any changes in GAAP after the date of such amendment which are not Material Accounting Changes.

                  "Agreement Obligations" shall mean all Obligations other than with respect to Eligible Hedging Contracts.

                  "Alternate Base Rate" shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1% and (c) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Base CD Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate, the Base CD Rate or the Federal Funds Effective Rate, respectively.

                  "American Queen" shall mean the vessel of the same name identified on Schedule 1.01-C.

                  "Applicable Base Rate Margin" as at any date of determination, shall be the rate per annum then applicable to Base Rate Loans determined in accordance with the provisions of Section 2.03(e).

                  "Applicable Eurodollar Rate Margin" as at any date of determination, shall be the rate per annum then applicable to Eurodollar Rate Loans determined in accordance with the provisions of Section 2.03(e).

                  "Applicable Lending Office" shall mean, with respect to each Lender, such Lender's Domestic Lending Office, in the case of a Base Rate Loan and such Lender's Eurodollar Lending Office, in the case of a Eurodollar Rate Loan.

                  "Applicable Margin" shall mean the Applicable Base Rate Margin and/or the Applicable Eurodollar Rate Margin, as the case may be.

                  "Assessment Rate" shall mean, for any day, the annual assessment rate in effect on such day that is payable by a member of the Bank Insurance Fund classified as "well-capitalized" and within supervisory subgroup "B" (or a comparable successor risk classification) within the meaning of 12 C.F.R. Part 327 (or any successor provision) to the FDIC for insurance by the FDIC of time deposits made in dollars at the offices of such member in the United States; provided that if, as a result of any change in any law, rule or regulation, it is no longer possible to determine the Assessment Rate as aforesaid, then the Assessment Rate shall be such annual rate as shall be determined by the Agent to be representative of the cost of such insurance to the Lenders.

                  "Assignment and Acceptance" shall mean an Assignment and Acceptance in the form of Exhibit 1 (with blanks appropriately filled in) delivered to the Agent in connection with an assignment of a Lender's interest under this Agreement pursuant to Section 11.02.

                  "Bank Indebtedness Leverage Ratio" shall mean, for any fiscal quarter, the ratio of (a) the total Revolving Credit Exposures on the last day of such fiscal quarter to (b) Adjusted EBITDA, in each case for the four fiscal quarter period ending on the last day of such fiscal quarter, determined in accordance with Agreement Accounting Principles consistently applied.

                  "Bank Interest Coverage Ratio" shall mean, for any period, the ratio of (a) Adjusted EBITDA for such period to (b) Bank Interest Expense for such period, determined in accordance with Agreement Accounting Principles consistently applied.

                  "Bank Interest Expense" shall mean, for any period, interest expense of the Consolidated Borrower Group in connection with the incurrence of the Obligations for such period.

                  "Base CD Rate" shall mean the sum of (a) the Three-Month Secondary CD Rate multiplied by the Statutory Reserve Rate plus (b) the Assessment Rate.

                  "Base Rate Loans" shall mean all Loans outstanding which bear interest at a rate determined by reference to the Alternate Base Rate, as provided in Section 2.03(a)(i).

                  "Benefit Plan" shall mean a defined benefit plan as defined in
Section 3(35) of ERISA (other than a Multiemployer Plan) in respect of which Borrower or any ERISA Affiliate is, or within the immediately preceding six (6) years was, an "employer" as defined in Section 3(5) of ERISA.

                  "Borrower" shall have the meaning ascribed to such term in the preamble hereto.

                  "Borrower Subsidiaries" shall mean any Subsidiary of the Borrower.

                  "Borrowing" shall mean a borrowing consisting of Loans of the same Type, having the same Interest Period, in the case of Eurodollar Rate Loans, and made on the same day by the Lenders.

                  "Business Day" shall mean (i) for all purposes other than as described by clause (ii) below, any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York, or is a day on which banking institutions located in New York are required or authorized by law or other governmental action to close and (ii) with respect to all notices, determinations, fundings and payments in connection with Eurodollar Rate Loans, any day which is a Business Day described in clause (i) and which is also a day for trading in dollar deposits by and between banks in the London interbank Eurodollar market.

                  "Cape Cod Light" shall mean the vessel named cv Cape Cod Light identified on Schedule 1.01-C.

                  "Cape May Light" shall mean the vessel named cv Cape May Light identified on Schedule 1.01-C.

                  "Capital Lease," as applied to any Person, shall mean any lease of any property (whether real, personal, or mixed) by that Person as lessee which, in conformity with Agreement Accounting Principles, is or should be accounted for as a capital lease on the balance sheet of that Person.

                  "Carryover Amount" shall have the meaning ascribed to such term in Section 8.04.

                  "Cash Equivalents" shall mean (i) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by an agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within one year after the date of acquisition thereof; (ii) marketable direct obligations issued by any state or municipality of the United States of America maturing or puttable within six months after the date of acquisition thereof and, at the time of acquisition, having one of the two highest short-term ratings obtainable from either Standard & Poor's Rating Services ("S&P") or Moody's Investors Service, Inc. ("Moody's") (or, if at any time neither S&P nor Moody's shall be rating such obligations, then from such other nationally recognized rating services acceptable to the Agent); and (iii) commercial paper (other than commercial paper issued by Parent, Borrower or any of their respective Subsidiaries or any of their Affiliates), domestic and Eurodollar certificates of deposit, time deposits or bankers' acceptances, in any such case maturing no more than 180 days after the date of acquisition thereof and, at the time of the acquisition thereof, the issuer's rating on its commercial paper is at least A-1 or P-1 from either S&P or Moody's (or, if at any time neither S&P nor Moody's shall be rating such obligations, then the highest rating from other nationally recognized rating services acceptable to the Agent).

                  "Change of Control" shall mean that either (a) the Zell Group shall cease to own, directly or indirectly, more than 10% of the combined voting power of the Parent's outstanding securities ordinarily having the right to vote at elections of directors (excluding any such securities which Ann Lurie has the right to vote, or to direct or control the right to vote, at elections of directors without the consent or approval of any other person), (b) Sam Zell shall cease to be a director of the Parent or (c) the Parent shall cease to directly own 100% of the Borrower's outstanding securities ordinarily having the right to vote at elections of directors.

                  "Collateral" shall mean all property and interests in property now owned or hereafter acquired by the Borrower or any of its Subsidiaries (other than the Consolidated DQCV Group, GAQSC and, upon the consummation of the MARAD Financing for the Columbia Queen, GPCL) in or upon which a security interest, pledge, lien or mortgage is intended to be granted, or of which a collateral assignment is intended to be made, under the Collateral Documents.

                  "Collateral Documents" shall mean the Security Agreement, the Subsidiary Security Agreements, the Subsidiary Guaranties, the Parent Guaranty, the Intellectual Property Agreements, the Pledge Agreements, the Ship Mortgages, and all other security agreements, mortgages, deeds of trust, collateral assignments, financing statements and other agreements, conveyances or documents at any time delivered to the Agent by the Borrower or any Borrower Subsidiary which intend to create or evidence Liens to secure or to guarantee the Obligations.

                  "Columbia Queen" shall mean the vessel of the same name identified on Schedule 1.01-C.

                  "Commission" shall mean the Securities and Exchange Commission or any Governmental Authority succeeding to the functions thereof.

                  "Commitment" shall mean, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender's Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.02(d) and
(b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.02. The amount of each Lender's Commitment as of the Effective Date is set forth on Schedule A, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, as applicable. The aggregate amount of the Lenders' Commitments as of the Effective Date is $30,000,000. "Commitments" shall mean the aggregate amount of the Commitments of all Lenders.

                  "Commitment Fee" shall have the meaning ascribed to that term in Section 2.05(a).

                  "Compliance Certificate" shall mean an Officer's Certificate in substantially the form of Exhibit 2 delivered to the Agent and each Lender by Borrower pursuant to Section 5.01(d) and covering Borrower's compliance with the covenants contained in Article VIII and certain other provisions of this Agreement.

                  "Consolidated Borrower Group" shall mean the Borrower and all of its Subsidiaries on a consolidated basis.

                  "Consolidated DQCV Group" shall mean DQCV and all of its Subsidiaries on a consolidated basis.

                  "Consolidated Net Income" shall mean, with respect to any Person on a consolidated basis for any period, net income for such period including, without duplication, the proceeds of business interruption insurance in respect of cruise revenues but excluding from the definition of Consolidated Net Income the effect of any extraordinary or non-recurring gains or losses, all computed on a consolidated basis in accordance with Agreement Accounting Principles consistently applied.

                  "Consolidated Parent Group" shall mean the Parent and all of its Subsidiaries on a consolidated basis.

                  "Contaminant" shall mean any pollutant, hazardous substance, hazardous chemical, toxic substance, hazardous waste or special waste, as those terms are defined in federal, state or local laws and regulations, radioactive material, petroleum, including crude oil or any petroleum-derived substance, or breakdown or decomposition product thereof, or any constituent of any such substance or waste, including but not limited to polychlorinated biphenyls and asbestos.

                  "Contractual Obligation", as applied to any Person, shall mean any provision of any Securities issued by that Person or any indenture, mortgage, deed of trust, contract, undertaking, document, instrument or other agreement or instrument to which that Person is a party or by which it or any of its properties is bound, or to which it or any of its properties is subject (including, without limitation, any restrictive covenant affecting such Person or any of its properties).

                  "Contribution Agreement" shall mean that certain Amended and Restated Contribution Agreement executed by each of the Subsidiaries of the Borrower (other than GAQSC, DQCV, Cape Cod Light, L.L.C., Cape May Light, L.L.C. and, upon consummation of the MARAD Financing for the Columbia Queen, GPCL) of even date herewith, as the same may be amended, restated, supplemented or otherwise modified from time to time with the consent of the Requisite Lenders.

                  "Customary Permitted Liens" shall mean (i) Liens (other than Environmental Liens, Liens imposed under ERISA or Enforceable Judgments) for claims, taxes, assessments or charges of any Governmental Authority not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with Agreement Accounting Principles, (ii) statutory Liens of landlords, bankers, carriers, warehousemen, mechanics, materialmen, and other Liens (other than Environmental Liens, Liens imposed under ERISA or Enforceable Judgments) imposed by law including without limitation preferred maritime liens, arising in the ordinary course of business and for amounts which
(A) are not yet due, (B) are not more than thirty (30) days past due as long as no notice of default has been given or other action taken to enforce such Liens, or (C) (1) are not more than thirty (30) days past due and a notice of default has been given or other action taken to enforce such Liens, or (2) are more than thirty (30) days past due, and, in the case of clause (1) or (2), are being contested in good faith by appropriate proceedings which are sufficient to prevent imminent foreclosure of such Liens and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with Agreement Accounting Principles, (iii) Liens (other than Environmental Liens, Liens imposed under ERISA or Enforceable Judgments) incurred or deposits made in the ordinary course of business (including, without limitation, surety bonds and appeal bonds) in connection with workers' compensation, unemployment insurance and other types of employment benefits or to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations or arising as a result of progress payments under government contracts, (iv) easements (including, without limitation, reciprocal easement agreements and utility agreements), rights-of-way, covenants, consents, rights of landlords, reservations, encroachments, variations and other restrictions, charges or encumbrances (whether or not recorded) affecting the use of real property, which do not materially interfere with the ordinary conduct of the business of Borrower or any of its

Subsidiaries, (v) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; and (vi) precautionary filings of financing statements in connection with Operating Leases entered into in the ordinary course of business.

                  "Default Rate" shall have the meaning ascribed to that term in
Section 2.03(d).

                  "Delta Queen" shall mean the vessel of the same name identified on Schedule 1.01-C.

                  "DOL" shall mean the United States Department of Labor and any successor department or agency.

                  "Dollars" and "$" shall mean the lawful money of the United States of America.

                  "Domestic Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Domestic Lending Office" under its name on Schedule A or on the Assignment and Acceptance by which it became a Lender or such other office of such Lender as such Lender may from time to time specify by written notice to Borrower and the Agent.

                  "DQCV" shall mean Delta Queen Coastal Voyages, L.L.C., a Delaware limited liability company.

                  "DQCV Obligations" shall mean, upon consummation of the MARAD Financing for the Cape Cod Light and the Cape May Light, the obligations of the members of the Consolidated DQCV Group in connection therewith.

                  "EBITDA" shall mean, with respect to any Person on a consolidated basis for any period, the sum for such Person for such period of Consolidated Net Income plus, to the extent reflected in the income statement of such Person for such period from which Consolidated Net Income is determined, without duplication, (i) interest expense, (ii) federal, state and local income and franchise tax expense, (iii) depreciation expense, (iv) amortization expense, and (v) any other noncash items which had the effect of reducing Consolidated Net Income for such period, but minus any noncash items which had the effect of increasing Consolidated Net Income for such period.

                  "Effective Date" shall mean the date on which the conditions specified in Section 3.01 are satisfied (or waived in accordance with Section 11.07).

                  "Eligible Hedging Contract" shall mean Hedging Contracts with any Lender or any Affiliate of any Lender as the counterparty.

                  "Enforceable Judgment" means a judgment or order as to which
(a) the Borrower has not demonstrated to the reasonable satisfaction of the Agent that the Borrower is covered by third-party insurance (other than retro-premium insurance that determines retro-premiums solely on the basis of losses of the Borrower) therefor or that the Borrower has adequate reserves therefor and (b) the period, if any, during which the enforcement of such judgment or order is stayed shall have expired, it being understood that a judgment or order which is under appeal or as to which the time in which to perfect an appeal has not expired shall not be deemed an "Enforceable Judgment" so long as enforcement thereof is effectively stayed pending the outcome of such appeal or the expiration of such period, as the case may be; provided that if enforcement of a judgment or order has been stayed on condition that a bond or collateral equal to or greater than $2,500,000 be posted or provided, such judgment or order shall be an "Enforceable Judgment."

                  "Environmental Lien" shall mean a Lien in favor of any Governmental Authority for (i) any liability of the Borrower or any of its Subsidiaries under federal or state environmental laws or regulations, or (ii) damages arising from, or costs incurred by such Governmental Authority in response to, a Release or threatened Release of a Contaminant into the environment.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

                  "ERISA Affiliate" shall mean any (i) corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the IRC) as Borrower or any of its Subsidiaries, (ii) partnership or other trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the IRC) with Borrower or any of its Subsidiaries, and (iii) member of the same affiliated service group (within the meaning of Section 414(m) of the IRC) as Borrower or any of its Subsidiaries, any corporation described in clause (i) above or any partnership or trade or business described in clause (ii) above.

                  "Eurodollar Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Eurodollar Lending Office" under its name on Schedule A or on the Assignment and Acceptance by which it became a Lender (or, if no such office is specified, its Domestic Lending Office) or such other office of such Lender as such Lender may from time to time specify by written notice to Borrower and the Agent.

                  "Eurodollar Rate Loans" shall mean those Loans outstanding which bear interest at a rate determined by reference to the Adjusted LIBO Rate as provided in Section 2.03(a)(ii).

                  "Event of Default" shall mean any of the occurrences set forth in Section 9.01 after the expiration of any applicable grace period expressly provided therein.

                  "Excess Preopening/Premarketing Expenses" shall mean all expenses, including, without limitation, marketing expenses, incurred prior to the first cruise of each of the Cape Cod Light and the Cape May Light, but only to the extent that such expenses exceed $8,000,000 in the aggregate.

                  "Existing Indebtedness" shall mean the Indebtedness of the Borrower or any of its Subsidiaries reflected on Schedule 1.01-A.

                  "FDIC" shall mean the Federal Deposit Insurance Corporation or any Governmental Authority succeeding to its functions.

                  "Federal Funds Effective Rate" shall mean, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

                  "Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System or any Governmental Authority succeeding to its functions.

                  "Fee Letter" shall have the meaning ascribed to that term in
Section 2.05(c).

                  "Fiscal Year" shall mean the fiscal year of the Borrower, which shall be each twelve (12) month period ending on December 31 of each calendar year or such other period as the Borrower may designate and the Requisite Lenders may approve in writing.

                  "Funding Date" shall mean, with respect to any Loan, the date of the funding of such Loan, and with respect to any Letter of Credit, the date of the issuance of such Letter of Credit.

                  "GAAP" shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, which are applicable to the circumstances as of the date of determination.

                  "GAQSC" shall mean Great AQ Steamboat, L.L.C., a Delaware limited liability company.

                  "GAQSC Depository Agreement" shall mean the Depository Agreement dated as of August 24, 1995, among GAQSC, the Secretary and The Bank of New York, as Depository-Bailee.

                  "GAQSC Financial Agreement" shall mean the Title XI Reserve Fund and Financial Agreement dated as of August 24, 1995, between GAQSC and the Secretary.

                  "GAQSC Guaranty" shall mean the Guaranty Agreement dated as of August 24, 1995, executed by the Borrower in favor of the Secretary guaranteeing the payment and performance by GAQSC of the Secretary's Note.

                  "GAQSC Obligations" shall mean the United States Government Guaranteed Ship Financing Obligations, American Queen Series, issued by GAQSC in the aggregate original principal amount of $60,589,000 under the GAQSC Trust Indenture.

                  "GAQSC Security Agreement" shall mean the Security Agreement dated as of August 24, 1995, between GAQSC and the Secretary, securing payment of the Secretary's Note.

                  "GAQSC Ship Mortgage" shall mean the First Preferred Ship Mortgage dated as of August 24, 1995, executed by GAQSC, as shipowner and mortgagor, in favor of the Secretary, as mortgagee, covering the American Queen and securing payment of the Secretary's Note.

                  "GAQSC Trust Indenture" shall mean the Trust Indenture dated as of August 24, 1995, between GAQSC and The Bank of New York, as Indenture Trustee.

                  "Governmental Authority" shall mean any nation, state, sovereign, or government, any federal, regional, state, local or political subdivision and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government including without limitation, any central bank.

                  "GPCL" shall mean Great Pacific NW Cruise Line, L.L.C., a Delaware limited liability company.

                  "GPCL Obligations" shall mean, upon the consummation of the MARAD Financing with respect to the Columbia Queen, the obligations of GPCL in connection therewith.

                  "Hedging Contract" shall mean (i) any exchange-traded or over-the-counter futures, forward, swap or option contract or other financial instrument with similar characteristics, or (ii) any agreements, devices or arrangements providing for payments related to fluctuations of interest rates, exchange rates, forward rates or commodity prices, including, but not limited to, interest rate swap or exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options.

                  "Holders of Secured Obligations" shall mean the holders of the Obligations from time to time and shall refer to (i) each Lender in respect of its Revolving Credit Exposure, (ii) the Issuing Bank in respect of Letters of Credit and LC Disbursements, (iii) the Agent and the Lenders in respect of all other present and future obligations and liabilities of Borrower of every type and description arising under or in connection with this Agreement or any other Loan Document, (iv) each other Person entitled to indemnification pursuant to
Section 11.04, in respect of the obligations and liabilities of Borrower to such Person thereunder, (v) each Lender and each Affiliate of each Lender, in respect of all obligations and liabilities of Borrower to such Lender or such Affiliate as exchange party or counterparty under any Eligible Hedging Contract, and (vi) their respective successors, transferees and assigns.

                  "Indebtedness" of any Person shall mean, without duplication,
(i) all indebtedness, obligations or other liabilities of such Person for borrowed money or under any debt Securities, whether or not subordinated, (ii) all obligations with respect to redeemable stock and redemption or repurchase obligations under any equity securities or profit payment agreements, (iii) all reimbursement obligations (absolute or contingent) and other liabilities of such Person with respect to letters of credit issued for such Person's account or for which such party is a co-applicant, (iv) all obligations of such Person to pay the purchase price of property or services, except trade payables and accrued expenses incurred by such Person in the ordinary course of business, (v) all obligations in respect of Capital Leases of such Person, (vi) all Accommodation Obligations of such Person, (vii) all indebtedness, obligations or other liabilities, contingent or otherwise, of such Person or others secured, by a Lien on any asset of such Person, whether or not such indebtedness, obligations or liabilities are assumed by or are a personal liability of such Person, (viii) all obligations upon which interest charges are customarily paid (including zero coupon instruments) and
(ix) all obligations under conditional sale or other title retention agreements relating to property purchased by such Person.

                  "Initial Funding" shall mean the first funding of any Loans hereunder.

                  "Initial Funding Date" shall mean the date, if any, on which the Initial Funding occurs.

                  "Intellectual Property Agreements" shall mean any and all patent and/or trademark security agreements executed by the Borrower and certain of its Subsidiaries in favor of the Agent on behalf of itself and the Holders of Secured Obligations as the same may be amended, restated, supplemented or otherwise modified from time to time.

                  "Intercompany Receivables" shall mean receivables owed to the Borrower by the Parent arising from loans made by the Borrower to the Parent on open account.

                  "Interest Payment Date" shall mean with respect to any Eurodollar Rate Loan, (i) the last day of each Interest Period applicable to such Loan and (ii) with respect to any Eurodollar Rate Loan having an Interest Period in excess of three (3) calendar months, the last day of each three (3) calendar month interval during such Interest Period and, in addition, the date of any refinancing or conversion of such Borrowing with or to a Borrowing of a different Type.

                  "Interest Period" shall have the meaning ascribed to such term in Section 2.08.

                  "Interest Rate Determination Date" shall mean the date on which the Agent determines the LIBO Rate applicable to a Borrowing, continuation or conversion of Eurodollar Rate Loans. The Interest Rate Determination Date shall be the second (2nd) Business Day prior to the first day of the Interest Period applicable to such Borrowing, continuation or conversion.

                  "Investment" shall have the meaning ascribed to that term in
Section 7.03.

                  "IRC" shall mean the Internal Revenue Code of 1986, as amended from time to time hereafter, and any successor statute.

                  "IRS" shall mean the Internal Revenue Service of the United States or any Governmental Authority succeeding to the functions thereof.

                  "Issuing Bank" shall mean The Chase Manhattan Bank, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.04(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term "Issuing Bank" shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

                  "LC Disbursement" shall mean a payment made by the Issuing Bank pursuant to a Letter of Credit.

                  "LC Exposure" shall mean, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus
(b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Pro Rata Share of the total LC Exposure at such time.

                  "Lender" shall have the meaning ascribed to such term in the preamble and shall include The Chase Manhattan Bank, in its individual capacity, and each Person which at any time becomes a Lender pursuant to Section 11.02(a).

                  "Letter of Credit" shall mean any letter of credit issued pursuant to this Agreement.

                  "Liabilities and Costs" shall mean all liabilities, claims, obligations, responsibilities, losses, damages, punitive damages, consequential damages, treble damages, charges, costs and expenses (including, without limitation, attorneys', experts' and consulting fees and costs of investigation and feasibility studies), fines, penalties and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future.

                  "LIBO Rate" shall mean, with respect to any Borrowing of Eurodollar Rate Loans for any Interest Period, the rate appearing on Page 3750 of the Telerate Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the "LIBO Rate" with respect to such Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

                  "Lien" shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance (including, but not limited to, easements, rights of way and the like), judgment, lien (statutory or other), Environmental Lien, Enforceable Judgment, charge, security agreement or transfer intended as security, including, without limitation, any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease, any financing lease having substantially the same economic effect as any of the foregoing and, in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

                  "Loan" shall mean any Revolving Loan.

                  "Loan Account" shall have the meaning ascribed to such term in
Section 2.07(d).

                  "Loan Documents" shall mean this Agreement, the Notes, the Fee Letter, the Collateral Documents and all other agreements delivered to the Agent, the Issuing Bank or any Lender by or on behalf of the Borrower or any of its Subsidiaries in satisfaction or furtherance of the requirements of this Agreement or any other Loan Document.

                  "Maintenance Capital Expenditures" shall mean, with respect to any Person on a consolidated basis for any period, the aggregate of all expenditures incurred by such Person during such period that, in accordance with Agreement Accounting Principles, are or should be included in "additions to property, plant or equipment" or similar items reflected in the statement of cash flows of such Person, including maintenance, renovation and layup expenditures but excluding interest and start-up expenses that otherwise would be included; provided, however, that Maintenance Capital Expenditures shall not include (i) expenditures of proceeds of insurance settlements in respect of lost, destroyed or damaged assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed or damaged assets, equipment or other property within 6 months of the receipt of any such insurance proceeds related to such destruction or damage, or (ii) expenditures in connection with the purchasing, outfitting or construction of the New Vessels.

                  "MARAD Debt Service" shall mean principal and interest payments made by any member of the Borrower Consolidated Group pursuant to the MARAD Financing obtained for the American Queen and the Columbia Queen.

                  "MARAD Financing" shall mean the long-term mortgage financing of the American Queen guaranteed by the Secretary in an initial amount of $60,589,000 as evidenced by the GAQSC Trust Indenture and, upon consummation thereof, the long-term mortgage financing of the Columbia Queen, the Cape Cod Light and the Cape May Light guaranteed by the Secretary, provided that the terms and conditions of the MARAD Financing for the Columbia Queen shall have been consented to by the Requisite Lenders (which consent shall not be unreasonably withheld or delayed).


                  "Margin Stock" shall have the meaning ascribed to such term in Regulation U.

                  "Material Adverse Effect" shall mean a material adverse effect
(a) upon the business, assets or other properties, liabilities or condition (financial or otherwise) or results of operations of Borrower, individually, or the Consolidated Borrower Group taken as a whole or (b) upon the ability of any of the Borrower or any of its Subsidiaries to perform any of their respective Obligations under any Loan Document in any material respects to which it is or will be a party, including, without limitation, payment of the Obligations.

                  "Maturity Date" shall mean the first anniversary of the Termination Date.

                  "Mississippi Queen" shall mean the vessel of the same name identified on Schedule 1.01-C.

                  "Multiemployer Plan" shall mean a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA which is, or within the immediately preceding six (6) years was, contributed to by either Borrower or any ERISA Affiliate.

                  "Net Proceeds" shall mean with respect to any Prepayment Event
(a) the gross amount of cash proceeds (including in each Fiscal Year the amount of insurance settlements and condemnation awards in such fiscal year in excess of Set Aside Amounts (it being understood that Set Aside Amounts shall not be included in "Net Proceeds," and may be retained by the Borrower or a Subsidiary of Borrower, as applicable, for the purposes described in clause (a) of the definition of the term "Set Aside Amount", unless and until any such amount shall cease to be a "Set Aside Amount" as a result of any failure to meet any of the criteria set forth in clause (a) or (b) of such definition)) paid to or received by the Borrower or any Subsidiary of Borrower in respect of such Prepayment Event (including cash proceeds subsequently received in respect of such Prepayment Event in respect of non-cash consideration initially received or otherwise), less (b) the amount, if any, of all taxes (other than income taxes) and the Borrower's good-faith best estimate of all income taxes (to the extent that such amount shall have been set aside for the purpose of paying such taxes when due), and customary fees, commissions, costs and other expenses (other than those payable to the Borrower, any Affiliate of the Borrower or any Subsidiary of Borrower) that are incurred in connection with such Prepayment Event and are payable by the seller or the transferor of the assets or property or issuer of the securities, as the case may be, to which such Prepayment Event relates, and, in the case of any Prepayment Event described in clause (i) of the definition of "Prepayment Event," the amount of all Indebtedness secured by a Lien on the assets to which such Prepayment Event relates which is repaid in connection with such Prepayment Event, but in any case under this clause (b) only to the extent such amount was not already deducted in arriving at the amount referred to in clause (a).

                  "New Vessel" shall mean any new vessel purchased or built or otherwise acquired by the Borrower or any of its Subsidiaries for operation in its cruise business, including, without limitation, the Cape Cod Light and the Cape May Light.

                  "New Vessel Capital Expenditures" shall mean, with respect to any Person on a consolidated basis for any period, all expenditures incurred by such Person during such period that would be Maintenance Capital Expenditures but for the exclusion in clause (ii) of the definition of "Maintenance Capital Expenditures" of expenditures in connection with the purchasing, outfitting or construction of the New Vessels.

                  "Notes" shall mean the amended and restated revolving loan notes executed by the Borrower and delivered to each Lender pursuant to Section
2.02 or Section 11.02.

                  "Notice of Borrowing" shall mean, with respect to a proposed Borrowing pursuant to Section 2.02(a), a notice substantially in the form of
Exhibit 3.

                  "Notice of Conversion/Continuation" shall mean, with respect to a proposed conversion or continuation of a Loan pursuant to Section 2.03(c), a notice substantially in the form of Exhibit 4.

                  "Obligations" shall mean the principal of and all interest on all Loans, all reimbursement obligations with respect to Letters of Credit, all fees, expense reimbursements, taxes, compensation and indemnities payable by Borrower to the Agent or any Lender pursuant to this Agreement and all other present and future Indebtedness and other liabilities of Borrower owing to the Agent, any Lender, any Affiliate of any Lender (in connection with any Eligible Hedging Contract) or any Person entitled to indemnification pursuant to Section 11.04, or any of their respective successors, permitted transferees or assigns, of every type and description, whether or not evidenced by any note, guaranty or other instrument, arising under or in connection with this Agreement, any Note, the Fee Letter, any other Loan Document or any Eligible Hedging Contract whether or not for the payment of money, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however arising.

                  "Officer's Certificate" shall mean, as to any corporation, a certificate executed on behalf of such corporation by its chairman or vice chairman of the board (if an officer), its president or any vice president, its chief financial officer, its controller or its treasurer.

                  "Operating Lease" shall mean, as applied to any Person, any lease of any Property by that Person as lessee which is not a Capital Lease.

                  "Original Credit Agreement" shall have the meaning ascribed to such term in the Recital hereto.

                  "Other Indebtedness" shall mean all Indebtedness of Borrower and its Subsidiaries other than the Obligations.

                  "Parent" shall mean American Classic Voyages Co., a Delaware corporation.

                  "Parent Guaranty" shall mean the guaranty executed by the Parent in favor of the Agent, for the benefit of itself and the Holders of Secured Obligations, as the same may be amended, restated, supplemented or otherwise modified from time to time.

                  "PBGC" shall mean the Pension Benefit Guaranty Corporation and any Person succeeding to the functions thereof.

                  "Permits" shall mean any permit, approval, consent, authorization, license, variance, or permission required from a Governmental Authority under an applicable Requirement of Law.

                  "Permitted Amount" shall mean $7,500,000.

                  "Permitted Existing Liens" shall mean the Liens on any property of the Borrower or its Subsidiaries, in each case reflected on Schedule 1.01-B.

                  "Person" shall mean any natural person, corporation, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, or any other non-governmental entity, or any Governmental Authority.

                  "Plan" shall mean an employee benefit plan defined in Section 3(3) of ERISA in respect of which either the Borrower or any ERISA Affiliate is, or within the immediately preceding six (6) years was, an "employer" as defined in Section 3(5) of ERISA.

                  "Pledge Agreements" shall mean the Stock Pledge Agreements and Limited Liability Company Pledge Agreements, as applicable, executed by (i) the Borrower in connection with the pledge of the stock of, or its membership interest in, each of the Borrower Subsidiaries (other than GAQSC, each member of the Consolidated DQCV Group and, upon consummation of the MARAD Financing for the Columbia Queen, GPCL), and (ii) DQSB II, Inc., a Delaware corporation, in connection with the pledge of its membership interests in each of the other Borrower Subsidiaries (other than GAQSC, each member of the Consolidated DQCV Group and, upon consummation of the MARAD Financing for the Columbia Queen,
GPCL), as any of the same may be amended, restated, supplemented or otherwise modified from time to time.

                  "Potential Event of Default" shall mean an event, condition or circumstance which, with the giving of notice or the lapse of time, or both, would constitute an Event of Default.

                  "Prepayment Event" shall mean (i) any sale, lease, transfer, assignment, loss, damage or destruction (in the case of loss, damage or destruction, to the extent covered by insurance) or other disposition of assets (including trademarks and other intangibles), business units, individual business assets or property of the Borrower or any of its Subsidiaries, including the sale, transfer or disposition of any capital stock thereof or (ii) the incurrence, creation or assumption by the Borrower or its Subsidiaries of any Indebtedness (other than Indebtedness that is permitted to be incurred pursuant to Section 7.01) or the issuance or sale by the Borrower or any Subsidiaries of the Borrower of any debt securities or any obligations convertible into or exchangeable for, or giving any person or entity any right, option or warrant to acquire from the Borrower or any of the Subsidiaries of Borrower any Indebtedness or any such debt securities or any such convertible or exchangeable obligations; provided, however, that none of the following shall be deemed to be a "Prepayment Event": (a) the sale of inventory in the ordinary course of business, (b) the sale, lease, transfer, assignment or other disposition of assets of the Borrower or any Subsidiary of the Borrower to the Borrower or any other Wholly-Owned Subsidiary of the Borrower, (c) the sale, lease, transfer, assignment or other disposition of assets of the Borrower or any of its Subsidiaries (other than dispositions described in clauses (a) or (b) of this proviso) to the extent that the Net Proceeds of any such disposition of assets received since the Effective Date do not in the aggregate exceed $5,000,000, and (d) the loss, damage or destruction of assets of the Borrower or any of its Subsidiaries (to the extent covered by insurance) to the extent that the Net Proceeds of any single loss do not exceed $1,000,000.

                  "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by The Chase Manhattan Bank as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

                  "Property" shall mean with respect to any Person, any real or personal property, plant, building, facility, structure, equipment or unit, or other asset (tangible or intangible) owned, leased or operated by such Person.

                  "Pro Rata Share" shall mean, at any particular time and with respect to any Lender, a fraction (expressed as a percentage), the numerator of which shall be the then amount of such Lender's Commitment and the denominator of which shall be the then aggregate amount of all Commitments, as adjusted from time to time pursuant to the terms of this Agreement; provided that, in the event that the Commitments have been terminated pursuant to the terms of this Agreement, "Pro Rata Share" shall mean, at any particular time and with respect to any Lender, a fraction (expressed as a percentage), the numerator of which shall be the then amount of such Lender's Revolving Credit Exposure and the denominator of which shall be the then aggregate amount of the Revolving Credit Exposures of all of the Lenders.

                  "RCRA" shall mean the Resource Conservation and Recovery Act, 42 U.S.C.ss.ss. 6901 et seq., and any successor statute, and regulations promulgated thereunder.

                  "Regulation D," "Regulation T," "Regulation U" and "Regulation X" shall mean Regulation D, Regulation T, Regulation U and Regulation X, respectively, of the Federal Reserve Board as in effect from time to time.

                  "Related Parties" shall mean, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

                  "Release" shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration from any Property into the indoor or outdoor environment, including the movement of Contaminants through or in the air, soil, surface water, groundwater or Property.

                  "Remedial Action" shall mean any action required to (i) clean up, remove, treat or in any other way address Contaminants in the indoor or outdoor environment; (ii) prevent a Release or threat of Release or minimize the further Release of Contaminants so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; or
(iii) perform pre-remedial studies and investigations or post-remedial monitoring and care.

                  "Reportable Event" shall mean the events described in Section 4043 of ERISA or the regulations thereunder other than a Reportable Event described in subsections (3), (4) or (8) of Section 4043(c).

                  "Requirements of Law" shall mean, as to any Person, the charter and by-laws or other organizational or governing documents of such Person, and any law, rule or regulation, Permit, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its property is subject, including, without limitation, the Securities Act, the Securities Exchange Act, Regulation T, Regulation U and Regulation X, and any certificate of occupancy, zoning ordinance, building, environmental or land use, law, rule, regulation, ordinance or Permit or occupational safety or health law, rule or regulation.

                  "Requisite Lenders" shall mean Lenders whose Pro Rata Shares, in the aggregate, are greater than fifty percent (50%).

                  "Restricted Junior Payment" shall mean (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of capital stock of or membership interests in Borrower or any of its Subsidiaries, except a distribution of stock as part of a stock split and except a dividend or distribution payable solely in shares of that class of stock or membership interests or in any junior class of stock or membership interests to the holders of that class, provided that the issuance of such stock or membership interests or junior class of stock or membership interests is not an incurrence of Indebtedness, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of capital stock of or membership interests in Borrower or any of its Subsidiaries now or hereafter outstanding, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of capital stock of or membership interests in Borrower or any of its Subsidiaries now or hereafter outstanding, (iv) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any shares of the capital stock of or membership interests in Borrower or any of its Subsidiaries or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission, (v) any payment of tax-sharing payments, allocated corporate overhead, guaranty fees or management fees to Parent or any of its Affiliates (other than Borrower and its Subsidiaries) and (vi) any payment in the nature of a loan from Borrower or any of its Subsidiaries to Parent or any of Parent's Subsidiaries (other than Borrower and its Subsidiaries).

                  "Revolving Credit Availability" shall mean, as at any particular date of determination, the amount by which the Commitments exceed the total Revolving Credit Exposures.

                  "Revolving Credit Exposure" shall mean, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender's Revolving Loans and its LC Exposure at such time.

                  "Revolving Credit Facility" shall mean the revolving credit facility established for Revolving Loans and Letters of Credit pursuant to
Article II.

                  "Revolving Loan" shall have the meaning ascribed to such term in Section 2.01(a).

                  "Secretary" shall mean the United States of America, represented by the Secretary of Transportation, acting by and through the Maritime Administrator.

                  "Secretary's Note" shall mean the Promissory Note to United States of America dated August 24, 1995, made by GAQSC to the Secretary in the original principal amount of $60,589,000.

                  "Securities" shall mean any stock, shares, voting trust certificates, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities", or any certificates of interest, shares, or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire any of the foregoing, but shall not include any evidence of the Obligations.

                  "Securities Act" shall mean the Securities Act of 1933, as amended to the date hereof and from time to time hereafter, and any successor statute.

                  "Securities Exchange Act" shall mean the Securities Exchange Act of 1934, as amended to the date hereof and from time to time hereafter, and any successor statute.

                  "Security Agreement" shall mean that certain Security Agreement executed by the Borrower in favor of the Agent for the benefit of itself and the Holders of Secured Obligations of even date herewith, as the same may be amended, restated, supplemented or otherwise modified from time to time.

                  "Set Aside Amount" shall mean, in respect of any insurance settlement or condemnation award which does not in the aggregate exceed $5,000,000 received by the Borrower or any Subsidiary of Borrower, the portion thereof, if any, (a) (i) set aside by the Borrower or the applicable Subsidiary for the replacement or repair of any lost, destroyed or damaged assets, equipment or other property that were the subject of an insurable loss, destruction or damage and for which an insurance settlement was made or (ii) set aside by the Borrower or the applicable Subsidiary for the replacement of any real property that was the subject of a taking and in respect of which a condemnation award was made and
(b) used within 6 months of the receipt of any such condemnation award or insurance proceeds related to such loss, destruction or damage or such taking, as applicable.

                  "Ship Mortgages" shall mean the preferred ship mortgages of even date herewith covering the Delta Queen, the Mississippi Queen and the Columbia Queen, executed by the Borrower or a Subsidiary of the Borrower, as applicable, in favor of the Agent as trustee for the benefit of itself and the Holders of Secured Obligations, as the same may be amended, supplemented or otherwise modified from time to time.

                  "Solvent" shall mean, when used with respect to any Person, that at the time of determination:

                  (i) the fair value of its assets (both at fair valuation and at present fair saleable value) is equal to or in excess of the total amount of its liabilities, including, without limitation, contingent liabilities; and

                  (ii) it is then able and expects to be able to pay its debts as they mature; and

                  (iii) it has capital sufficient to carry on its business as conducted and as proposed to be conducted.

With respect to contingent liabilities (such as litigation, guarantees and pension plan liabilities), such liabilities shall be computed at the amount which, in light of all the facts and circumstances existing at the time, represent the amount which can reasonably be expected to become an actual or matured liability.

                  "Statutory Reserve Rate" shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum applicable reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board and any other banking authority to which the Agent or any Lender is subject (a) with respect to the Base CD Rate, for new negotiable nonpersonal time deposits in dollars of over $100,000 with maturities approximately equal to three months and
(b) with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D). Such reserve percentages shall include those imposed pursuant to Regulation D. Eurodollar Rate Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

                  "Subsidiary" of a Person shall mean (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any company, partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership or membership interests having ordinary voting power of which shall at the time be so owned or controlled.

                  "Subsidiary Guaranties" shall mean each guaranty executed by each of the Borrower Subsidiaries (other than GAQSC, DQCV, Cape Cod Light, L.L.C., Cape May Light, L.L.C. and, upon consummation of the MARAD Financing for the Columbia Queen, GPCL) in favor of the Agent, for the benefit of itself and the Holders of Secured Obligations, as the same may be amended, restated, supplemented or otherwise modified from time to time.

                  "Subsidiary Security Agreements" shall mean each security agreement executed by each of the Subsidiaries (other than GAQSC, DQCV, Cape Cod Light, L.L.C., Cape May Light, L.L.C. and, upon consummation of the MARAD Financing for the Columbia Queen, GPCL) of the Borrower in favor of the Agent, for the benefit of itself and the Holders of Secured Obligations as the same may be amended, restated, supplemented or otherwise modified from time to time.

                  "Taxes" shall have the meaning ascribed to such term in
Section 2.10(a).

                  "Termination Date" shall mean the earlier of (a) September 13, 2001 and (b) the date of termination of the Commitments pursuant to Section 2.02(d) or Section 9.02(a).

                  "Termination Event" shall mean (i) a Reportable Event with respect to any Benefit Plan; (ii) the withdrawal of Borrower or any ERISA Affiliate from a Benefit Plan during a plan year in which Borrower or such ERISA Affiliate was a "substantial employer" as defined in Section 4001(a)(2) of ERISA; (iii) the imposition of an obligation on Borrower or any ERISA Affiliate under Section 4041 of ERISA to provide affected parties written notice of intent to terminate a Benefit Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the institution by the PBGC of proceedings to terminate a Benefit Plan; (v) any event or condition which might constitute grounds under
Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan; or (vi) the partial or complete withdrawal of Borrower or any ERISA Affiliate from a Multiemployer Plan if such withdrawal would result in the imposition of withdrawal liability under Section 4219 of ERISA.

                  "Three-Month Secondary CD Rate" shall mean, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day is not a Business Day, the next preceding Business Day) by the Federal Reserve Board through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Federal Reserve Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day) or, if such rate is not so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 a.m., New York City time, on such day (or, if such day is not a Business Day, on the next preceding Business Day) by the Agent from three negotiable certificate of deposit dealers of recognized standing selected by it.

                  "Transaction Costs" shall mean the fees, costs and expenses payable by the Borrower or any of its Subsidiaries pursuant hereto or in connection herewith or in respect hereof or of the other Loan Documents.

                  "Transaction Documents" shall mean the Loan Documents and the Contribution Agreement.

                  "Type" when used in respect of any Loan or Borrowing, shall refer to the rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined.

                  "Wholly-Owned Subsidiary" of a Person shall mean any subsidiary of such Person 100% of the capital stock of each class of such Subsidiary, in the case of a corporation, or 100% of the membership or other equity interests of such Subsidiary, in the case of a limited liability company, in each case at the time as of which any determination is being made, is owned and controlled, beneficially and of record, by such Person, or by one or more other Wholly-Owned Subsidiaries, or both.

                  "Zell Group" shall mean Samuel Zell or any of his affiliates (as such term is defined in Rule 12b-2 of the Securities Exchange Act) or associates (as such term is defined in Rule 12b-2 of the Securities Exchange
Act).

                  1.02. Computation of Time Periods. In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding". Periods of days referred to in this Agreement shall be counted in calendar days unless Business Days are expressly prescribed.

                  1.03. Accounting Terms. For purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with Agreement Accounting Principles.

                  1.04. Other Definitional Provisions. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein),
(b) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (c) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this

Agreement and (d) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

                                   ARTICLE II

                 Amounts and Terms of Revolving Credit Facility

                  2.01. The Revolving Loans.


                  (a) Revolving Credit Availability. Subject to the terms and conditions set forth in this Agreement, each Lender hereby severally and not jointly agrees to make revolving loans, in Dollars (each individually, a "Revolving Loan" and, collectively, the "Revolving Loans") to Borrower from time to time during the period from the Effective Date to the Business Day immediately preceding the Termination Date, in an amount which shall not exceed such Lender's Pro Rata Share of the Revolving Credit Availability at such time.

                  (b) Several Commitments. All Revolving Loans comprising the same Borrowing under this Agreement shall be made by the Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any failure by any other Lender to perform its obligation to make a Revolving Loan hereunder and that the Commitment of any Lender shall not be increased or decreased without the prior written consent of such Lender as a result of the failure by any other Lender to perform its obligation to make a Revolving Loan. The failure of any Lender to make available to the Agent its Pro Rata Share of any Borrowing shall not relieve any other Lender of its obligation hereunder to make available to the Agent such other Lender's Pro Rata Share of such Borrowing on the date such funds are to be made available pursuant to the terms of this Agreement.

                  (c) Repayments and Prepayments. Loans may be voluntarily repaid at any time, shall be mandatorily prepaid pursuant to Section 2.05 and, subject to the provisions of this Agreement, any amounts voluntarily repaid in respect of Revolving Loans may be reborrowed, up to the amount available under
Section 2.01 at the time of such Borrowing, until the Business Day immediately preceding the Termination Date. The Borrower hereby unconditionally promises to pay to the Agent for the account of the Lenders the then unpaid principal amount of each Revolving Loan and all other outstanding Obligations on the Maturity Date.

                  (d) Minimum Amounts. Loans made on any Funding Date shall be in integral multiples of $100,000 and in the aggregate minimum amount of $500,000, in the case of Loans constituting Base Rate Loans, and in integral multiples of $500,000 and in the aggregate minimum amount of $1,500,000, in the case of Loans constituting Eurodollar Rate Loans; provided that a Borrowing of Base Rate Loans may be in an aggregate amount that is equal to the entire unused balance of the Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.04(e).

                  2.02. Loan Facility Mechanics.


                  (a) Notice of Borrowing. Whenever Borrower desires to borrow under Section 2.01(a), Borrower shall deliver to the Agent a Notice of Borrowing no later than 11:00 a.m. (New York City time) (i) on the proposed Funding Date, in the case of a Borrowing of Base Rate Loans, and (ii) at least three (3) Business Days in advance of the proposed Funding Date, in the case of a Borrowing of Eurodollar Rate Loans. The Notice of Borrowing shall specify (A) the Funding Date (which shall be a Business Day) in respect of the Revolving Loan, (B) the amount of the proposed Borrowing, (C) whether the proposed Borrowing will be of Base Rate Loans or Eurodollar Rate Loans, (D) in the case of Eurodollar Rate Loans, the requested Interest Period, and (E) the Borrower's account to which funds are to be disbursed. In lieu of delivering the above-described Notice of Borrowing, and only with the consent of the Agent in its sole discretion at such time, Borrower may give the Agent telephonic notice of any proposed Borrowing by the time required under this Section 2.02(a); provided that, in the event the Agent so consents, such notice shall be confirmed in writing by delivery to the Agent promptly (but in no event later than 2:00 p.m. (New York City time) on the Funding Date of the requested Loan) of a Notice of Borrowing. Any Notice of Borrowing (or telephonic notice in lieu thereof) pursuant to this Section 2.02(a) shall be irrevocable.

                  (b) Making of Loans. Promptly after receipt of a Notice of Borrowing under Section 2.02(a) (or telephonic notice in lieu thereof if the Agent consents to such telephonic notice), the Agent shall notify each Lender by telex or telecopy or other similar form of teletransmission, of the proposed Borrowing. Each Lender shall make the amount of its Revolving Loan available to the Agent in Dollars and in immediately available funds, not later than 2:00 p.m. (New York City time) on the Funding Date. After the Agent's receipt of the proceeds of such Revolving Loans, the Agent shall (unless it has not received the Notice of Borrowing in satisfaction of the requirements of Section 2.02(a) or has been notified in writing that any of the conditions precedent set forth in Section 3.02(a) have not been satisfied) make the proceeds of such Revolving Loans available to Borrower on such Funding Date and shall disburse such funds in Dollars and in immediately available funds to the account of Borrower designated in the Notice of Borrowing; provided that a Borrowing of Base Rate Loans made to finance the reimbursement of an LC Disbursement as contemplated by
Section 2.04(e) shall be remitted by the Agent to the Issuing Bank.

                  (c) Failure to Fund by Lender. Unless the Agent shall have been notified by any Lender prior to any Funding Date in respect of any Borrowing of Revolving Loans that such Lender does not intend to make available to the Agent such Lender's Revolving Loan on such Funding Date, the Agent may assume that such Lender has made such amount available to the Agent on such Funding Date and the Agent in its sole discretion may, but shall not be obligated to, make available to Borrower a corresponding amount on such Funding Date. If such corresponding amount is not in fact made available to the Agent by such Lender on or prior to 2:00 p.m. (New York City time) on a Funding Date, such Lender agrees to pay, and Borrower agrees to repay, to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to Borrower until the date such amount is paid or repaid to the Agent, at (i) in the case of such Lender, the Federal

Funds Effective Rate for the first three (3) Business Days and thereafter at the Alternate Base Rate, and (ii) in the case of Borrower, the interest rate which would be applicable at the time to a Borrowing of Base Rate Loans. If such Lender shall pay to the Agent such corresponding amount, such amount so paid shall constitute such Lender's Revolving Loan, and if both such Lender and Borrower shall have paid and repaid, respectively, such corresponding amount, the Agent shall promptly pay over to Borrower such corresponding amount in same day funds, but Borrower shall remain obligated for all interest thereon. Nothing in this Section 2.02(c) shall be deemed to relieve any Lender of its obligation hereunder to make its Revolving Loan on any Funding Date.

                  (d) Voluntary Reduction of Commitments. Borrower shall have the right, at any time and from time to time, (i) to terminate the Commitments in whole, without premium or penalty, if no Revolving Loans or Letters of Credit are then outstanding, no Revolving Loans have been requested but not yet advanced and no Letters of Credit have been requested but not yet issued, or
(ii) subject to the second to last sentence of this Section 2.02(d), permanently to reduce in part, without premium or penalty, the Commitments up to the amount by which the Commitments exceed the sum of (A) the total Revolving Credit Exposures, (B) the aggregate principal amount of all Revolving Loans requested hereunder but not yet advanced and (C) the aggregate face amount of all Letters of Credit requested hereunder but not yet issued. Borrower shall give not fewer than five (5) Business Days' prior written notice to the Agent designating the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction. Promptly after receipt of a notice of such termination or reduction, the Agent shall notify each Lender of the proposed termination or reduction. Such termination or partial reduction of the Commitments shall be effective on the date specified in the Borrower's notice and shall reduce the Commitment of each Lender proportionately in accordance with its Pro Rata Share. Any such partial reduction of the Commitments shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount. Any notice of reduction or termination pursuant to this Section 2.02(d) shall be irrevocable.

                  (e) Notes. The Borrower shall execute and deliver to each Lender (or to the Agent on behalf of each Lender) on or before the Effective Date a revolving loan note substantially in the form of Exhibit 5 to evidence the aggregate amount of that Lender's Loans and with other appropriate insertions. The Note delivered to each Lender shall be dated the Effective Date and shall be stated to mature on the Maturity Date. Each Lender is hereby authorized to, and prior to any transfer of the Note issued to it each Lender shall, endorse the date and amount of the Loans made by such Lender, as applicable, and each payment or prepayment of principal of the Loans evidenced thereby on the schedule annexed to and constituting a part of such Note, which endorsement shall constitute prima facie evidence, absent manifest error, of the accuracy of the information so endorsed, provided that failure by any such Lender to make such endorsement shall not affect the obligations of the Borrower hereunder or under such Note. In lieu of endorsing such schedule as hereinabove provided, prior to any transfer of a Note, each Lender is hereby authorized, at its option, to record such Loans and such payments or prepayments in its books and records, such books and records constituting prima facie evidence, absent manifest error, of the accuracy of the information contained therein;

provided, however, that if the Loan Account differs from the information endorsed by a Lender on such Lender's Note, the Loan Account, absent manifest error, shall govern.

                  2.03. Interest on the Loans.


                  (a) Rate of Interest. All Loans shall bear interest on the unpaid principal amount thereof from the date made until paid in full at a fluctuating rate determined from time to time by reference to the Alternate Base Rate or the Adjusted LIBO Rate. The applicable basis for determining the rate of interest shall be selected by Borrower at the time a Notice of Borrowing is given by the Borrower pursuant to Section 2.02(a) or at the time a Notice of Conversion/Continuation is delivered by Borrower pursuant to Section 2.03(c); provided, however, that Borrower may not select the Adjusted LIBO Rate as the applicable basis for determining the rate of interest on a Loan (1) if at the time of such selection a Potential Event of Default or Event of Default exists or (2) if such a selection would be otherwise prohibited by the terms of this Agreement. If the Borrower fails to deliver a Notice of Conversion/Continuation to the Agent in accordance with the terms of this Agreement specifying the basis for determining the rate of interest for all or any portion of any Eurodollar Rate Loans then having the same Interest Period, then such Loans, or the portion thereof for which no Notice of Conversion/Continuation shall have been delivered, shall be automatically converted to Base Rate Loans on the last day of such Interest Period. Loans shall bear interest, subject to Section 2.03(d), at the following rates:

                  (i) if a Base Rate Loan, then at a rate per annum equal to the sum of (A) the Applicable Base Rate Margin and (B) the Alternate Base Rate as in effect from time to time as interest accrues; and

                  (ii) if a Eurodollar Rate Loan, then at a rate per annum equal to the sum of (A) the Applicable Eurodollar Rate Margin and (B) the Adjusted LIBO Rate determined for the applicable Interest Period.

                  (b) Interest Payments. Subject to Section 2.03(d), (i) interest accrued on each Base Rate Loan shall be payable in arrears (A) on the last calendar day of each calendar quarter occurring after the Effective Date,
(B) upon the prepayment in full of the Loans and the termination of all Commitments under this Agreement, (C) upon the date any principal of the Loan is due, with respect to the principal amount then due and (D) on the Maturity Date, and (ii) interest accrued on each Eurodollar Rate Loan shall be payable in arrears (A) on each Interest Payment Date applicable to such Eurodollar Rate Loan, (B) upon the prepayment in full of the Loans and the termination of all Commitments under this Agreement, (C) upon the prepayment thereof upon the date any principal of the Loan is due, with respect to the principal then due and (D) on the Maturity Date.

                  (c) Conversion or Continuation.


                  (i) Subject to the provisions of Sections 2.08 and 2.09, Borrower shall have the option (A) to convert at any time all or any part of outstanding Base Rate Loans which, in the aggregate, equal or exceed $1,500,000 from Base Rate Loans to Eurodollar Rate Loans; or (B) to convert all or any part of outstanding Eurodollar Rate Loans which, in the aggregate, equal or exceed $1,000,000 from Eurodollar Rate Loans to Base Rate Loans on the expiration date of any Interest Period applicable thereto or upon the payment of compensation payable pursuant to Section 2.09(d); or (C) upon the expiration of any Interest Period applicable to any Eurodollar Rate Loans having the same Interest Period, to continue all or any portion of such Loans equal to or in excess of $1,500,000 as Eurodollar Rate Loans, and the succeeding Interest Period of such continued Loans shall commence on the expiration date of the Interest Period applicable thereto; provided that no outstanding Loan may be continued as, or be converted into, a Eurodollar Rate Loan if any Potential Event of Default or Event of Default exists or if such a continuation or conversion would otherwise be prohibited by the terms of this Agreement. Any conversion or continuation of Loans pursuant to this
         Section 2.03(c) shall apply to the applicable Loans of the Lenders on a pro rata basis.

                  (ii) In the event Borrower shall elect to convert or continue a Loan under this Section 2.03(c), Borrower shall deliver a Notice of Conversion/Continuation to the Agent no later than 11:00 a.m. (New York City time) (A) at least one (1) Business Day in advance of the proposed conversion date in the case of a conversion to a Base Rate Loan and (B) at least three (3) Business Days in advance of the proposed conversion or continuation date in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan. A Notice of Conversion/Continuation shall specify (1) the proposed conversion or continuation date (which shall be a Business Day), (2) the amount of the Loan to be converted or continued, (3) the nature of the proposed conversion or continuation, and (4) in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan, the requested Interest Period. If no Interest Period is specified in any such Notice of Conversion/Continuation with respect to a Eurodollar Rate Loan, the Borrower shall be deemed to have selected an Interest Period of one month's duration. In lieu of delivering the above-described Notice of Conversion/Continuation, Borrower may give the Agent telephonic notice of any proposed conversion or continuation by the time required under this Section 2.03(c); provided that such notice shall be confirmed in writing by delivery to the Agent promptly (but in no event later than 11:00 a.m. (New York City time) on the proposed conversion or continuation date) of a Notice of Conversion/Continuation. Promptly after receipt of a Notice of Conversion/Continuation under this Section 2.03(c) (or telephonic notice in lieu thereof), the Agent shall notify each Lender by telex, telecopy, telephone or other similar form of transmission, of the proposed conversion or continuation.

                  (iii) Any Notice of Conversion/Continuation for conversion to, or continuation of, a Loan (or telephonic notice in lieu thereof) shall be irrevocable and the Borrower shall be bound to convert or continue in accordance therewith.

                  (d) Default Interest. Notwithstanding the rates of interest specified in Section 2.03(a) and the payment dates specified in Section 2.03(b),
(i) from and after the occurrence of a payment default constituting an Event of Default under Section 9.01(a), until the past-due amount is paid, such amount not paid when due shall bear interest payable upon demand at a rate per annum equal to the sum of (A) two percent (2.0%) and (B) the interest rate otherwise in effect from time to time (the "Default Rate"), and (ii) (x) from and after the occurrence of any Event of Default described in Section 9.01(f) or 9.01(g) with respect to the Borrower and
(y) from and after the occurrence of any other Event of Default set forth in a notice from the Agent or Requisite Lenders to the Borrower, and for so long thereafter as such Event of Default is continuing, the principal balance of all Loans and other Agreement Obligations then outstanding (including, without limitation, all amounts due and payable pursuant to Section 9.02(a)) and, to the extent permitted by applicable law, any interest payments on the Loans not paid when due, shall bear interest payable upon demand at the Default Rate.

                  (e) Applicable Margins; Computation of Interest.


                  (i) The Applicable Base Rate Margin shall be 0.50% per annum, and the Applicable Eurodollar Rate Margin shall be 1.50% per annum; provided, however, that for each day on which the aggregate amount of the Lenders' Revolving Credit Exposures on such day exceeds 50% of the aggregate amount of the Lenders' Commitments on such day (or, on and after the Termination Date, the aggregate amount of Lenders' Commitments immediately prior to the Termination Date), the Applicable Base Rate Margin shall be 0.75% per annum, and the Applicable Eurodollar Rate Margin shall be 1.75% per annum.

                  (ii) Interest on all Agreement Obligations (other than those on which the interest rate is determined by reference to the Prime
         Rate) shall be computed on the basis of the actual number of days elapsed in the period during which interest accrues and a year of 360 days. Interest on all Agreement Obligations with respect to which the interest rate is determined by reference to the Prime Rate shall be computed on the basis of the actual number of days elapsed in the period during which interest accrues and a year of 365 or 366 days, as applicable. In computing interest on any Loan, the date of the making of the Loan or the first day of an Interest Period, as the case may be, shall be included and the date of payment or the expiration date of an Interest Period, as the case may be, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one (1) day's interest shall be paid on that Loan.

                  2.04. Letters of Credit.


                  (a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account, in a form reasonably acceptable to the Agent and the Issuing Bank, at any time and from time to time during the period from the Effective Date until the date that is thirty days prior to the Termination Date. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

                  (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, the date of issuance, amendment, renewal or extension, the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank's standard form in connection with any request for a Letter of Credit, with such modifications as may be necessary to ensure that such application imposes no additional material burdens or obligations on the Borrower and provides no additional material rights, remedies or benefits (including exculpations) to the Issuing Bank not otherwise provided in this Agreement. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $5,000,000 and (ii) the total Revolving Credit Exposures shall not exceed the total Commitments.

                  (c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the date that is five Business Days prior to the Maturity Date.

                  (d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender's Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Agent, for the account of the Issuing Bank, such Lender's Pro Rata Share of (i) each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, (ii) each LC Disbursement made by the Issuing Bank on or after the Termination Date and (iii) any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of an Event of Default or Potential Event of Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

                  (e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, (A) in the case of any LC Disbursement made prior to the Termination Date, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.02 that such payment be financed with a Borrowing of Base Rate Loans in the amount of such LC Disbursement and, to the extent so financed, the Borrower's obligation to reimburse the Issuing Bank for such LC Disbursement shall be discharged and replaced by the resulting Borrowing and (B) in the case of any LC Disbursement made on or after the Termination Date, the Borrower shall reimburse such LC Disbursement on the Maturity Date. If the Borrower fails to make such payment when due or if such LC Disbursement is made on or after the Termination Date, the Agent shall notify each Lender of the applicable LC Disbursement, the payment then due or due on the Maturity Date, as applicable, from the Borrower in respect thereof and such Lender's Pro Rata Share thereof. Promptly following receipt of such notice, each Lender shall pay to the Agent its Pro Rata Share of the payment then due or due on the Maturity Date, as applicable, from the Borrower, in the same manner as provided in Section 2.02 with respect to Loans made by such Lender (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Agent of any payment from the Borrower pursuant to this paragraph (including the proceeds of any such Base Rate Loans), the Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of Base Rate Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

                  (f) Obligations Absolute. The Borrower's obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower's obligations hereunder. Neither the Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that nothing in this paragraph (f) shall be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by (x) the Issuing Bank's grossly negligent or willful failure to pay under a Letter of Credit against presentation of a draft and other documents that strictly comply with the terms of such Letter of Credit or (y) the Issuing Bank's failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

                  (g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

                  (h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Base Rate Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.03(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

                  (i) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Agent, the replaced Issuing Bank and the successor Issuing Bank. The Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.04(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term "Issuing Bank" shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

                  (j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Agent or the Requisite Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Agent, in the name of the Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (f) or
(g) of Section 9.01. Such deposit shall be held by the Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Agent and at the Borrower's risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

                  2.05. Fees.

                  (a) Commitment Fee. The Borrower shall pay to the Agent, for the account of the Lenders in accordance with their respective Pro Rata Shares, a fee (the "Commitment Fee"), accruing at the rate of 0.50% per annum on the average daily amount by which the Commitments exceed the total Revolving Credit Exposures for the period commencing on the Effective Date and ending on the Termination Date, such Commitment Fee being payable quarterly, in arrears, on the last calendar day of each calendar quarter occurring after the Effective Date and on the Termination Date.

                  (b) Letter of Credit Fees. The Borrower agrees to pay (i) to the Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at a per annum rate equal to the Applicable Eurodollar Rate Margin in effect from time to time on the average daily amount of such Lender's LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender's Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.25% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank's standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that (x) from and after the occurrence of any Event of Default described in Section 9.01(f) or 9.01(g) with respect to the Borrower and
(y) from and after the occurrence of any other Event of Default set forth in a notice from the Agent or Requisite Lenders to the Borrower, and for so long thereafter as such Event of Default is continuing, the participation fees shall accrue at a rate per annum equal to the sum of (A) two percent (2.0%) and (B) the Applicable Eurodollar Rate Margin in effect from time to time, and all of the foregoing fees shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand.

                  (c) Payment of Fees. The fees described in this Section 2.05 represent compensation for services rendered and to be rendered separate and apart from the lending of money or the provision of credit and do not constitute compensation for the use, detention or forbearance of money, and the obligation of Borrower to pay each fee described herein shall be in addition to, and not in lieu of, the obligation of Borrower to pay interest, other fees and expenses otherwise described in this Agreement. Fees and expenses shall be payable when due in immediately available funds. All fees and expenses shall be nonrefundable when paid. All fees and expenses specified or referred to in this Agreement or in the letter agreement dated September 1, 2000 among Chase Securities, Inc., The Chase Manhattan Bank and the Borrower (the "Fee Letter") due to the Agent, the Issuing Bank or any Lender, including, without limitation, amounts referred to in this Section 2.05 and in Section 11.03, shall constitute Obligations and shall be secured by all the Collateral. All fees described in this Section 2.05 which are expressed as a per annum charge shall be calculated on the basis of the actual number of days elapsed in a 360-day year.

                  2.06. Prepayments.

                  (a) Borrower shall not at any time prior to the Termination Date cause or permit the total Revolving Credit Exposures to exceed the Commitments. If at any time prior to the Termination Date the total Revolving Credit Exposures exceed the Commitments at such time, Borrower shall, without demand or notice, promptly pay to the Agent such amount as may be necessary to eliminate such excess, which prepayment shall be applied as set forth in Section 2.07(b).

                  (b) (i) In the event and on each occasion after the Effective Date that a Prepayment Event described in clause (ii) of the definition of the term Prepayment Event occurs, the Borrower shall, promptly upon (and in any event not later than the third Business Day next following) the occurrence of such Prepayment Event subject to the provisions of subsection (b)(iii) below, pay to the Agent 100% of the amount of Net Proceeds of such Prepayment Event to the Agent. All such prepayments under this subsection (b)(i) shall be applied as set forth in Section 2.07(b).

                  (ii) In the event and on each occasion after the Effective Date that a Prepayment Event that is an event described in clause (i) of the definition of the term "Prepayment Event" and is not excluded from the definition of such term pursuant to the proviso in such definition (an "Asset Sale Prepayment Event") occurs, the Borrower shall, promptly upon (and in any event not later than the third Business Day next following) receipt by or on behalf of the Borrower or any Subsidiary thereof of the Net Proceeds from such Prepayment Event, pay 100% of the aggregate amount of Net Proceeds of all such Asset Sale Prepayment Events to the Agent, which amount, in the case of any Asset Sale Prepayment Event with respect to the American Queen, the Columbia Queen, the Cape Cod Light or the Cape May Light shall be reduced by any amounts required to be paid in connection with the MARAD Financing. All such prepayments under this subsection (b)(ii) shall be applied as set forth in Section 2.07(b).

                  (iii) In the event that the calculation of the Net Proceeds relating to any Prepayment Event included an estimate for income taxes that was at least $100,000 greater than the income taxes actually payable in respect thereof, the Borrower shall, promptly after determining the amount of income taxes actually payable, pay the amount by which such estimate exceeded the amount of taxes actually payable to the Agent, which prepayment shall be applied as set forth in Section 2.07(b).

(c) Any payment required by this Section 2.06 shall be payable without penalty or premium, except as may be required by Section 2.09(d) with respect to any Eurodollar Rate Loan prepaid as a result thereof.

                  2.07. Payments.

                  (a) Manner and Time of Payment. Except as otherwise expressly set forth herein, all payments of principal of and interest on the Loans and other Agreement Obligations (including without limitation, fees and expenses) payable to the Agent, the Issuing Bank or the Lenders (or any of them) shall be made without setoff, counterclaim, defense, condition or reservation of right, in Dollars and in immediately available funds, delivered to the Agent not later than 11:00 a.m.(New York City time) on the date and at the place due, to such account of the Agent as it may designate, for the account of the Agent, the Issuing Bank or the Lenders as the case may be; and funds received by the Agent after that time and date shall be deemed to have been paid and received by the Agent on the next succeeding Business Day. Payments actually received by the Agent for the account of the Agent, the Issuing Bank or the Lenders or any of them, shall be paid to them promptly after receipt thereof by the Agent.

                  (b) Apportionment of Payments and Prepayments.

                  (i) All payments and prepayments of principal and interest in respect of outstanding Loans and all payments of fees and all other payments in respect of any other Agreement Obligations, shall be allocated among the Issuing Bank and such of the Lenders as are entitled thereto, in proportion to their respective Pro Rata Shares or otherwise as provided herein. Subject to the provisions of Section 2.07(b)(ii), all such payments and prepayments and any other amounts received by the Agent from or for the benefit of the Borrower shall be applied first, to pay principal of and interest on any portion of the Loans which the Agent may have advanced on behalf of any Lender for which the Agent has not then been reimbursed by such Lender or the Borrower, second, to pay principal of and interest on any advance made under Section 11.18 for which the Agent has not then been paid by the Borrower or reimbursed by the Lenders, third, to pay all other Agreement Obligations (other than as those referred to in clauses fourth and fifth) then due and payable, fourth, to pay interest in respect of the Revolving Loans and unreimbursed LC Disbursements then due and payable, and fifth, to pay the principal of the Revolving Loans and unreimbursed LC Disbursements. All principal payments and prepayments in respect of Loans shall be applied first, to the Eurodollar Rate Loans maturing on the date of such payment, second, to repay outstanding Base Rate Loans, and then to repay outstanding Eurodollar Rate Loans with those Eurodollar Rate Loans which have earlier expiring Interest Periods being repaid prior to those which have later expiring Interest Periods.

                  (ii) After the occurrence of an Event of Default and while the same is continuing, the Agent shall, unless otherwise specified at the direction of the Requisite Lenders, which direction shall be consistent with the last sentence of this clause (ii), apply all payments and prepayments in respect of any Obligations and all proceeds of Collateral in the following order:

                          (A) first, to pay interest on and then principal of
                  any portion of the Loans which the Agent may have advanced on behalf of any Lender for which the Agent has not then been reimbursed by such Lender or the Borrower;

                          (B) second, to pay interest on and then principal of
                  any advance made under Section 11.18 for which the Agent has not then been paid by the Borrower or reimbursed by the Lenders;

                          (C) third, to pay Agreement Obligations in respect of
                  any fees, expense reimbursements or indemnities then due to the Agent;

                          (D) fourth, to pay Agreement Obligations in respect of
                  any fees, expense reimbursements or indemnities then due to the Lenders;

                          (E) fifth, to pay interest due in respect of Revolving
                  Loans and unreimbursed LC Disbursements;

                          (F) sixth, to the ratable payment or prepayment of
                  principal outstanding on Loans and unreimbursed LC Disbursements in such order as the Agent may determine in its sole discretion;

                          (G) seventh, to the ratable payment of all other
                  Agreement Obligations; and

                          (H) eighth, to the ratable payment of all Obligations
                  in respect of Eligible Hedging Contracts.

The order of priority set forth in this Section 2.07(b)(ii) and the related provisions of this Agreement are set forth solely to determine the rights and priorities of the Agent, the Issuing Bank, the Lenders and the other Holders of Secured Obligations as among themselves. The order of priority set forth in clauses (D) through (H) of this Section 2.07(b)(ii) may at any time and from time to time be changed by the Requisite Lenders without necessity of notice to or consent of or approval by the Borrower, or any other Person. The order of priority set forth in clauses (A) through (C) of this Section 2.07(b)(ii) may be changed only with the prior written consent of the Agent.

                  (ii) The Agent shall promptly distribute to the Issuing Bank and to each Lender at its primary address set forth on the appropriate signature page hereof or the signature page to the Assignment and Acceptance by which it became a Lender, or at such other address as the Issuing Bank, a Lender or other Holder of Secured Obligations may request in writing, such funds as such Person may be entitled to receive; provided that the Agent shall under no circumstances be bound to inquire into or determine the validity, scope or priority of any interest or entitlement of the Issuing Bank, any Lender or any other Holder of Secured Obligations and may suspend all payments or seek appropriate relief (including, without limitation, instructions from the Requisite Lenders or an action in the nature of interpleader) in the event of any doubt or dispute as to any apportionment or distribution contemplated hereby.

                  (c) Payments on Non-Business Days. Whenever any payment to be made by Borrower hereunder shall be stated to be due on a day which is not a Business Day, payments shall be made on the next succeeding Business Day, unless such Business Day occurs in the succeeding month in which case such payment shall be made on the immediately preceding Business Day, and such extension of time, if any, shall be included in the computation of the payment of interest hereunder and of any of the fees specified in Section 2.05, as the case may be.

                  (d) Agent's Accounting. The Agent shall maintain such accounts, books and records (a "Loan Account") in which it shall record (i) the names and addresses of the Issuing Bank and the Lenders and the respective Commitments of, and principal amount of Loans owing to, each Lender from time to time; (ii) other appropriate debits and credits as provided in this Agreement, including, without limitation, all interest and fees constituting Obligations; and (iii) all payments of such Obligations made by Borrower or for Borrower's account. Each Lender shall maintain in accordance with its usual practices an account or accounts evidencing the indebtedness of Borrower to such Lender resulting from each Loan owing to such Lender from time to time, including the amount of principal and interest payable and paid to such Lender from time to time hereunder. Entries in any Loan Account made in accordance with the Agent's or any Lender's customary accounting practices as in effect from time to time shall constitute prima facie evidence of the matters reflected therein.

                  2.08. Interest Periods. By giving notice as set forth in
Section 2.02(a) or 2.03(c) with respect to a Borrowing of, conversion into or continuation of Loans consisting of Eurodollar Rate Loans, Borrower shall have the option, subject to the other provisions of this Section 2.08 and Section 2.09, to specify an interest period (each an "Interest Period") to apply to the Borrowing described in such notice, which Interest Period shall be either a one
(1), two (2), three (3) or six (6) month period. The determination of Interest Periods shall be subject to the following provisions:

                  (a) In the case of immediately successive Interest Periods, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;

                  (b) If any Interest Period would otherwise expire on a day which is not a Business Day, the Interest Period shall be extended to expire on the next succeeding Business Day; provided that if any such Interest Period would otherwise expire on a day which is not a Business Day and no further Business Day occurs in that calendar month, that Interest Period shall expire on the immediately preceding Business Day;

                  (c) Borrower may not select an Interest Period which terminates later than the Maturity Date; and

                  (d) Without the prior written consent of the Agent, there shall be no more than eight (8) Interest Periods under this Agreement in effect at any one time.

                  2.09. Special Provisions Governing Eurodollar Rate Loans. Notwithstanding other provisions of this Agreement, the following provisions shall govern with respect to Eurodollar Rate Loans as to the matters covered:

                  (a) Determination of Interest Rate. As soon as practicable after 11:00 a.m. (New York City time) on the Interest Rate Determination Date, the Agent shall determine (which determination shall, absent manifest error, be presumptively correct) the interest rate which shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower and to each Lender.

                  (b) Interest Rate Unascertainable, Inadequate or Unfair. If prior to the commencement of any Interest Period for a Borrowing of Eurodollar Rate Loans:

                  (i) the Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

                  (ii) the Agent is advised by the Requisite Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Agent shall forthwith give notice thereof to Borrower and each Lender, whereupon until the Agent has determined that the circumstances giving rise to such suspension no longer exist, (a) the right of Borrower to elect to have Loans bear interest based upon the Adjusted LIBO Rate shall be suspended, and
(b) each outstanding Eurodollar Rate Loan shall be converted into a Base Rate Loan on the last day of the then current Interest Period therefor, notwithstanding any prior election by the Borrower to the contrary.

                  (c) Illegality.


                  (i) In the event that on any date any Lender shall have determined (which determination shall, in the absence of manifest error, be final and conclusive and binding upon all parties) that the making or continuation of any Eurodollar Rate Loan has become unlawful by reason of (i) on or after the date of this Agreement, the adoption of any law, rule or regulation applicable to such Lender, or any change in any law, rule or regulation applicable to such Lender, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or
         (ii) compliance in good faith by such Lender with any request or directive (whether or not having the force of law) made after the date of this Agreement of any such Governmental Authority, then, and in any such event, such Lender shall promptly give notice (by teletransmission or by telephone promptly confirmed in writing) to Borrower and the Agent of that determination and the reasons therefor. Before giving any notice to Borrower or the Agent pursuant to this Section 2.09(c)(i), such Lender shall use reasonable efforts to make, fund and maintain its Eurodollar Rate Loans through another Applicable Lending Office if such change will avoid the need for giving such notice and will not, in the reasonable judgment of such Lender, be disadvantageous to such Lender. The Agent shall promptly forward any such notice it receives to the other Lenders.

                  (ii) Upon the giving of the notice referred to in Section 2.09(c)(i), (A) Borrower's right to request of such Lender and such Lender's obligation to make Eurodollar Rate Loans with respect to any requested Borrowing or to convert Base Rate

         Loans to Eurodollar Rate Loans shall be immediately suspended, and such Lender shall make Loans with respect to such requested Borrowing of Eurodollar Rate Loans as Base Rate Loans, and (B) if such Lender shall have determined that it may not lawfully continue to maintain any of its outstanding Eurodollar Rate Loans to the end of the Interest Period applicable thereto and shall so specify in such notice, the Borrower shall be deemed to have delivered (and is hereby permitted to so deliver) a Notice of Conversion/Continuance solely with respect to such Lender's Eurodollar Rate Loans and such Eurodollar Rate Loans shall be converted as of such date to Base Rate Loans on which interest and principal shall be payable contemporaneously with the related Eurodollar Rate Loans of the other Lenders.

                  (iii) In the event that a Lender determines at any time following its giving of a notice referred to in Section 2.09(c)(i) that the circumstances giving rise to such suspension no longer exist, such Lender shall promptly give notice (by teletransmission or by telephone promptly confirmed in writing) to Borrower and the Agent of that determination, whereupon Borrower's right to request of such Lender and such Lender's obligation to make, or convert Base Rate Loans to, Eurodollar Rate Loans shall be restored. The Agent shall promptly forward any such notice it receives to the other Lenders.

                  (d) Compensation. In addition to such amounts as are required to be paid by Borrower pursuant to Sections 2.03(a), 2.03(d), 2.05 and each other provision of this Agreement requiring payment by Borrower, Borrower shall compensate each Lender, upon demand, for all losses (but not including lost profits or loss of margin), expenses and liabilities (including, without limitation, any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Lender's Eurodollar Rate Loans to the Borrower) which such Lender may sustain (i) if for any reason a Borrowing of, conversion into or continuation of Eurodollar Rate Loans does not occur on a date specified therefor in a Notice of Borrowing or a Notice of Conversion/Continuation or in a telephonic request for borrowing or conversion or continuation or a successive Interest Period does not commence after notice therefor is given pursuant to
Section 2.03(c)(ii), (ii) if any principal payment of any Eurodollar Rate Loan (including, without limitation, any prepayment pursuant to Section 2.06 but excluding any prepayment of any Eurodollar Rate Loan in connection with the replacement of any Lender under clause (i) of Section 2.14) occurs for any reason on a date which is not the last day of the applicable Interest Period,
(iii) as a consequence of any required conversion of a Eurodollar Rate Loan to a Base Rate Loan as a result of any of the events indicated in Section 2.09(c) or
(iv) as a consequence of an acceleration of the Obligations pursuant to Section 9.02(a). Such Lender shall deliver to Borrower, as a condition of Borrower's obligation to compensate such Lender, a written statement as to such losses, expenses and liabilities which statement, in the absence of manifest error, shall be conclusive as to such amounts.

                  (e) Booking of Eurodollar Rate Loans. Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of, any of its branch offices, agencies or the office of an Affiliate of that Lender; provided that no such Lender shall be entitled to receive any greater amount under Section 2.10 or Section 2.11(b) as a result of the transfer of any such Loan than such Lender would be entitled to immediately prior thereto unless (i) such transfer occurred at a time when circumstances giving rise to the claim for such greater amount did not exist and were not reasonably foreseeable by such Lender, or (ii) such claim would have arisen even if such transfer had not occurred.

                  2.10. Taxes.


                  (a) Any and all payments by Borrower hereunder shall be made, in accordance with Section 2.07, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges, or withholdings, and all liabilities with respect thereto including those arising after the date hereof as a result of the adoption of or any change in any law, treaty, rule, regulation, guideline or determination of a Governmental Authority or any change in the interpretation or application thereof by a Governmental Authority but excluding, in the case of each Lender, the Issuing Bank and the Agent, such taxes (including income taxes, franchise taxes and branch profit taxes) as are imposed on or measured by such Lender's, the Issuing Bank's or the Agent's, as the case may be, net income by the United States of America or any Governmental Authority of the jurisdiction under the laws of which such Lender, the Issuing Bank or Agent, as the case may be, is organized, maintains an Applicable Lending Office or is deemed to be engaged in trade or business other than by reason of this Agreement or the transaction contemplated hereby (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings, and liabilities which the Agent, the Issuing Bank or a Lender determines to be applicable to this Agreement, the other Loan Documents, the Commitments, the Loans or the Letters of Credit being hereinafter referred to as "Taxes"). If Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under the other Loan Documents to any Lender, the Issuing Bank or the Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.10) such Lender, the Issuing Bank or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions, and (iii) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. If a withholding tax of the United States of America or any other Governmental Authority shall be or become applicable (y) after the date of this Agreement, to such payments by Borrower made to the Applicable Lending Office or any other office that a Lender may claim as its Applicable Lending Office, or
(z) after such Lender's selection and designation of any other Applicable Lending Office, to such payments made to such other Applicable Lending Office, such Lender shall use reasonable efforts to make, fund and maintain its Loans through another Applicable Lending Office of such Lender in another jurisdiction so as to reduce such Borrower's liability hereunder, if the making, funding or maintenance of such Loans through such other Applicable Lending Office of such Lender does not, in the reasonable judgment of such Lender, otherwise materially adversely affect such Loans, obligations under the Commitments or such Lender.

                  (b) In addition, Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges, or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the other Loan Documents, the Commitments, the Loans or the Letters of Credit (hereinafter referred to as "Other Taxes").

                  (c) Borrower will indemnify each Lender, the Issuing Bank and the Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any Governmental Authority on amounts payable under this Section 2.10) paid by such Lender, the Issuing Bank or the Agent (as the case may be) and, so long as such Lender, the Issuing Bank or the Agent (as the case may be) shall not have unreasonably delayed making such payment, any additional liability (including penalties, interest, and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within thirty (30) days after the date such Lender, the Issuing Bank or the Agent (as the case may be) makes written demand therefor. A certificate as to any such amount payable to any Lender, the Issuing Bank or the Agent under this
Section 2.10 submitted to Borrower and the Agent (if a Lender or the Issuing Bank is so submitting) by such Lender, the Issuing Bank or the Agent shall show in reasonable detail the amount payable and the calculations used to determine such amount and shall, absent manifest error, be final, conclusive and binding upon all parties hereto. With respect to such deduction or withholding for or on account of any Taxes and to confirm that all such Taxes have been paid to the appropriate Governmental Authorities, Borrower shall promptly (and in any event not later than thirty (30) days after receipt) furnish to each Lender, the Issuing Bank and the Agent such certificates, receipts and other documents as may be required (in the reasonable judgment of such Lender, the Issuing Bank or the Agent) to establish any tax credit to which such Lender, the Issuing Bank or the Agent may be entitled, and, to the extent that the Borrower shall have paid, or reimbursed any Lender, the Issuing Bank or the Agent for, any such Taxes, such Lender, the Issuing Bank or the Agent, as applicable, shall promptly refund such amount to the Borrower to the extent that such Lender, the Issuing Bank or the Agent, as applicable, receives a permanent tax benefit as a result of any such credit.

                  (d) Within thirty (30) days after the date of any payment of Taxes or Other Taxes by Borrower, Borrower will furnish to the Agent, at its address referred to in Section 11.08, the original or a certified copy of a receipt evidencing payment thereof.

                  (e) Without prejudice to the survival of any other agreement of Borrower hereunder, the agreements and obligations of Borrower contained in this Section 2.10 shall survive the payment in full of principal and interest hereunder and the termination of this Agreement.

                  (f) Each Lender that is not created or organized under the laws of the United States of America or a political subdivision thereof shall deliver to Borrower and the Agent on or before the Effective Date, or, if later, the date on which such Lender becomes a Lender pursuant to Section 11.02 hereof, a true and accurate certificate executed in duplicate by a duly authorized officer of such Lender, in a form satisfactory to Borrower and the Agent, to the effect that such Lender is entitled to receive payments under this Agreement without deduction or withholding of United States federal income taxes and two properly completed and duly executed copies of IRS

Form W-8BEN or W-8ECI (or a successor form thereto). Each such Lender further agrees to deliver to Borrower and the Agent from time to time a true and accurate certificate executed in duplicate by a duly authorized officer of such Lender substantially in a form satisfactory to Borrower and the Agent, before or promptly upon the occurrence of any event requiring a change in the most recent certificate previously delivered by it to Borrower and the Agent pursuant to this Section 2.10(f). Further, each Lender which delivers a certificate accompanied by Form W-8BEN or W-8ECI of the IRS covenants and agrees to deliver to Borrower and the Agent within fifteen (15) days prior to the last day of the third (3rd) succeeding calendar year, and every third (3rd) anniversary of such date thereafter, on which this Agreement is still in effect, another such certificate and two accurate and complete original signed copies of Form W-8BEN or W-8ECI (or any successor form or forms required under the IRC or the applicable regulations promulgated thereunder). Each such certificate shall certify as to one of the following:

                  (i) that such Lender is capable of receiving payments of interest hereunder without deduction or withholding of United States of America federal income tax or, in the case of a Lender claiming exemption from withholding of any United States federal income taxes under Section 871(h) or 881(c) of the IRC with respect to payments of "portfolio interest", a certificate representing that such Lender is not (i) a "bank" for purposes of Section 881(c) of the IRC, (ii) a ten-percent shareholder of the Borrower (within the meaning of Section 871(h)(3)(B) of the IRC), or (iii) a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the IRC);

                  (ii) that such Lender is not capable of receiving payments of interest hereunder without deduction or withholding of United States of America federal income tax as specified therein but is capable of recovering the full amount of any such deduction or withholding from a source other than the Borrower and will not seek any such recovery from Borrower; or

                  (iii) that, as a result of the adoption of or any change in any law, treaty, rule, regulation, guideline or determination of a Governmental Authority or any change in the interpretation or application thereof by a Governmental Authority after the date such Lender became a party hereto, such Lender is not capable of receiving payments of interest hereunder without deduction or withholding of United States of America federal income tax as specified therein and that it is not capable of recovering the full amount of the same from a source other than the Borrower.

If the form provided by any Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from "Taxes" as defined in Section 2.10(a).

                  Each Lender shall promptly furnish to Borrower and the Agent such additional documents as may be reasonably required by Borrower or the Agent to establish any exemption from or reduction of any Taxes or Other Taxes required to be deducted or withheld and which may be obtained without undue expense to such Lender.

                  (g) For any period with respect to which a Lender has failed to provide Borrower with the appropriate form pursuant to Section 2.10(f) (unless such failure is due to a change in treaty, law or regulation occurring subsequent to the date on which a form originally was required to be provided), such Lender shall not be entitled to indemnification under Section 2.10(c), and Borrower shall not be required to comply with Section 2.10(a), with respect to Taxes imposed by the United States; provided, however, that should a Lender, which is otherwise exempt from or subject to a reduced rate of withholding tax, become subject to Taxes because of its failure to deliver a form required hereunder, Borrower shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes so long as Borrower shall incur no costs or liability as a result thereof.

                  (h) In cases in which the Borrower makes a payment under this Agreement to a U.S. person with knowledge that such U.S. person is acting as an agent for a foreign person, the Borrower will not treat such payment as being made to a U.S. person for purposes of Treas. Reg.ss.1.1441-1(b)(2)(ii) (or a successor provision) without the express written consent of such U.S. person.

                  2.11. Capital Adequacy; Increased Costs.

                  (a) If any Lender or the Issuing Bank determines that (i) the introduction of or any change in any law, order or regulation or in the interpretation or administration of any law, order or regulation by any Governmental Authority charged with the interpretation or administration thereof after the date hereof or (ii) compliance with any guideline or request issued or made after the date hereof from any central bank or other Governmental Authority (whether or not having the force of law) has or would have the effect of reducing the rate of return on the capital of such Lender or the Issuing Bank or any corporation controlling such Lender or the Issuing Bank, as a consequence of or with reference to this Agreement, such Lender's Commitment or its making or maintaining Loans, or the Issuing Bank's issuing or maintaining, or such Lenders participating in, Letters of Credit, below the rate which such Lender or the Issuing Bank or such other corporation could have achieved but for such compliance (taking into account the policies of such Lender or the Issuing Bank or such corporation with regard to capital) by an amount deemed by such Lender or the Issuing Bank, as applicable, to be material, then Borrower shall from time to time, upon demand by such Lender or the Issuing Bank (with a copy of such demand to the Agent), pay to such Lender or the Issuing Bank, as applicable, additional amounts sufficient to compensate such Lender or the Issuing Bank, as applicable, for such reduction, upon receipt by Borrower (with a copy to the Agent) of a certificate as to such amounts, by such Lender or the Issuing Bank, as applicable, setting forth in reasonable detail the basis for, and the calculations used by such Lender or the Issuing Bank, as applicable, in determining, any such amounts. Such certificate, in the absence of manifest error, shall be conclusive and binding for all purposes.

                  (b) In the event that after the date hereof (i) the adoption of or any change in any law, treaty, rule, regulation, guideline or determination of a Governmental Authority or any change in the interpretation or application thereof by a Governmental Authority, or (ii) compliance by any Lender or the Issuing Bank with any request or directive (whether or not having the force of law and whether or not the failure to comply therewith would be unlawful) from any central bank or other Governmental Authority or quasi-governmental authority exercising jurisdiction, power or control over banks or financial institutions generally, does impose, modify, or hold applicable, in the determination of a Lender, any reserve, special deposit, compulsory loan, FDIC insurance, capital allocation or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, commitments made, letters of credit issued or participated in, or other credit extended by, or any other acquisition of funds by, a Lender or any Applicable Lending Office of such Lender (except with respect to Base Rate Loans, so long as the Alternate Base Rate in effect at the time is determined by reference to the Prime Rate) or the Issuing Bank which is not otherwise taken into account in the calculation of the Adjusted LIBO Rate or the Alternate Base Rate, and the result of any of the foregoing is to increase the cost to such Lender or the Issuing Bank of making, renewing or maintaining the Loans or its Commitment or issuing, maintaining or participating in any Letter of Credit or to reduce any amount receivable hereunder or thereunder; then, in any such case, Borrower shall upon written notice from and demand by that Lender or the Issuing Bank pay to such Lender or the Issuing Bank, as applicable, within fifteen (15) Business Days of the date specified in such notice and demand, such amount or amounts (based upon a reasonable allocation thereof by such Lender or the Issuing Bank, as applicable, to the financing transactions contemplated by this Agreement and affected by this Section 2.11(b)) as may be necessary to compensate that Lender or the Issuing Bank, as applicable, for any such additional cost incurred or reduced amount received. Such Lender or the Issuing Bank, as applicable, shall deliver to the Borrower with any such notice and demand a certificate setting forth in reasonable detail the basis for, and the calculations used by such Lender or the Issuing Bank, as applicable, in determining, the costs or reductions so claimed and the allocation made by such Lender or the Issuing Bank, as applicable, of such costs and reductions. Such certificate, in the absence of manifest error, shall be conclusive and binding for all purposes. If a Lender or the Issuing Bank, as applicable, subsequently recovers from another Person any amount previously paid by Borrower pursuant to this Section 2.11(b), such Lender or the Issuing Bank, as applicable, shall, within thirty (30) days after receipt of such refund and to the extent permitted by applicable law, pay to the Borrower, without interest, the amount of any such recovery.

                  (c) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 2.11 shall not constitute a waiver of such Lender's or the Issuing Bank's right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section 2.11 for any increased costs or reduction incurred more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the circumstances giving rise to such increased costs or reductions and of such Lender's or the Issuing Bank's intention to claim compensation therefor; provided further that, if the change or compliance giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

                  (d) If any Lender requests compensation under this Section 2.11, then such Lender shall use reasonable efforts to designate a different Applicable Lending Office for funding or booking its Loans hereunder, if, in the reasonable judgment of such Lender, such designation (i) would eliminate or reduce amounts payable pursuant to this
Section 2.11 in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.

                  2.12. Use of Proceeds of the Loans and the Letters of Credit. The proceeds of the Loans and the Letters of Credit shall be used for general corporate purposes.

                  2.13. Authorized Officers of Borrower. Borrower shall notify the Agent in writing of the names of the officers and employees authorized to request Loans and Letters of Credit and to request a conversion or continuation of any Loan and shall provide the Agent with a specimen signature of each such officer or employee. The Agent shall be entitled to rely conclusively on such officer's or employee's authority to request such Loan or Letter of Credit or such conversion or continuation until the Agent receives written notice to the contrary. The Agent shall have no duty to verify the authenticity of the signature appearing on any written Notice of Borrowing, notice of request for the issuance of a Letter of Credit or Notice of Conversion/Continuation and, with respect to an oral request for such a Loan or such conversion or continuation, the Agent shall have no duty to verify the identity of any person representing himself as one of the officers or employees authorized to make such request on behalf of Borrower. Neither the Agent nor any Lender shall incur any liability to Borrower in acting upon any telephonic notice referred to above which the Agent believes to have been given by a duly authorized officer or other person authorized to borrow on behalf of Borrower.

                  2.14. Replacement of Certain Lenders. In the event a Lender ("Affected Lender") shall have: (i) failed to fund its Pro Rata Share of any Borrowing requested by the Borrower which such Lender is obligated to fund under the terms of this Agreement and which such failure has not been cured, (ii) has requested compensation from the Borrower under Section 2.10 or 2.11 to recover additional costs incurred by such Lender which are not being incurred generally by the other Lenders, or (iii) delivered a notice pursuant to Section 2.09(c)(i) claiming that such Lender is unable to extend Eurodollar Rate Loans to the Borrower for reasons not generally applicable to the other Lenders, then, in any such case, the Borrower or the Agent may make written demand on such Affected Lender (with a copy to the Agent in the case of a demand by the Borrower and a copy to the Borrower in the case of a demand by the Agent) for the Affected Lender to assign, and such Affected Lender shall assign pursuant to one or more duly executed Assignment and Acceptances five (5) Business Days after the date of such demand, to one or more financial institutions which complies with the provisions of Section 11.02) (and, if selected by the Borrower is reasonably acceptable to the Agent) which the Borrower or the Agent, as the case may be, shall have engaged for such purpose ("Replacement Lender"), all of such Affected Lender's rights and obligations under this Agreement and the other Loan Documents (including, without limitation, its Commitment and Revolving Credit Exposure) in accordance with Section 11.02. Further, with respect to such assignment, the Affected Lender shall have concurrently received, in cash, all amounts due and owing to the Affected Lender hereunder or under any other Loan Document, including, without limitation, the aggregate outstanding principal amount of the Loans and unreimbursed LC Disbursements owed to such Lender, together with accrued interest thereon through the date of such assignment, amounts payable under Sections 2.10 and 2.11, and compensation payable under
Section 2.09(d)
in the event of any replacement of any Affected Lender under clause (ii) or clause (iii) of this Section 2.14; provided, upon such Affected Lender's replacement, such Affected Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.09, 2.10, 2.11, 11.03 and 11.04, as well as to any fees accrued for its account hereunder and not yet paid. Upon the replacement of any Affected Lender pursuant to this Section 2.14, each such Affected Lender shall cease to have any participation in, entitlement to, or other right to share in the security interests and liens of the Agent and the Holders of Secured Obligations in the Collateral except with respect to Eligible Hedging Contracts.

                                  ARTICLE III

                               Conditions to Loans

                  3.01. Conditions Precedent to Effectiveness. The effectiveness of this Agreement, and the obligation of each Lender to make Revolving Loans and of the Issuing Bank to issue Letters of Credit hereunder, shall be subject to the satisfaction of all of the following conditions precedent:

                  (a) Documents. The Agent and the Lenders shall have received on or before the Effective Date (i) this Agreement, the Notes, the other Transaction Documents and all other agreements, documents and instruments described in the List of Closing Documents attached hereto as Exhibit 6 and made a part hereof, each duly executed where appropriate and in form and substance satisfactory to the Agent and the Lenders and (ii) such additional documentation as the Agent or any Lender may reasonably request.

                  (b) No Legal Impediments. No law, regulation, order, judgment or decree of any Governmental Authority shall, and the Agent shall not have received any notice that litigation is pending or threatened which is likely to
(i) enjoin, prohibit or restrain the making of the Loans on the Effective Date or (ii) impose or result in the imposition of a Material Adverse Effect.

                  (c) No Change in Condition. No change in the business, assets, management, operations or financial condition of the Borrower or the Consolidated Borrower Group taken as a whole shall have occurred since December 31, 1999, which change, in the judgment of the Lenders, could reasonably be expected to have a Material Adverse Effect.

                  (d) No Default. No Event of Default or Potential Event of Default shall have occurred and be continuing or would result from the making of the Loans.

                  (e) Representations and Warranties. All of the representations and warranties contained in Section 4.01 and in any of the other Loan Documents shall be true and correct in all material respects on and as of the Effective Date.

                  (f) Payment of Fees and Expenses. On the Effective Date, the Borrower shall have paid to the Agent, for the accounts of the Lenders and the Agent, as applicable, an amount equal to the sum of (i) all fees due and payable on or before the Effective Date (including, without limitation, all fees described in the Fee Letter) and (ii) all expenses due and payable on or before the Effective Date (including the expenses and fees of Sidley & Austin then due and payable).

                  (g) Legal Matters. All legal and regulatory matters shall be satisfactory to the Agent and its counsel and to each Lender and their respective counsel.

                  3.02. Conditions Precedent to all Loans. The obligation of each Lender to make any Revolving Loan on any date, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit on any date, is subject to the following conditions precedent as of such date:

                  (a) Representations and Warranties. All of the representations and warranties of Borrower contained in or repeated pursuant to Section 4.02 and of Borrower or its Subsidiaries contained in any other Loan Document (other than representations and warranties which expressly speak only as of a different date) shall be true and complete in all respects on and as of such date as though made on and as of such date both before and after taking into account the requested Revolving Loan to be made or the requested Letter of Credit to be issued.

                  (b) No Default. No Event of Default or Potential Event of Default shall have occurred and be continuing or would result from the making of the requested Revolving Loan or the issuance of the requested Letter of Credit.

                  (c) No Injunction. No law or regulation shall have been adopted, no order, judgment or decree of any Governmental Authority shall have been issued, and no litigation shall be pending or threatened (other than as a result of any condition described in Section 2.09(d), 2.10 or 2.11), which in the reasonable judgment of the Requisite Lenders, would enjoin, prohibit or restrain any Lender from making the requested Revolving Loan or the Issuing Bank from issuing the requested Letter of Credit or as a result of making any such Loan or issuing any such Letter of Credit impose or result in the imposition of any material adverse condition upon any Lender.

                  (d) No Material Adverse Change. No event shall have occurred after December 31, 1999 which, in the reasonable judgment of the Requisite Lenders, could reasonably be expected to have a Material Adverse Effect.

                  (e) No Forfeiture Proceedings. Neither the Borrower nor any of its Subsidiaries shall have been named as a defendant in a criminal indictment under the Racketeering Influenced and Corrupt Organizations Act or any similar federal or state statute which provides for forfeiture of assets as a potential criminal penalty unless such proceeding shall not be adverse to the interests of the Lenders.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall constitute a representation and warranty by Borrower as of the date thereof that all the conditions contained in this Section 3.02 have been satisfied or waived in writing pursuant to Section 11.07.

                                   ARTICLE IV

                         Representations and Warranties

                  4.01. Representations and Warranties on the Initial Funding Date. To induce each Lender, the Issuing Bank and the Agent to enter into this Agreement and to make the Loans and to issue and participate in Letters of Credit hereunder, the Borrower hereby represents and warrants to each Lender, the Issuing Bank and the Agent that the following statements are true and correct:

                  (a) Organization; Corporate Powers. The Parent, the Borrower and each of their respective Subsidiaries (i) is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) is duly qualified to do business as a foreign corporation or limited liability company and is in good standing under the laws of each jurisdiction in which it owns or leases real property or in which the nature of its business requires it to be so qualified, except those jurisdictions where the failure to be in good standing or to so qualify could not reasonably be expected to have a Material Adverse Effect, and
(iii) has all requisite power and authority to own, operate and encumber its property and assets and to conduct its business as presently conducted and as proposed to be conducted in connection with and following the consummation of the transactions contemplated by the Transaction Documents.

                  (b) Authority.

                  (i) The Parent and the Borrower and each of its Subsidiaries has the requisite power and authority to execute, deliver and perform its obligations under each of the Transaction Documents executed by it, or to be executed by it.

                  (ii) The execution, delivery and performance (or filing or recording, as the case may be) of each of the Transaction Documents to which the Parent or the Borrower or any of its Subsidiaries is a party, and the consummation of the transactions contemplated thereby, have been duly authorized by all necessary corporate or company action on the part of each such Person, the respective boards of directors or managers, as applicable, of each such Person, and, if necessary, the stockholders or members, as applicable, of each such Person, and no other corporate or company proceedings on the part of any such Person are necessary to consummate such transactions.

                  (iii) Each of the Transaction Documents to which the Parent or the Borrower or any of its Subsidiaries is a party has been duly executed and delivered (or filed or recorded, as the case may be) by each such Person and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles), is in full force and effect (unless terminated in accordance with the terms thereof) and no term or condition thereof has been amended, modified or waived from the terms and conditions contained therein without the prior written consent of the Agent and the Requisite Lenders or, where so required, all of the Lenders, and the Parent and the Borrower and each of its Subsidiaries have performed and complied in all material respects with all the material terms, provisions, agreements and conditions set forth therein and required to be performed or complied with by such parties on or before the effective date thereof, and no default by any such party exists thereunder.

                  (c) Subsidiaries. The Borrower has no Subsidiaries other than those described in Schedule 4.01(c) and those, if any, which are permitted by
Section 7.03 to be created or acquired after the Effective Date.

                  (d) No Conflict. The execution, delivery and performance by the Parent and the Borrower and each of its Subsidiaries of each Transaction Document to which it is a party and each of the transactions contemplated thereby do not and will not (i) conflict with any Contractual Obligation of any such Person, any liability resulting from which could reasonably be expected to have a Material Adverse Effect, or (ii) conflict with the documents of organization or governance of any such Person, or (iii) except as set forth on
Schedule 4.01(d), conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under any Requirement of Law or Contractual Obligation of any such Person, or (iv) result in or require the creation or imposition of any Lien whatsoever upon any of the properties or assets of any such Person (other than Liens in favor of the Agent, for the benefit of itself and the Holders of Secured Obligations, arising pursuant to the Loan Documents or Liens permitted pursuant to Section 7.02(b)), or (v) require any approval of stockholders or members of any such Person, unless such approval has been obtained.

                  (e) Governmental Consents. The execution, delivery and performance by the Parent and the Borrower and each of its Subsidiaries of each Transaction Document to which it is a party and the transactions contemplated thereby do not and will not require any registration with, consent or approval of, or notice to, or other action with or by, any Governmental Authority.

                  (f) Governmental Regulation. Neither the Parent nor Borrower nor any of its Subsidiaries is subject to regulation under the Public Utility Holdings Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, the Investment Company Act of 1940 or any other statute or regulation of any Governmental Authority such that its ability to incur indebtedness is limited or its ability to consummate the transactions contemplated hereby or by the other Transaction Documents is materially impaired.

                  (g) Financial Position.

                  (i) As of the Effective Date, all quarterly and annual financial statements of Borrower or of the Consolidated Borrower Group or the Consolidated Parent Group delivered to the Agent were prepared in conformity with Agreement Accounting Principles (except as otherwise noted therein) and fairly present the financial position of

         Borrower or the consolidated financial position of the Consolidated Borrower Group or the Consolidated Parent Group, as the case may be, as at the respective dates thereof and the results of operations and changes in cash flows for each of the periods covered thereby, subject, in the case of any unaudited interim financial statements, to normal year-end adjustments.

                  (ii) All quarterly and annual financial statements of the Borrower or of the Consolidated Borrower Group or the Consolidated Parent Group delivered to the Agent after the Effective Date were prepared in conformity with Agreement Accounting Principles (except as otherwise noted therein) and fairly present the financial position of Borrower or the consolidated financial position of the Consolidated Borrower Group or the Consolidated Parent Group, as the case may be, as at the respective dates thereof and the results of operations and changes in cash flows for each of the periods covered thereby, subject, in the case of any unaudited interim financial statements, to normal year-end adjustments. Except as contemplated in the Transaction Documents, neither the Parent nor the Borrower nor any of their respective Subsidiaries has any material obligations, contingent liabilities or liabilities for taxes, long term leases or material or unusual forward or long term commitments which are not reflected in such financial statements and the notes thereto as at the respective dates thereof.

                  (h) Financial Projections. As of the Effective Date, the financial statement projections for the Consolidated Borrower Group contained in the Confidential Information Memorandum dated August 2000 delivered to the Lenders reflect the Borrower's best estimate of future performance based upon the past operations of its business, current conditions and other information available to the Borrower at the time, and the assumptions and methodology used in such projections were reasonable.

                  (i) Capitalization.

                  (i) As of April 28, 2000, the date of filing of the Parent's most recent proxy statement, Schedule 4.01(i) sets forth the number of shares and the relevant percentages of capital stock held by each shareholder of the Parent that holds in excess of 5% of the Capital Stock of the Parent of which the Borrower has knowledge.

                  (ii) As of the Effective Date, there are outstanding no shares of any class of capital stock and no membership interests of any class (or any securities, instruments, warrants, option or purchase rights, conversion or exchange rights, calls, commitments or claims of any character convertible into or exercisable for capital stock or membership interests) of:

                  (A) Borrower other than capital stock described on Schedule 4.01(i); and

                  (B) any Subsidiary of the Borrower other than (1) the capital stock of DQSB II, Inc., of DQSC Property Co. and of Cruise America Travel, Incorporated held by Borrower, (2) the membership interests in Great River Cruse Line, L.L.C., in Great Ocean Cruise Line, L.L.C, in GAQSC, in GPCL and in DQCV, in each case owned by Borrower and by DQSB II, Inc. and

(3) the membership interests in Cape Cod Light, L.L.C. and in Cape May Light, L.L.C., in each case owned by DQCV and by DQSB II, Inc., and in each case, other than with respect to GAQSC, DQCV, Cape Cod Light, L.L.C., Cape May Light, L.L.C. and, upon consummation of the MARAD Financing with respect to the Columbia Queen, GPCL, pledged to the Agent for the benefit of itself and Holders of Secured Obligations pursuant to the Pledge Agreements.

                  (iii) None of the capital stock or membership interests of any Subsidiary of the Borrower, other than with respect to GAQSC and, upon consummation of the MARAD Financing for the Columbia Queen, the Cape Cod Light and the Cape May Light, GPCL, Cape Cod Light, L.L.C. and Cape May Light, L.L.C., in each case pursuant to the MARAD Financing, is subject to any security, instrument, warrant, option or purchase rights, agreement, conversion or exchange rights, call, commitment or claim of any right, title or interest therein or thereto other than pursuant to the Pledge Agreements. The outstanding capital stock of each Subsidiary of the Borrower that is a corporation is duly authorized, validly issued, fully paid and nonassessable. Neither the Borrower nor any of its Subsidiaries that is a member of any other Subsidiary that is a limited liability company has any further liability to such other Subsidiary for contribution or otherwise in its capacity as such a member.

                  (j) Litigation; Adverse Effects.

                  (i) Except as set forth in Schedule 4.01(j), there is no action, suit, proceeding, investigation of any Governmental Authority or arbitration, at law or in equity, or before or by any Governmental Authority, pending, or, to the best knowledge of Borrower, threatened against the Parent, the Borrower or any of their respective Subsidiaries or any Property of any of them, as to which there is a reasonable possibility of an adverse determination and which if adversely determined could reasonably be expected to have a Material Adverse Effect.

                  (ii) Neither the Parent, the Borrower nor any of their respective Subsidiaries is (A) to the knowledge of Borrower, in violation of any applicable law which violation could reasonably be expected to have a Material Adverse Effect, or (B) subject to or in default with respect to any final judgment, writ, injunction, decree, order, rule or regulation of any court or Governmental Authority which could reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 4.01(j), there is no action, suit, proceeding or investigation pending or, to the knowledge of Borrower, threatened against or affecting the Parent or the Borrower or any of its Subsidiaries (1) which challenges the validity or the enforceability of any of the Transaction Documents, (2) which will or would reasonably be expected to result in any liability in the aggregate in the amount of greater than $1,000,000 with respect to any such Person other than the Parent (in each case net of applicable third-party insurance coverage other than retro-premium insurance that determines retro-premiums solely on the basis of losses of the insured person) or (3) which involves a claim under the Racketeering Influenced and Corrupt Organizations Act or any similar federal or state statute where such Person is a defendant in a criminal indictment that provides for the forfeiture of assets to any Governmental Authority as a potential criminal penalty.

                  (k) No Material Adverse Change. With respect to Borrower or the Consolidated Borrower Group taken as a whole, there has occurred no event since December 31, 1999 which could reasonably be expected to have a Material Adverse Effect.

                  (l) Payment of Taxes. All tax returns and reports of Borrower and its Subsidiaries required to be filed (including extensions), have been timely filed, and all taxes, assessments, fees and other charges of Governmental Authorities thereupon and upon their respective properties, assets, income and franchises which are shown on such returns as being due and payable, have been paid when due and payable, except (i) taxes being contested in good faith by appropriate proceedings and that are reserved against in accordance with Agreement Accounting Principles, (ii) taxes which are not yet delinquent, (iii) taxes which are payable in installments so long as paid before any penalty accrues with respect thereto and (iv) other taxes, assessments, fees and other charges of Governmental Authorities the failure of which to pay could not be reasonably expected to have a Material Adverse Effect in the aggregate and tax returns and reports with respect to taxes that are reserved against in accordance with Agreement Accounting Principles. On the Effective Date, except as set forth in clause (iv) above or on Schedule 4.01(l), and after the Effective Date, except as set forth in clauses (i) through (iv) above or on
Schedule 4.01(l), Borrower has no knowledge of any proposed tax assessment against Borrower or any Borrower Subsidiary. All tax assessments referred to in
Schedule 4.01(l) are being contested in good faith by Borrower or such Subsidiary or a settlement with respect to any such assessment is being negotiated in good faith by such Person and appropriate reserves have been established in accordance with Agreement Accounting Principles.

                  (m) Material Adverse Agreements. Neither the Borrower nor any of its Subsidiaries is a party to or subject to any Contractual Obligation or other restriction contained in its charter or By-laws which could reasonably be expected to have a Material Adverse Effect after giving effect to the consummation of the transactions contemplated in the Transaction Documents or otherwise.

                  (n) Performance. Neither the Borrower nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Contractual Obligation applicable to it under any agreement or instrument the absence or termination of which Contractual Obligations could reasonably be expected to have a Material Adverse Effect, and no condition exists which, with the giving of notice or the lapse of time, or both, would constitute a default under such Contractual Obligation, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

                  (o) Securities Activities. Neither the Parent nor the Borrower nor any of its Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

                  (p) Disclosure. Subject to changes in facts or conditions which are required or permitted under this Agreement, the representations and warranties of the Parent and the Borrower and its Subsidiaries contained in the Transaction Documents, and all certificates and other documents delivered to the Agent in connection therewith, taken as a whole do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

                  (q) Requirements of Law. The Parent and the Borrower and each of its Subsidiaries is in compliance with all Requirements of Law (including, without limitation, the Securities Act and the Securities Exchange Act, the applicable rules and regulations thereunder, and state securities laws) applicable to it and its business, where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

                  (r) Patents, Trademarks, Permits, Etc. The Borrower and each of its Subsidiaries owns, is licensed or otherwise has the lawful right to use, or has all permits and other approvals of Governmental Authorities, patents, trademarks, service marks, trade names, copyrights, technology, know-how and processes used in or necessary for the conduct of its business except to the extent that the absence of which could not reasonably be expected to have Material Adverse Effect. The use of such permits and other approvals of Governmental Authorities, patents, trademarks, service marks, trade names, copyrights, technology, know-how and processes by the Borrower or any of its Subsidiaries does not infringe on the rights of any Person, subject to such claims and infringements the existence of which could not reasonably be expected to have a Material Adverse Effect. The consummation of the transactions contemplated by the Transaction Documents will not impair the ownership of or rights under (or the license or other right to use, as the case may be) any permits and governmental approvals, patents, trademarks, service marks, trade names, copyrights, technology, know-how or processes by the Borrower or any of its Subsidiaries in any manner which could reasonably be expected to have a Material Adverse Effect.

                  (s) Environmental Matters. Except where the failure of which could not reasonably be expected to have a Material Adverse Effect, (i) each of the operations of the Borrower and its Subsidiaries comply in all material respects with all applicable environmental, health and safety Requirements of Law; (ii) the Borrower and each of its Subsidiaries has obtained all environmental, health and safety Permits necessary for its operations, all such Permits are in good standing and the Borrower and each of its Subsidiaries is in compliance with all terms and conditions of such Permits; (iii) (A) neither the Borrower nor any of its Subsidiaries, any of their present Property or operations and (B) to the knowledge of the Borrower, none of the Borrower's nor any of its Subsidiaries' previously owned Property or past operations is subject to any order from or agreement with any Governmental Authority or private party or any judicial or administrative proceeding or investigations respecting any environmental, health or safety Requirements of Law or is the subject of any investigation by any Governmental Authority evaluating the need for Remedial Action to respond to a material Release or threatened Release of a Contaminant into the environment, or is subject to any Remedial Action or other Liabilities and Costs arising from the Release or threatened Release of a Contaminant into the environment; (iv) none of the operations of the Borrower or any of its Subsidiaries is subject to any judicial or administrative proceeding alleging a violation of any environmental, health or safety Requirement of Law; (v) none of the present or, to the knowledge of the Borrower, past operations of the Borrower or its Subsidiaries is the subject of any investigation by any Governmental Authority evaluating whether any Remedial Action is needed to respond to a Release or threatened Release of a Contaminant into the environment; (vi) to the knowledge of the Borrower, no past or present property of the Borrower or any of its Subsidiaries is now or has ever been a storage, treatment or disposal facility for hazardous waste, as those terms are defined under 40 CFR Part 261 or any state equivalent;
(vii) neither the Borrower nor any of its Subsidiaries has filed any notice under any applicable Requirement of Law reporting a Release of a Contaminant into the environment; (viii) there is not now, nor has there ever been, on or in the Property of the Borrower or any of its Subsidiaries: (A) any underground storage tanks or surface impoundments or (B) any polychlorinated biphenyls used in hydraulic oils, electrical transformers or other equipment; (ix) neither the Borrower nor any of its Subsidiaries has received any notice or claim to the effect that it is or might be liable to any Person as a result of the Release or threatened Release of a Contaminant into the environment, or as a result of exposure to asbestos or to any other hazardous substance, which might result in liability in excess of workers compensation; (x) no Environmental Lien has attached to any Property of the Borrower or any of its Subsidiaries; or (xi) within the last eighteen months, the Borrower has inspected its Property and the Property of its Subsidiaries which the Borrower knows contains asbestos containing material or which was acquired during such eighteen-month period and which the Borrower has reason to believe could contain asbestos containing material, and all asbestos containing material, if any, which is on or part of such Property (excluding any raw materials which are used in the manufacture of products or products themselves) is in good repair according to the current standards and practices governing such material, and its presence or condition does not violate any currently applicable or proposed Requirement of Law; and
(xii) none of the products which the Borrower or any of its Subsidiaries manufactures, distributes or sells, or ever has manufactured, distributed or sold, contains asbestos material.

                  (t) ERISA. Neither Borrower nor any ERISA Affiliate maintains or contributes to any Plan other than those listed on Schedule 4.01(t). Each Plan which is intended to be qualified under Section 401(a) of the IRC as currently in effect has been determined by the IRS to be so qualified (or will be submitted to the IRS for a determination as to its qualified status within the applicable remedial amendment period for such Plan), and each trust related to any such Plan has been determined to be exempt from Federal income tax under
Section 501(a) of the IRC as currently in effect. Except as disclosed in
Schedule 4.01(t), neither Borrower nor any ERISA Affiliate maintains or contributes to any employee welfare benefit plan within the meaning of Section 3(1) of ERISA which provides benefits to employees after termination of employment other than as required by Section 601 of ERISA. The Borrower and all of its ERISA Affiliates are in compliance in all material respects with all of the responsibilities, obligations or duties imposed on them by ERISA or regulations promulgated thereunder with respect to all Plans. No Benefit Plan has incurred any accumulated funding deficiency (as defined in Sections 302(a)(2) of ERISA and 412(a) of the IRC) whether or not waived. Neither the Borrower nor any ERISA Affiliate or any fiduciary of any Plan which is not a Multiemployer Plan (i) has engaged in a nonexempt prohibited transaction described in Section 406 of ERISA or 4975 of the IRC which could result in the imposition of a penalty or fine, the payment of which could reasonably be expected to have a Material Adverse Effect, or (ii) has taken or failed to take any action which would constitute or result in a Termination Event that could subject either the

Borrower or an ERISA Affiliate to a material liability to pay money. Except as disclosed on Schedule 4.01(t), neither the Borrower nor any ERISA Affiliate has any potential liability of a material amount under Section 4063, 4064, 4069, 4204 or 4212(c) of ERISA. Neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC which remains outstanding other than the payment of premiums, and there are no premium payments which have become due which are unpaid. Neither Borrower nor any ERISA Affiliate has (i) failed to make a required contribution or payment to a Multiemployer Plan or (ii) made a complete or partial withdrawal under Section 4203 or 4205 of ERISA from a Multiemployer Plan. Neither Borrower nor any ERISA Affiliate has failed to make a required installment or any other required payment under Section 412 of the IRC on or before the due date for such installment or other payment. Neither Borrower nor any ERISA Affiliate is required to provide security to a Benefit Plan under Section 401(a)(29) of the IRC due to a Plan amendment that results in an increase in current liability for the plan year. Neither the Borrower nor any ERISA Affiliate has by reason of the transactions contemplated hereby any obligation to make any payment to any employee pursuant to any Plan or existing contract or arrangement.

                  (u) Solvency. The Borrower, individually, and the Consolidated Borrower Group, considered as one enterprise, are each Solvent after giving effect to the transactions contemplated by this Agreement and the other Transaction Documents and the payment and accrual of all Transaction Costs with respect to any of the foregoing.

                  (v) Assets and Properties. The Borrower and each of its Subsidiaries has good title to all of the assets (tangible and intangible) owned by it, except for imperfections of title (including Liens to the extent permitted under Section 7.02(b)) which in the aggregate could not reasonably be expected to have a Material Adverse Effect; and all such assets are free and clear of all Liens, except as otherwise specifically permitted by the terms and provisions of this Agreement and the other Loan Documents. Other than the New Vessels during any period in which such New Vessels are being purchased, outfitted or constructed or assets or properties damaged or destroyed by casualty or condemnation during the period of any repair or reconstruction, substantially all of the assets and properties owned by, leased to or used by Borrower or any of its Subsidiaries are in good repair, working order and condition, excepting ordinary wear and tear, are free and clear of any known defects except such defects as do not substantially interfere with the continued use thereof in the conduct of normal operations.

                  (w) Joint Venture; Partnership. Except as set forth in
Schedule 4.01(w) or permitted under Section 7.03, neither the Borrower nor any of its Subsidiaries is engaged in any joint venture or partnership with any other Person.

                  (x) Labor Matters. Except as listed on Schedule 4.01(x), there are no collective bargaining agreements, other labor agreements or Multiemployer Plans covering any of the employees of Borrower or any of its Subsidiaries. No attempt to organize the employees of Borrower or any of its Subsidiaries, and no labor disputes, strikes or walkouts affecting the operations of Borrower or any of its Subsidiaries is pending or, to Borrower's knowledge, threatened, planned or contemplated.

                  (y) No Default. No Potential Event of Default or Event of Default exists.

                  (z) Restricted Junior Payments. On or after the Effective Date, neither Borrower nor any Subsidiary of Borrower has directly or indirectly declared, ordered, paid or made or set apart any sum or property for any Restricted Junior Payment or agreed to do so, except to the extent permitted pursuant to Section 7.05.

                  (aa) Advances to Parent. All Investments of the Borrower in the Parent constitute Indebtedness of the Parent extended by the Borrower on open account and none are evidenced by any promissory note or other instrument.

                  4.02. Subsequent Funding Representations and Warranties. To induce each Lender, the Issuing Bank and the Agent to enter into this Agreement and to make the Loans and issue Letters of Credit hereunder, Borrower hereby represents and warrants to each Lender, the Issuing Bank and the Agent that the statements set forth in Section 4.01 (except to the extent that such statements expressly are made only as of the Effective Date or another earlier date) are true, correct and complete in all material respects on and as of the Funding Date in respect of each Borrowing and each issuance of a Letter of Credit after the Effective Date, except that the representations and warranties need not be true and correct to the extent that changes in the facts and conditions on which such representations and warranties are based are required or permitted under this Agreement.

                                   ARTICLE V

                               Reporting Covenants

                  So long as Borrower shall have any outstanding Agreement Obligations or any Lender shall have any Commitment hereunder:

                  5.01. Financial Statements. Borrower shall maintain or cause to be maintained a system of accounting established and administered in accordance with sound business practices and consistent with past practice to permit preparation of financial statements in conformity with GAAP, and, if required by the terms of this Agreement, in conformity with Agreement Accounting Principles, and each of the financial statements described below shall be prepared from such system and records. Borrower shall deliver or cause to be delivered to the Agent and each Lender:

                  (a) Quarterly Reports. As soon as practicable, and in any event within fifty-five (55) days after the end of each of Borrower's first three fiscal quarters of any Fiscal Year, on a consolidated basis for each of the Consolidated Parent Group and the Consolidated Borrower Group, each of the following:

                  (A) a balance sheet as of the end of such fiscal quarter, and as of the end of the previous Fiscal Year;

                  (B) an income statement for such fiscal quarter and for the period from the beginning of the current Fiscal Year to the end of such fiscal quarter, setting forth in each case in comparative form and in reasonable detail the figures for the corresponding periods of the previous Fiscal Year; and

                  (C) a cash flow statement for the period from the beginning of the current Fiscal Year to the end of such fiscal quarter, setting forth in each case in comparative form and in reasonable detail the figures for the corresponding period of the previous Fiscal Year;

together with an Officer's Certificate of the Borrower stating that such financial statements fairly represent the financial condition, results of operations and cash flows of the Persons covered thereby as at the dates and for the periods indicated in accordance with Agreement Accounting Principles, subject to normal year-end adjustments.

                  (b) Annual Reports. As soon as practicable, and in any event within one hundred (100) days after the end of each Fiscal Year, on a consolidated basis for each of the Consolidated Parent Group and the Consolidated Borrower Group, annual financial statements consisting of a balance sheet, income statement and cash flow statement, setting forth in comparative form in each case the consolidated figures for the corresponding periods of the previous Fiscal Year and for the Fiscal Year of the current financial statement, all in reasonable detail, and accompanied by an opinion (unqualified as to scope or going concern and which is not adverse) thereon of the firm of independent certified public accountants of recognized national standing regularly retained by the Parent or the Borrower and acceptable to the Requisite Lenders (it being understood that any of the five largest accounting firms in the United States shall be deemed acceptable), which report shall state that such financial statements present fairly in all material respects the financial position of the Persons covered thereby as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (or, in the event of a change in accounting principles, such accountants' concurrence with such change) and that such firm's audit has been conducted in accordance with generally accepted auditing standards.

                  (c) Budget and Business Plan. Promptly upon completion, but in any event not later than one hundred twenty (120) days after the end of each Fiscal Year (commencing with Fiscal Year 2000), a copy of the operating budget and projections by the Borrower of the income statement, balance sheet and cash flow of the Consolidated Borrower Group, taken as a whole, for the next succeeding Fiscal Year (commencing with Fiscal Year 2000) of the Consolidated Borrower Group, all in form customarily prepared by the Borrower's management, such operating budget and projected financial statements to be accompanied by an Officer's Certificate of Borrower stating that such operating budget and projected financial statements have been prepared on the basis of sound financial planning practice and that such officer has no reason to believe they are incorrect or misleading in any material respect.

                  (d) Compliance Certificate. Together with each delivery of (i) the financial statements pursuant to subsections (a) and (b) above, (A) an Officer's Certificate of Borrower stating that such officer has reviewed the terms of this Agreement and the Loan Documents and has made, or caused to be made under such officer's supervision, a review in reasonable detail of the transactions and condition of Borrower and its Subsidiaries during the accounting period covered by such financial statements, and that such review has not disclosed the existence during or at the end of such accounting period, and that such officer does not have knowledge of the existence, as at the date of the Officer's Certificate, of any condition or event which constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action Borrower or Parent has taken, is taking and proposes to take with respect thereto; and (B) a Compliance Certificate (1) demonstrating in reasonable detail compliance during and at the end of such accounting periods, as applicable, with the provisions set forth in Sections 2.06, 7.01, 7.03 and 7.05 and Article VIII and (2) stating that such financial statements present fairly in all material respects the financial position of each of the Consolidated Parent Group and the Consolidated Borrower Group as at the dates indicated and the results of their operations and changes in their cash flow for the periods indicated in conformity with Agreement Accounting Principles (except as otherwise noted therein) consistently applied and (ii) the financial statements pursuant to subsection (b) above, a written discussion and analysis by the management of the Parent and the Borrower, as applicable, of such financial statements.

                  (e) Accountant's Compliance Certificate. Simultaneously with the delivery of the financial statements referred to in subsection (b) above, a statement of the firm of independent certified public accountants which reported on such financial statements (i) whether anything has come to their attention to cause them to believe that there existed on the date of such statements any Event of Default or Potential Event of Default and (ii) confirming the calculations set forth in the Compliance Certificate delivered simultaneously therewith pursuant to subsection (d) above.

                  (f) Report of Material Events. Promptly upon Borrower obtaining knowledge (A) of any condition or event which constitutes an Event of Default or Potential Event of Default, or (B) of any condition or event which has had or could reasonably be expected to have a Material Adverse Effect, an Officer's Certificate specifying the nature and period of existence of any such condition or event and what action Borrower has taken, is taking and proposes to take with respect thereto.

                  (g) Notice of Claims and Proceedings. (i) Promptly after learning thereof, notice of the institution of, or threat of, any action, suit, proceeding, governmental investigation or arbitration against or affecting Borrower or any of its Subsidiaries (or any Property of such Person) involving claims in an aggregate amount in excess of $5,000,000 or in excess of $1,000,000 with respect to any such Person or any Property of such Person except where the same is fully covered (other than any applicable deductible) by insurance (other than insurance in the nature of retro-premium insurance or other self insurance programs) and of any material adverse change in any existing action, suit, proceeding, governmental investigation or arbitration; and (ii) promptly upon learning thereof, notice of any investigation or proceeding before or by any Governmental Authority, the effect of which might limit, prohibit or restrict materially the manner in which Borrower or any of its Subsidiaries currently conducts its business or to declare any substance contained in the products manufactured or distributed by it to be dangerous, if such declaration has had or could reasonably be expected to have a Material Adverse Effect.

                  (h) ERISA Matters.


                  (i) As soon as possible, and in any event within thirty (30) Business Days after Borrower or any ERISA Affiliate knows or has reason to know that a Termination Event has occurred, a written statement of the chief financial officer of Borrower describing such Termination Event and the action, if any, which Borrower or such ERISA Affiliate has taken, is taking or proposes to take with respect thereto, and when known, any action taken or threatened by the IRS, DOL or PBGC with respect thereto;

                  (ii) As soon as possible, and in any event within thirty (30) Business Days, after Borrower or any ERISA Affiliate knows or has reason to know that a prohibited transaction (as defined in Section 406 of ERISA and Section 4975 of the IRC) involving Borrower or any ERISA Affiliate has occurred, a statement of the chief financial officer of Borrower describing such transaction and the action which Borrower or such ERISA Affiliate has taken, is taking or proposes to take with respect thereto;

                  (iii) Within ten (10) Business Days after receipt by the Borrower or any ERISA Affiliate of a written request from the Agent (which shall make such request at the request of any Lender), a copy of each annual report (Form 5500 series), including Schedule B thereto, filed after the Effective Date with respect to each Benefit Plan;

                  (iv) Within ten (10) Business Days after the filing thereof with the IRS, a copy of each funding waiver request filed with respect to any Benefit Plan and within ten (10) Business Days after receipt, a copy of any communications received by Borrower or any ERISA Affiliate with respect to such request;

                  (v) Within (30) Business Days after receipt by the Borrower or any ERISA Affiliate of a written request from the Agent (which shall make such request at the request of any Lender), a copy of each actuarial report for any Benefit Plan or Multiemployer Plan and each annual report for any Multiemployer Plan; provided that neither Borrower nor any ERISA Affiliate shall have an obligation to provide a copy of any actuarial report or annual report for any Multiemployer Plan if it is unable to obtain such documents after good faith efforts to do so;

                  (vi) Within thirty (30) Business Days after the occurrence thereof, notification of any material increases in the benefits of any existing Benefit Plan or the establishment of any new Plan or the commencement of contributions to any Multiemployer Plan to which Borrower or any ERISA Affiliate was not previously contributing;

                  (vii) Within ten (10) Business Days after receipt by Borrower or an ERISA Affiliate of notice of the PBGC's intention to terminate a Benefit Plan or to have a trustee appointed to administer a Benefit Plan, a copy of each such notice;

                  (viii) Within ten (10) Business Days after receipt by Borrower or any ERISA Affiliate of any unfavorable determination letter from the IRS regarding the qualification of a Plan under Section 401(a) of the IRC which could reasonably be expected to result in a liability to the Borrower or an ERISA Affiliate in excess of $500,000, a copy of such letter;

                  (ix) Within ten (10) Business Days after receipt by Borrower or an ERISA Affiliate of a notice from a Multiemployer Plan regarding the imposition of withdrawal liability which could reasonably be expected to result in a liability to the Borrower or an ERISA Affiliate in excess of $500,000, copies of each such notice;

                  (x) Within ten (10) Business Days after the failure by Borrower or any ERISA Affiliate to make a required installment or any other payment required under Section 412 of the IRC on or before the due date for such installment or payment if such failure could reasonably be expected to result in a lien under Section 412(n) of the IRC, a notification of such failure; and

                  (xi) Within seven (7) Business Days after Borrower or any ERISA Affiliate knows or has reason to know (A) a Multiemployer Plan has been terminated, (B) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, or (C) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan if such event could reasonably be expected to result in liability to the Borrower or an ERISA Affiliate in excess of $500,000, a notification of such information.

For purposes of this Section 5.01, Borrower and any ERISA Affiliate shall be deemed to know all facts known by the administrator of any Plan of which Borrower or any ERISA Affiliate is the plan sponsor.

                  (i) Other Information. Such other information respecting the financial condition of Borrower or its business, operations, assets, performance or prospects as the Agent or any Lender may, from time to time, reasonably request.

                  (j) Publicly Distributed Information. On a timely basis, copies of all financial statements, reports and notices, sent or made available generally by Parent to the holders of its publicly-held securities, if any, or filed with the Commission, and of all press releases made available generally by Parent to the public, if any, concerning material developments in the business of Borrower.

                  (k) Property Damage or Condemnation. Promptly after the occurrence thereof, written notification (or telephonic notice promptly confirmed in writing) of and a description of any Property of Borrower or any of its Subsidiaries with an aggregate value in excess of $2,500,000 damaged, lost or taken and the anticipated amount of any insurance or condemnation proceeds in connection therewith.



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

                  (l) Loss of Right to Self-Insure. Promptly upon Borrower obtaining knowledge thereof, notice of the loss of the permission of the Federal Maritime Commission for any member of the Consolidated Borrower Group to self-insure with respect to the obligation to indemnify passengers with respect to ticket deposits with any such Person in the event of nonperformance of water transportation pursuant to Subpart A of Part 540 of Title 46, Code of Federal Regulations.

                  5.02. Environmental Notices. Borrower shall notify the Agent and each Lender in writing, promptly upon Borrower's learning thereof, of any:

                  (a) Notice or claim to the effect that the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the Release or threatened Release of any Contaminant into the environment, which liability could reasonably be expected to be in excess of $500,000;

                  (b) Notice that the Borrower or any of its Subsidiaries is subject to investigation by any Governmental Authority evaluating whether any Remedial Action is needed to respond to the Release or threatened Release of any Contaminant into the environment which could reasonably be expected to result in a liability to the Borrower or such Subsidiary in excess of $500,000;

                  (c) Notice that any Property of Borrower or any of its Subsidiaries is subject to an Environmental Lien;

                  (d) Notice of violation to the Borrower or any of its Subsidiaries or awareness by the Borrower or any of its Subsidiaries of a condition which might reasonably be expected to result in a notice of violation of any environmental, health or safety Requirement of Law which has had or could reasonably be expected to have a Material Adverse Effect;

                  (e) Commencement or threat of any judicial or administrative proceeding alleging a violation by Borrower or any of its Subsidiaries of any environmental, health or safety Requirement of Law which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

                  (f) New or proposed changes to any existing environmental, health or safety Requirement of Law that have had or could reasonably be expected to have a Material Adverse Effect; or

                  (g) Any proposed acquisition of stock, assets, real estate, or leasing of property, or any other action by Borrower or any of its Subsidiaries that would be reasonably likely to subject Borrower or any such Subsidiary to environmental, health or safety Liabilities and Costs in excess of $1,000,000.

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


                                   ARTICLE VI

                              Affirmative Covenants

                  Borrower covenants and agrees that, on and after the date hereof and so long as Borrower shall have any outstanding Agreement Obligations or any Lender shall have any Commitment hereunder:

                  6.01. Corporate Existence, Etc. Except as permitted in Section 7.08, Borrower shall, and shall cause each of its Subsidiaries to, at all times, maintain its existence as a corporation or limited liability company, as applicable, and, except as permitted by Section 6.08, preserve and keep in full force and effect its rights and franchises. Borrower shall promptly provide the Agent and each of the Lenders with a complete list of its Subsidiaries upon the occurrence of any change in the list set forth on Schedule 4.01(c) hereto.

                  6.02. Corporate Powers, Etc. Borrower shall, and shall cause each of its Subsidiaries to, qualify and remain qualified to do business in each jurisdiction in which the nature of its business requires it to be so qualified, except in those jurisdictions where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect.

                  6.03. Compliance with Laws. Borrower shall, and shall cause each of its Subsidiaries to, comply with all Requirements of Law, and all Contractual Obligations affecting it or its business, properties, assets or operations, except where the failure so to comply could not reasonably be expected to have a Material Adverse Effect.

                  6.04. Payment of Taxes and Claims. Borrower shall, and shall cause each of its Subsidiaries to, pay (a) all taxes, assessments and other governmental charges imposed upon it or on any of its properties or assets or in respect of any of its franchises, business, income or property before any penalty or interest accrues thereon, and (b) all claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or may become a Lien (other than a Customary Permitted Lien) upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such taxes, assessments and governmental charges referred to in clause (a) above or claims referred to in clause (b) above need be paid (i) if being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if such reserve or other appropriate provision, if any, as shall be required in conformity with Agreement Accounting Principles shall have been made therefor or (ii) if adequate reserves in the absence of a contested claim are maintained therefor in accordance with Agreement Accounting Principles.

                  6.05. Maintenance of Properties; Insurance. Borrower shall, and shall cause each of the Borrower Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, excepting ordinary wear and tear and damage, due to casualty or condemnation, all Property material to its operations (which shall in any event include each vessel, whether subject to a Ship Mortgage or otherwise) and will make or cause to be made all




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

appropriate repairs, renewals and replacements thereof. Borrower shall, and shall cause each of the Borrower Subsidiaries to, maintain with financially sound insurance companies the insurance policies and programs, including, self-insurance retention levels, listed on Schedule 6.05 hereto (or substantially similar programs or policies and amounts or other programs, policies and amounts acceptable to the Requisite Lenders) insuring all Property and other assets material to the operations of Borrower and the Borrower Subsidiaries (which shall in any event include each vessel, whether subject to a Ship Mortgage or otherwise) against loss or damage by fire, theft, burglary, pilferage and loss in transit and business interruption, together with such other hazards as are reasonably consistent with prudent industry practice, and maintain liability insurance consistent with prudent industry practice with financially sound insurance companies. Not later than thirty (30) days after the renewal, replacement or material modification of any policy or program, the Borrower shall deliver or cause to be delivered to the Agent (in sufficient quantity for each of the Lenders, which the Agent shall promptly distribute to each Lender) a detailed schedule setting forth for each such policy or program:
(a) the amount of such policy, (b) the risks insured against by such policy, (c) the name of the insurer and each insured party under such policy, and (d) the policy number of such policy. All casualty and business interruption insurance covering Borrower or any Subsidiary of the Borrower or any Property of Borrower or any Subsidiary of the Borrower shall contain an endorsement in the form of
Exhibit 7.

                  6.06. Inspection of Property; Books and Records; Discussions. Borrower shall permit, and shall cause each of its Subsidiaries to permit, any authorized representative(s) designated by Agent or any Lender to visit and inspect any of its properties and to discuss its affairs, finances and accounts with its officers and independent certified public accountants, all upon reasonable notice to the president, chief financial officer, treasurer or general counsel of the Borrower and at such reasonable time and as often as may be reasonably requested. The Borrower shall have the right to attend or otherwise participate in any discussion with its independent accountants. Each such visitation and inspection made by or on behalf of the Agent or any Lender shall be at the Agent's or such Lender's expense if no Event of Default shall have occurred and be continuing and at all other times at Borrower's expense.

                  6.07. Labor Matters. Borrower shall notify the Agent and each Lender in writing, promptly, but in any event within five (5) Business Days after learning thereof, of any material labor dispute to which it or any of its Subsidiaries may become a party, any strikes or walkouts relating to any of its or its Subsidiaries' facilities and the expiration of any material labor contract to which it or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound.

                  6.08. Maintenance of Permits. Borrower shall obtain and maintain, and shall cause each of its Subsidiaries to obtain and maintain, in full force and effect all licenses, franchises, Permits or other rights necessary for the operation of its business, except where the failure to obtain or maintain such licenses, franchises, Permits or rights could not reasonably be expected to have a Material Adverse Effect.

                  6.09. Employee Benefit Matters. Borrower shall establish, maintain and operate, and cause each of its Subsidiaries and other ERISA Affiliates to establish, maintain and operate, all Plans in all material respects in compliance with the applicable provisions of ERISA, the IRC, and all other applicable laws, and the regulations and interpretations thereunder, and the respective requirements of the governing documents for such Plans.

                  6.10. Formation of Subsidiaries. The Borrower may form or acquire additional Wholly-Owned Subsidiaries organized as corporations or limited liability companies under the laws of one of the states of the United States provided each of the following conditions is met in connection therewith within fifteen (15) Business Days after the Borrower or any Borrower Subsidiary has made an aggregate Investment in such additional Subsidiary in excess of $50,000:

                  (i) such Subsidiary shall have executed and delivered a Subsidiary Guaranty, a Subsidiary Security Agreement, and if requested by the Agent, an Intellectual Property Agreement;

                  (ii) such Subsidiary shall have executed and become a party to the Contribution Agreement;

                  (iii) to the extent such Subsidiary has an interest of record in real property or in a vessel, such Subsidiary shall execute and deliver such ship mortgages and/or real property mortgages in connection therewith as shall be requested by the Agent (with Schedule 1.01-C being automatically amended as of the execution thereof);

                  (iv) all financing statements and mortgages relating to the Collateral of such Subsidiary shall have been filed or recorded and the Agent shall have received in form and substance reasonably satisfactory to the Agent, such assurances, including, without limitation, insurance policies, as the Agent may deem appropriate to establish such Subsidiary's title, the due creation, perfection and priority of the Agent's Liens for the benefit of itself and the Holders of Secured Obligations on such Collateral and the absence of any Liens which are not specifically permitted hereunder;

                  (v) Borrower shall have executed and/or shall have caused its appropriate Subsidiary to execute a Pledge Agreement in respect of all of the stock or membership interests, as applicable, of such new Subsidiary and Borrower and any other pledgor Subsidiary shall have executed and delivered all financing statements and other documents reasonably requested by the Agent in connection therewith;

                  (vi) the Agent shall have received an opinion of counsel, in form and substance reasonably satisfactory to the Agent, covering such matters relating to the proposed Subsidiary and the Transaction Documents executed and delivered to the Agent pursuant to this Section
         6.10 as the Agent deems necessary;

                  (vii) the Agent shall have received a compliance certificate from an executive officer of the Borrower certifying that after the formation of such Subsidiary, no Event of Default or Potential Event of Default exists; and

                  (viii) the Lenders shall have received such other documents, instruments or agreements as are reasonably requested by the Agent or the Requisite Lenders in order to ensure that the documentation with respect to such Subsidiary is substantially the same as that received with respect to the Subsidiaries of the Borrower existing on the date hereof.

                  6.11. Acquisition or Construction of New Vessels. At such time as the Borrower or any of its Subsidiaries acquires or commences construction of any New Vessel (other than the Cape Cod Light and the Cape May Light), the Borrower or such Subsidiary, as applicable, shall promptly execute and deliver to the Agent all preferred ship mortgages, construction mortgages, assignments of ship-building or construction contracts, consents and agreements of the shipbuilder, financing statements and other appropriate Collateral Documents with respect thereto as the Agent reasonably requests, all in form and substance reasonably satisfactory to the Agent, together with all title assurances, governmental certificates and Permits, insurance certificates, endorsements and assignments and other documents as the Agent may reasonably request to establish and perfect the Borrower's or such Subsidiary's title thereto and the due creation, perfection, priority and protection of the Agent's Liens thereon for the benefit of itself and the other Holders of Secured Obligations.

                  6.12. Hedging Contracts. The Borrower shall not, and shall not permit any Subsidiary to, enter into any Hedging Contract other than Hedging Contracts pursuant to which the Borrower or such Subsidiary has hedged its reasonably estimated interest rate, foreign currency or commodity exposure, and not for speculative purposes.

                                  ARTICLE VII

                               Negative Covenants

                  Borrower covenants and agrees that, on and after the date hereof and so long as Borrower shall have any outstanding Agreement Obligations or any Lender shall have any Commitment hereunder:

                  7.01. Indebtedness. Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

                  (i) the Obligations;

                  (ii) the Existing Indebtedness;

                  (iii) Indebtedness in respect of Accommodation Obligations permitted by Section 7.04;

                  (iv) Indebtedness incurred by any Subsidiary of the Borrower with respect to which the Parent, the Borrower or any other Subsidiary of the Borrower is the obligee;

                  (v) Indebtedness incurred by the Borrower with respect to which the Parent or any Subsidiary of the Borrower is the obligee;

                  (vi) other Indebtedness of the Borrower and its Subsidiaries not exceeding in the aggregate $5,000,000 at any one time outstanding;

                  (vii) any refinancing of the Indebtedness described in clauses
         (i) through (vi), provided that any such refinancing is on terms no less favorable in any material respect to the obligor than the Indebtedness being refinanced and provided, further, that the new Indebtedness incurred in connection with such refinancing does not exceed the principal amount (together with any premium or penalty) of the Indebtedness refinanced; and

                  (viii) the GAQSC Obligations, the GPCL Obligations and the DQCV Obligations;

provided, however, in each case after taking such Indebtedness into account the Consolidated Borrower Group is in full compliance with the provisions of Article VIII.

                  7.02. Sales of Assets; Liens.


                  (a) Limitation on Sales. Borrower shall not, and shall not permit any of its Subsidiaries to, sell, assign, transfer, lease (other than pursuant to the intercompany leases set forth on Schedule 7.02(a)), convey or otherwise dispose of any properties or assets, including, without limitation, any capital stock or membership interests of any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom to the extent such disposition constitutes a Prepayment Event, unless the Net Proceeds of such disposition are paid to the Agent in accordance with Section 2.06(b); provided, however, that the Borrower shall not, and shall not permit any of its Subsidiaries to sell, assign, transfer, lease, convey or otherwise dispose of the American Queen, the Delta Queen, the Mississippi Queen, the Columbia Queen or any New Vessel or any of the capital stock or membership interests of any Subsidiary which owns any of the foregoing except for fair market value and with the prior written approval of all of the Lenders, and provided all of the Net Proceeds of any such disposition are paid to the Agent in accordance with
Section 2.06(b) (subject, in the case of dispositions with respect to the American Queen, the Columbia Queen, the Cape Cod Light or the Cape May Light, to payment of amounts required to be paid in connection with the MARAD Financing).

                  (b) Liens. Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any of its Property (including all capital stock or membership interests, as applicable, of any Subsidiary of Borrower and all Collateral) except:

                  (i) Liens granted to the Agent for the benefit of itself and the Holders of Secured Obligations, securing the Obligations;

                  (ii) Customary Permitted Liens;

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

                  (iii) Permitted Existing Liens;

                  (iv) Liens on property existing at the time of acquisition thereof by Borrower or any of its Subsidiaries and not created in contemplation of such acquisition and Liens securing purchase money Indebtedness for equipment to the extent the aggregate outstanding principal amount of such Indebtedness does not exceed $2,500,000, is permitted under Section 7.01 and such Indebtedness does not exceed the purchase price of such equipment securing such Indebtedness, provided that in each case such Liens do not apply to other property or assets of such Person;

                  (v) Liens with respect to judgments or attachments which do not result in an Event of Default or Potential Event of Default hereunder;

                  (vi) Liens on the American Queen and other property of GAQSC created pursuant to the GAQSC Security Agreement, the GAQSC Financial Agreement, the GAQSC Trust Indenture, the GAQSC Ship Mortgage and the GAQSC Depository Agreement to secure the GAQSC Obligations and, after the consummation of the MARAD Financing with respect to the Columbia Queen, Liens on the Columbia Queen and other property of GPCL to secure the GPCL Obligations;

                  (vii) Liens on the Cape Cod Light and the Cape May Light and other property of any member of the Consolidated DQCV Group to secure the DQCV Obligations; and

                  (viii) Liens granted on cash collateral securing letters of credit permitted pursuant to Section 7.01(vi) in favor of the issuer of such letter of credit.

                  7.03. Investments. Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly make or commit to make any advance, loan, extension of credit or capital contribution to, or purchase of any stock, bonds, notes, debentures or other securities of, or make any other investment in, any Person, including, without limitation, any Affiliate of the Borrower (all such transactions being referred to as "Investments"), except:

                  (i) Investments by Borrower or any of its Subsidiaries in Cash Equivalents; and Investments by the Borrower in commercial paper that would qualify as a Cash Equivalent but for the fact that the issuer's rating on such commercial paper is not at least A-1 from S&P or P-1 from Moody's, provided that (i) such rating is at least A-2 from S&P or P-2 from Moody's and (ii) the aggregate amount of such Investments at any time shall not exceed $10,000,000;

                  (ii) Investments constituting Intercompany Receivables arising prior to the Termination Date;

                  (iii) Investments by the Borrower in its Wholly-Owned Subsidiaries or by a Borrower Subsidiary in the Parent (arising prior to the Termination Date), the Borrower or another Wholly-Owned Subsidiary of the Borrower (including, without limitation,

         Investments in any Person which, as a result of such Investment, becomes a Wholly-Owned Subsidiary pursuant to and in compliance with
         Section 6.10); provided, however, that such Investments by the Borrower in GAQSC may not exceed an aggregate amount of $10,000,000 and provided, further, that no such Investment shall be permitted to be made if before or after making such Investment an Event of Default has occurred and is continuing or would result therefrom;

                  (iv) loans to employees in the ordinary course of business not in excess of an aggregate amount of $500,000 outstanding at any one time;

                  (v) other Investments by Borrower and the Borrower Subsidiaries not in excess of an aggregate amount during any Fiscal Year which, when added to the aggregate amount of all Restricted Junior Payments during such Fiscal Year pursuant to Section 7.05(ii), does not exceed the Permitted Amount; provided that no such Investment shall be permitted to be made if before or after making such Investment an Event of Default has occurred and is continuing or would result therefrom; and

                  (vi) Investments by GAQSC in accordance with the GAQSC Security Agreement, the GAQSC Financial Agreement and the GAQSC Depository Agreement.

Notwithstanding anything herein to the contrary, (a) there shall be excluded from the calculation of Investments the accrual of intercompany charges incurred in the ordinary course and (b) there shall be included in the calculation of investments all transfers of cash or assets (other than the purchase of inventory in the ordinary course of business and upon terms that would be obtained in an arms-length transaction).

                  7.04. Accommodation Obligations. Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or become or be liable with respect to any Accommodation Obligation, except:

                  (i) guaranties resulting from endorsement of negotiable instruments for collection in the ordinary course of business;

                  (ii) Accommodation Obligations arising in connection with the Transaction Documents;

                  (iii) Accommodation Obligations of the Borrower pursuant to the GAQSC Guaranty;

                  (iv) Accommodation Obligations with respect to any Indebtedness permitted by Section 7.01; and

                  (v) Accommodation Obligations with respect to any Contractual Obligation of the Borrower or any Subsidiary (other than GAQSC, except as permitted by clause (iii) above) if such Contractual Obligation is not otherwise prohibited under this Agreement.

                  7.05. Restricted Junior Payments. Borrower shall not, and shall not permit any Subsidiary of Borrower to, declare or make any Restricted Junior Payment, except:

                  (i) Restricted Junior Payments by Borrower or a Borrower Subsidiary to Parent made prior to the Termination Date, provided that no such Restricted Junior Payment shall be permitted to be made if before or after making such Restricted Junior Payment an Event of Default or a Potential Event of Default has occurred and is continuing or would result therefrom;

                  (ii) from and after the Termination Date, Restricted Junior Payments by the Borrower or any of its Subsidiaries to Parent or any Affiliate of Parent (other than the Borrower and its Subsidiaries) not in excess of an aggregate amount during any Fiscal Year which, when added to the aggregate amount of all Investments during such Fiscal Year pursuant to Section 7.03(v), does not exceed the Permitted Amount; provided that no such Restricted Junior Payment shall be permitted to be made if before or after making such Restricted Junior Payment an Event of Default has occurred and is continuing or would result therefrom; and

                  (iii) any Subsidiary of Borrower may pay dividends, distributions or other payments (including loan payments) to Borrower or another Wholly-Owned Subsidiary of Borrower.

                  7.06. Conduct of Business. Borrower shall not, and shall not permit any of its Subsidiaries to, engage in any business other than the business engaged in by the Borrower and its Subsidiaries on the date hereof and any business activities substantially similar or related thereto, including without limitation, the operation of any New Vessel in its cruise business.

                  7.07. Transactions with Affiliates. Except as expressly permitted by Section 7.01, 7.03, 7.04 or 7.05, Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any of its Affiliates (other than a member of the Consolidated Borrower Group) on terms that are less favorable to it than those fair and reasonable terms that might be obtained in a comparable arms-length transaction at the time.

                  7.08. Restriction on Fundamental Changes.

                  (a) Borrower shall not, and shall not permit any of its Subsidiaries to, enter into any merger or consolidation, or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution) or discontinue its business, except that any Subsidiary of Borrower may merge into or convey, sell, lease or transfer all or substantially all of its assets to Borrower or any other Subsidiary of Borrower (other than GAQSC, DQCV, Cape Cod Light, L.L.C., Cape May Light, L.L.C. or, upon consummation of the MARAD Financing for the Columbia Queen, GPCL).

                  (b) Borrower shall not, and shall not permit its Subsidiaries to, acquire by purchase or otherwise any property or assets of any other Person, except in the ordinary course of its business (including, without limitation, the acquisition of New Vessels for operation in its cruise business) or to the extent permitted pursuant to
Section 7.03.

                  7.09. Employee Benefit Matters. Borrower shall not, and shall not permit any of its ERISA Affiliates to:

                  (i) Engage in any prohibited transaction described in Section 406 of ERISA or 4975 of the IRC for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the DOL and for which a civil penalty pursuant to Section 502(i) of ERISA or a tax pursuant to Section 4975 of the IRC, in excess of $1,000,000 is imposed.

                  (ii) permit to exist any accumulated funding deficiency (as defined in Sections 302 of ERISA and 412 of the IRC), which has not been waived;

                  (iii) fail to pay timely required contributions or annual installments due with respect to any waived funding deficiency to any Benefit Plan;

                  (iv) terminate any Benefit Plan in a distress termination under Section 4041(c) of ERISA which would result in any material liability to Borrower or any ERISA Affiliate;

                  (v) fail to make any contribution or payment to any Multiemployer Plan which Borrower or any ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto which could reasonably be expected to result in a liability in excess of $1,000,000;

                  (vi) fail to pay any required installment or any other payment required under Section 412 of the IRC on or before the due date for such installment or other payment which could reasonably be expected to result in a lien under Section 412(n) of the IRC; or

                  (vii) amend a Plan resulting in an increase in current liability for the plan year such that Borrower or any ERISA Affiliate is required to provide security to such Plan under Section 401(a)(29) of the IRC.

                  7.10. Environmental Liabilities. Borrower shall not, and shall not permit any of its Subsidiaries to, become subject to any Liabilities and Costs, which could reasonably be expected to have a Material Adverse Effect, arising out of or related to (a) the Release or threatened Release at any location of any Contaminant into the environment, or any Remedial Action in response thereto, or (b) any violation of any environmental, health and safety Requirements of Law.

                  7.11. Margin Regulations. No portion of the proceeds of any credit extended under this Agreement shall be used in any manner which might cause the extension of credit or the application of such proceeds to violate Regulation T, Regulation U or Regulation X or any other regulation of the Federal Reserve Board or to violate the Securities Exchange Act or the Securities Act, in each case as in effect on the date or dates of such Borrowing and the use of such proceeds.

                  7.12. Change of Fiscal Year. Borrower shall not change its Fiscal Year.

                  7.13. Amendment of Certain Documents. Borrower and its Subsidiaries shall not permit any termination of, or any modification or amendment that is adverse in any respect to the Lenders to be made to the certificate of incorporation or by-laws or the certificate of formation or limited liability company agreement, or other comparable organizational or governing documents, as applicable, of Borrower or any of its Subsidiaries. Except for modification, assumption and supplemental documents effective as of December 31, 1996, in connection with the merger of Great AQ Steamboat Co. into Great AQ Steamboat, L.L.C., Borrower and GAQSC shall not modify or amend the GAQSC Obligations, the GAQSC Trust Indenture, the GAQSC Security Agreement, the GAQSC Financial Agreement, the GAQSC Ship Mortgage, the GAQSC Depository Agreement or the GAQSC Guaranty without the prior written consent of the Agent.

                                  ARTICLE VIII

                               Financial Covenants

                  Borrower covenants and agrees that, on and after the date hereof and so long as Borrower shall have any outstanding Agreement Obligations or any Lender shall have any Commitment hereunder:

                  8.01. Maximum Bank Indebtedness Leverage Ratio. Borrower shall not permit the Bank Indebtedness Leverage Ratio calculated at the end of each fiscal quarter to be greater than 3.25 to 1.

                  8.02. Minimum Bank Interest Coverage Ratio. Borrower shall not permit the Bank Interest Coverage Ratio calculated at the end of each fiscal quarter for the period of the immediately preceding four fiscal quarters to be less than 3.00 to 1.

                  8.03. Capital Expenditures.

                  (a) Borrower shall not, and shall not permit any of its Subsidiaries to, incur Maintenance Capital Expenditures which exceed, in the aggregate, $12,000,000 in any Fiscal Year, plus for each Fiscal Year after Fiscal Year 2000, the difference (the "Carryover Amount"), if positive, between
(1) the maximum aggregate amount of Maintenance Capital Expenditures permitted pursuant to this Section 8.03(a) for the immediately preceding Fiscal Year and
(2) the aggregate amount of actual Maintenance Capital Expenses for such preceding Fiscal Year; provided, however, that the Carryover Amount shall not exceed $6,000,000 for any Fiscal Year.

                  (b) Borrower shall not, and shall not permit any of its Subsidiaries to, incur New Vessel Capital Expenditures, other than New Vessel Capital Expenditures for the Cape Cod Light and the Cape May Light which do not exceed, in the aggregate, $89,500,000.

                                   ARTICLE IX

                     Events of Default; Rights and Remedies

                  9.01. Events of Default. Each of the following occurrences shall constitute an Event of Default under this Agreement:

                  (a) Failure to Make Payments When Due. Borrower shall fail (i) to pay when due any principal of any Loan or LC Disbursement or (ii) to pay when due any interest on any Loan or any fee or other amount payable under this Agreement or any of the other Loan Documents and such failure under this clause
(ii) shall continue for three (3) Business Days.

                  (b) Breach of Certain Covenants. Borrower or any of its Subsidiaries shall fail duly and punctually to perform or observe any agreement, covenant or obligation under Section 5.01 or under Article VII (other than Sections 7.07 and 7.09) or VIII.

                  (c) Breach of Representation or Warranty. Any representation or warranty made or deemed made by Borrower to the Agent or any Lender herein or by Borrower or any of its Subsidiaries in any of the other Loan Documents or in any written statement or certificate at any time given by Borrower or any of its Subsidiaries pursuant to any of the Loan Documents shall be false or misleading in any material respect on the date as of which made or deemed made.

                  (d) Other Defaults. Borrower or any of its Subsidiaries shall fail duly and punctually to perform or observe any agreement, covenant or obligation arising under this Agreement (except those described in Sections 9.01(a), (b) and (c)) or under any of the other Loan Documents, and such failure shall continue for thirty (30) days (or, in the case of Loan Documents other than this Agreement, any longer period of grace expressly set forth therein).

                  (e) Default as to Other Indebtedness. Borrower or any of its Subsidiaries shall fail to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) on any Other Indebtedness of Borrower or any such Subsidiary, if the aggregate outstanding amount of all such Indebtedness is $2,500,000 or more, or any breach, default or event of default shall occur, or any other event shall occur or condition shall exist, under any instrument, agreement or indenture pertaining thereto, if the effect thereof is to accelerate, or permit the holder(s) of such Indebtedness to accelerate, the maturity of any such Indebtedness; or any such Indebtedness shall be declared to be due and payable or required to be prepaid or mandatorily redeemed (other than by a regularly scheduled required prepayment prior to the stated maturity thereof); or the holder of any Lien, in any amount, shall commence foreclosure of such Lien upon property of Borrower or any of its Subsidiaries having a book or fair market value in excess of $1,000,000 in the aggregate.

                  (f) Involuntary Bankruptcy; Appointment of Receiver, Etc.

                  (i) An involuntary case shall be commenced against Parent or against Borrower or any of its Subsidiaries and the petition shall not be dismissed within sixty (60) days after commencement of the case, or a court having jurisdiction in the premises shall enter a decree or order for relief in respect of Parent or in respect of Borrower or any of its Subsidiaries in an involuntary case, under any applicable bankruptcy, insolvency or other similar law now or hereinafter in effect; or any other similar relief shall be granted under any applicable federal, state or foreign law.

                  (ii) A decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Parent or over Borrower or any of its Subsidiaries or over all or a substantial part of the property of Parent or of Borrower or any of its Subsidiaries shall be entered; or an interim receiver, trustee or other custodian of Parent or of Borrower or any of its Subsidiaries or of all or a substantial part of the property of Parent or of Borrower or any of its Subsidiaries shall be appointed or a warrant of attachment, execution or similar process against any substantial part of the property of Parent or of Borrower or any of its Subsidiaries, shall be issued and any such event shall not be stayed, vacated, dismissed, bonded or discharged within sixty (60) days of entry, appointment or issuance.

                  (g) Voluntary Bankruptcy; Appointment of Receiver, Etc. Parent or Borrower or any of its Subsidiaries shall have an order for relief entered with respect to it or commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking of possession by a receiver, trustee or other custodian for all or a substantial part of its property; Parent or Borrower or any of its Subsidiaries shall make any assignment for the benefit of creditors or shall be unable or generally fail, or admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or any committee thereof) or the managing members of Parent or of Borrower or any of its Subsidiaries adopts any resolution to authorize or approve any of the foregoing.

                  (h) Judgments. (i) Enforceable Judgments (other than an Enforceable Judgment described in the proviso contained in the definition of Enforceable Judgment) for the payment of money in an aggregate amount in excess of $5,000,000 shall be rendered against Borrower or any of its Subsidiaries and such Enforceable Judgments shall continue unsatisfied or unstayed for a period of thirty (30) days or action shall have been commenced to foreclose on such Enforceable Judgments, or (ii) Enforceable Judgments described in the proviso contained in the definition of Enforceable Judgments shall be rendered against Borrower or any of its Subsidiaries.

                  (i) Dissolution. Any order, judgment or decree shall be entered against Borrower or any of its Subsidiaries decreeing its involuntary dissolution or split-up and such order shall remain undischarged and unstayed for a period in excess of thirty (30) days; or

Borrower or any of its Subsidiaries shall otherwise dissolve or cease to exist except as expressly permitted pursuant to Section 7.08.

                  (j) Collateral Documents; Failure of Security. For any reason other than a release of Liens in accordance with the terms of the Loan Documents or the failure of the Agent and the Lenders to take any action available to them to maintain the perfection of the Liens created in favor of the Agent, for the benefit of itself and the Holders of Secured Obligations, pursuant to this Agreement and the Collateral Documents, any Collateral Document ceases to be in full force and effect in any material respect or any Lien intended to be created thereby ceases to be or is not valid and perfected or the Borrower or any of its Subsidiaries asserts that any such Lien is not valid and perfected.

                  (k) Change in Control. (i) Any Change of Control occurs; or
(ii) Borrower shall cease to own directly or indirectly all of the capital stock or membership interests of its Subsidiaries.

                  (l) Employee Benefit Related Liabilities. (i) Any Termination Event occurs which the Agent believes could subject Borrower or an ERISA Affiliate to a material liability to pay money if the payment of such liability could reasonably be expected to have a Material Adverse Effect, (ii) the plan administrator of any Plan applies under Section 412(d) of the IRC for a waiver of the minimum funding standards of Section 412(a) of the IRC and the Agent believes that the substantial business hardship upon which the application for the waiver is based could subject either the Borrower or any ERISA Affiliate to a material liability to pay money if the payment of such liability could reasonably be expected to have a Material Adverse Effect.

                  (m) Contribution Agreement Default. Any party to the Contribution Agreement shall terminate or revoke any of its obligations under the Contribution Agreement or breach any of the material terms of the Contribution Agreement.

                  (n) Subsidiary Guaranty Default. Any Borrower Subsidiary party to any Subsidiary Guaranty shall terminate or revoke any of its obligations under its Subsidiary Guaranty or breach any of the terms of its Subsidiary Guaranty, or any Subsidiary Guaranty shall otherwise become unenforceable for any reason.

                  (o) Parent Guaranty Default. The Parent shall terminate or revoke any of its obligations under the Parent Guaranty or breach any of the terms of the Parent Guaranty, or the Parent Guaranty shall otherwise become unenforceable for any reason.

                  For purposes of this Agreement and each of the other Loan Documents, an Event of Default shall be deemed "continuing" until cured or waived in writing in accordance with Section 11.08.

                  9.02. Rights and Remedies.

                  (a) Acceleration and Termination of Commitments. Upon the occurrence of any Event of Default described in Section 9.01(f) or 9.01(g) with respect to Borrower, the

Commitments shall automatically and immediately terminate and the unpaid principal amount of and any and all accrued interest on the Loans and all other Agreement Obligations shall automatically become immediately due and payable, with all additional interest from time to time accrued thereon and without presentment, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and of acceleration), all of which are hereby expressly waived by Borrower, and the obligation of each Lender to make any Loan and of the Issuing Bank to issue any Letter of Credit hereunder shall thereupon terminate; and upon the occurrence and during the continuance of any other Event of Default, the Agent shall at the request, or may with the consent, of the Requisite Lenders, by written notice to Borrower, (i) declare that the Commitments are terminated, whereupon the Commitments and the obligation of each Lender to make any Loan and of the Issuing Bank to issue any Letter of Credit hereunder shall immediately terminate, and (ii) declare the unpaid principal amount of and any and all accrued and unpaid interest on the Loans and all other Agreement Obligations to be, and the same shall thereupon be, immediately due and payable with all additional interest from time to time accrued thereon and without presentment, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and of acceleration), all of which are hereby expressly waived by Borrower.

                  (b) Rescission. If at any time after acceleration of the maturity of the Loans, Borrower shall pay all arrears of interest and all payments on account of principal of the Loans which shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Potential Events of Default (other than nonpayment of principal of and accrued interest on the Loans due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 11.08, then by written notice to Borrower, the Requisite Lenders may elect, in the sole discretion of such Requisite Lenders, to rescind and annul the acceleration and its consequences; but such action shall not affect any subsequent Event of Default or Potential Event of Default or impair any right or remedy consequent thereon. The provisions of the preceding sentence are intended merely to bind the Lenders to a decision which may be made at the election of the Requisite Lenders; they are not intended to benefit Borrower and do not give Borrower the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.

                                   ARTICLE X

                                    The Agent

                  10.01. Appointment.

                  (a) Each of the Lenders and the Issuing Bank hereby designates and appoints The Chase Manhattan Bank as the Agent of such Lender under this Agreement and the Loan Documents, and each of the Lenders and the Issuing Bank hereby irrevocably authorizes the Agent to take such action on its behalf under the provisions of this Agreement and the other

Loan Documents and to exercise such powers as are set forth herein or therein, together with such other powers as are incidental thereto. The Agent agrees to act as such on the express conditions contained in this Article X.

                  (b) The provisions of this Article X (other than Sections 10.07, 10.08 and 10.09(c)) are solely for the benefit of the Agent and the Holders of Secured Obligations and Borrower shall have no right to rely on or enforce any of the provisions hereof (other than Sections 10.07, 10.08 and 10.09(c)). In performing its functions and duties under this Agreement, the Agent shall act solely as agent for the Lenders and the Issuing Bank and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for Borrower or any of its Affiliates.

                  10.02. Nature of Duties. The Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement or in the other Loan Documents. The duties of the Agent shall be mechanical and administrative in nature. The Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Holder of Secured Obligations. Nothing in this Agreement or any of the other Loan Documents, expressed or implied, is intended to or shall be construed to impose upon the Agent any obligations in respect of this Agreement or any of the other Loan Documents except as expressly set forth herein or therein. Each Holder of Secured Obligations shall make its own independent investigation of the financial condition and affairs of Borrower and its Subsidiaries in connection with the making and the continuance of the Loans and the issuance of Letters of Credit hereunder and the entering into any Eligible Hedging Contract and shall make its own appraisal of the creditworthiness of Borrower and its Subsidiaries, and the Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Holder of Secured Obligations with any credit or other information with respect thereto, whether coming into its possession on or before the Effective Date or at any time or times thereafter. Each Lender and the Issuing Bank acknowledges that neither the Agent nor counsel to the Agent nor any other Lender is providing any assurances, or shall have any responsibility, with respect to the ownership of the Property or the absence of any prior Liens or defects of title, or the legality, sufficiency or effect of any mortgage, certificate or notice, or any other document, or the validity, creation, perfection or priority of any Lien, or as to any decision to request, take, defer, omit or release any Collateral or to investigate or not to investigate any of those matters, and each Lender agrees to look solely to its rights as one of the Lenders with respect to any of the foregoing. If the Agent seeks the consent or approval of the Requisite Lenders to the taking or refraining from taking any action hereunder, the Agent shall send notice thereof to each Lender. The Agent shall promptly notify each Lender at any time that the Requisite Lenders or, where expressly required, all of the Lenders, have instructed the Agent to act or refrain from acting pursuant hereto.

                  10.03. Rights, Exculpation, Etc. Neither the Agent nor any of its Affiliates nor any of its officers, directors, employees, agents, attorneys or consultants shall be liable to any Holder of Secured Obligations for any action taken or omitted by it or such Person hereunder or under any of the Loan Documents, or in connection herewith or therewith, except that (i) the Agent shall be obligated on the terms set forth herein for performance of its express obligations hereunder, and (ii) no Person shall be relieved of any liability imposed by law for its gross negligence or willful misconduct (as determined by the final judgment of a court of competent jurisdiction). The Agent shall not be liable for any apportionment or distribution of payments made by it in good faith pursuant to the terms of this Agreement and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Holder of Secured Obligations to whom payment was due, but not made, shall be to recover from other Holders of Secured Obligations any payment in excess of the amount to which they are determined to have been entitled. The Agent shall not be responsible to any Holder of Secured Obligations for any recitals, statements, representations or warranties herein or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, or sufficiency of this Agreement, any of the Collateral Documents or any of the other Loan Documents, or any of the transactions contemplated hereby and thereby, or of any of the Transaction Documents or any of the transactions contemplated thereby, or for the financial condition of Borrower or any of its Subsidiaries. The Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any of the Loan Documents or the financial condition of Borrower or any of Subsidiaries or the existence or possible existence of any Potential Event of Default or Event of Default. The Agent may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the other Loan Documents the Agent is permitted or required to take or to grant, and if such instructions are promptly requested, the Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from the Requisite Lenders or, where expressly required, all of the Lenders. Without limiting the foregoing, no Holder of Secured Obligations shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting under this Agreement, the Collateral Documents or any of the other Loan Documents in accordance with the instructions of the Requisite Lenders or, where expressly required, all of the Lenders.

                  10.04. Reliance. The Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message believed by it in good faith to be genuine and correct and to have been signed, or made by the proper Person, and with respect to all matters pertaining to this Agreement, the Collateral Documents or any of the other Loan Documents and its duties hereunder or thereunder, upon advice of legal counsel (including counsel for Borrower), independent public accountants and other experts selected by it in good faith.

                  10.05. Indemnification. To the extent that the Agent is not reimbursed and indemnified by Borrower or Borrower fails upon demand by the Agent to perform its obligations to reimburse or indemnify the Agent, the Lenders will reimburse and indemnify the Agent for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement, the Collateral Documents or any of the other Transaction Documents or any action taken or omitted by the Agent under this Agreement, the Collateral Documents or any of the other Transaction Documents, in proportion to each Lender's Pro Rata Share; provided that no




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
Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction. The obligations of the Lenders under this Section 10.05 shall survive the payment in full of the Loans and the termination of this Agreement.

                  10.06. The Agent Individually. With respect to its Pro Rata Share hereunder and the Loans made by it, the Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms "Lenders" or "Requisite Lenders" or any similar terms shall, unless the context clearly otherwise indicates, include the Agent in its individual capacity as a Lender or one of the Requisite Lenders. The Agent may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with Borrower as if it were not acting as Agent pursuant hereto.

                  10.07. Successor Agent; Resignation of Agent.

                  (a) The Agent may resign from the performance of its functions and duties hereunder at any time by giving at least thirty (30) days prior written notice to the Lenders, the Issuing Bank and Borrower. In the event that the Agent gives notice of its desire to resign from the performance of its functions and duties as Agent, any such resignation shall take effect only upon the acceptance by a successor Agent of appointment pursuant to clauses (b) and
(c) below.

                  (b) The Requisite Lenders shall appoint a successor Agent who shall be reasonably satisfactory to Borrower provided no such approval of the Borrower shall be required after the occurrence and during the continuance of an Event of Default.

                  (c) If a successor Agent shall not have been so appointed within said thirty (30) day period, the retiring Agent, with the consent of Borrower (which may not be withheld unreasonably), shall then appoint a successor Agent who shall serve as Agent until such time, if any, as the Requisite Lenders, with the consent of Borrower (which may not be withheld unreasonably), appoint a successor Agent as provided above. No consent of the Borrower shall be required after the occurrence and during the continuance of an Event of Default.

                  (d) Upon the appointment of a successor Agent, the term "Agent" shall, for all purposes of this Agreement, thereafter include such successor, except that the retiring Agent shall reserve all rights as to Obligations accrued or due to it, in its capacity as such, at the time of such succession and all rights (whenever arising) under Section 11.04.

                  (e) Notwithstanding anything in this Section 10.07 to the contrary, no Person shall serve as an Agent unless such Person is a Lender.

                  10.08. Collateral Matters.

                  (a) Each of the Lenders authorizes and directs the Agent to enter into the Loan Documents relating to the Collateral for the benefit of itself and the Holders of Secured




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

Obligations. Each of the Lenders agrees that any action taken by the Agent or the Requisite Lenders (or, where required by the express terms of this Agreement or any other Loan Document, a greater proportion of the Lenders) in accordance with the provisions of this Agreement or the other Loan Documents, and the exercise by the Agent or the Requisite Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Without limiting the generality of the foregoing, the Agent shall have the sole and exclusive right and authority to
(i) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with this Agreement and the other Loan Documents relating to the Loans or Collateral; (ii) execute and deliver each Loan Document relating to the Collateral and accept delivery of each such agreement delivered by the Borrower or any of its Subsidiaries; (iii) act as collateral agent for the Lenders for purposes of the perfection of all security interests and Liens created by such agreements and all other purposes stated therein, provided, however, the Agent hereby appoints, authorizes and directs the Lenders to act as collateral sub-agent for the Agent and the Lenders for purposes of the perfection of all security interests and Liens with respect to the Borrower's and the Borrower's Subsidiaries' respective deposit accounts maintained with, and cash and Cash Equivalents held by, such Lender; (iv) manage, supervise and otherwise deal with the Collateral in accordance with the terms of this Agreement and the other Loan Documents; (v) take such action as is necessary or desirable to maintain the perfection and priority of the security interests and Liens created or purported to be created by the Loan Documents; and (vi) except as may be otherwise specifically restricted by the terms of this Agreement or any other Loan Document, exercise all remedies given to the Agent or the Lenders with respect to the Collateral under the Loan Documents relating thereto, under applicable law or otherwise.

                  (b) The Holders of Secured Obligations hereby irrevocably authorize the Agent, at the option and in the discretion of the Agent, to release any Lien granted to or held by the Agent upon any Collateral (i) upon termination of the Commitments and payment and satisfaction of all Loans and all other Agreement Obligations which have matured and which the Agent has been notified in writing are then due and payable; or (ii) constituting property being sold or disposed of if Borrower certifies to the Agent that the sale or disposition is made in compliance with Section 7.02 (and the Agent may rely conclusively on any such certificate, without further inquiry); or (iii) constituting property in which neither the Borrower nor any Subsidiary of the Borrower owned any interest at the time the Lien was granted or at any time thereafter; or (iv) as required to permit the consummation of the MARAD Financing for the Columbia Queen; or (v) if approved or consented to by the Requisite Lenders (or, where so required, all of the Lenders); provided that, upon consummation of the MARAD Financing for the Columbia Queen, the Agent and the Lenders shall release the Liens on the Columbia Queen and all other property of GPCL and shall release GPCL from its Subsidiary Guaranty and the Contribution Agreement. Upon request by the Agent at any time, the Lenders will confirm in writing the Agent's authority to release particular types or items of Collateral pursuant to this Section 10.08(b).

                  (c) Without in any manner limiting the Agent's authority to act without any specific or further authorization or consent by the Requisite Lenders (as set forth in Section




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

10.08(b)), each Lender agrees to confirm in writing, upon request by Borrower, the authority to release Collateral conferred upon the Agent under clauses (i) through (iv) of Section 10.08(b). So long as no Event of Default is then continuing, upon receipt by the Agent of the net cash proceeds of any sale and transfer of Collateral which is expressly permitted pursuant to the terms of this Agreement, to the extent such proceeds are required to be paid to the Lenders, and upon at least five (5) Business Days' prior written request by Borrower, the Agent shall (and is hereby irrevocably authorized by the Holders of Secured Obligations to) execute such documents as may be necessary to evidence the release of the Liens granted to the Agent for the benefit of the Holders of Secured Obligations herein or pursuant hereto upon such Collateral; provided, that (i) the Agent shall not be required to execute any such document on terms which, in the Agent's opinion, would expose the Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of Borrower in respect of) all interests retained by Borrower, including, without limitation, the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

                  (d) The benefit of the Collateral Documents and of the provisions of this Agreement relating to the Collateral shall extend to and be available in respect of any Obligations ("Related Obligations") which arise under any Eligible Hedging Contracts or which are otherwise owed to Persons entitled to indemnification pursuant to Section 11.04; provided that (i) the Related Obligations shall be entitled to the benefit of the Collateral to the extent and with the priority expressly set forth in this Agreement and the Collateral Documents, and to such extent the Agent shall hold, and have the right and power to act with respect to, the Collateral on behalf of and as agent for the holders of the Related Obligations; but the Agent is otherwise acting solely as agent for the Lenders and shall have no separate fiduciary duty, duty of loyalty, duty of care, duty of disclosure or other obligation whatsoever to any holder of Related Obligations; and (ii) all matters, acts and omissions relating in any manner to the Collateral, or the omission, creation, perfection, priority, abandonment or release of any Lien, shall be governed solely by the provisions of this Agreement and the Collateral Documents, and no separate Lien, right, power or remedy shall arise or exist in favor of any Holder of Secured Obligations under any separate instrument or agreement or in respect of any Related Obligations; and (iii) each Holder of Secured Obligations shall be bound by all actions taken or omitted, in accordance with the provisions of this Agreement and the Collateral Documents, by the Agent and the Requisite Lenders or, where expressly required, all of the Lenders, each of whom shall be entitled to act at its sole discretion and exclusively in its own interest given its own Commitments and its own interest in the Loans, and its other Agreement Obligations, without any duty or liability to any other Holder of Secured Obligations or as to any Related Obligations and without regard to whether any Related Obligations remain outstanding or are deprived of the benefit of the Collateral or become unsecured or are otherwise affected or put in jeopardy thereby; and (iv) no holder of Related Obligations and no other Holder of Secured Obligations (except the Agent and the Lenders, to the extent set forth in this Agreement) shall have any right to be notified of, or to direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under this Agreement or the Collateral Documents; and (v) no holder of any Related Obligations shall exercise any right of setoff, banker's lien or similar right.

                  10.09. Relations Among Lenders.

                  (a) Except as set forth in the following clause (b) of this section, each Lender agrees that it will not take any action, nor institute any actions or proceedings, against Borrower or any other obligor hereunder or with respect to any Collateral or Loan Document, without the prior written consent of the Requisite Lenders or, as may be provided in this Agreement or the other Loan Documents, at the direction of the Agent.

                  (b) The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Agent) authorized to act for, any other Lender.

                  (c) Hibernia National Bank, as Documentation Agent, shall have no right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, Hibernia National Bank shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender.

                                   ARTICLE XI

                                  Miscellaneous

                  11.01. Survival of Warranties and Agreements. All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of the Loans and the issuance of Letters of Credit hereunder.

                  11.02. Assignments and Participations.

                  (a) At any time after the Effective Date, each Lender may assign to one or more banks or financial institutions all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and Revolving Credit Exposure) in conformity with the following provisions:

                  (i) each such assignment shall be of a constant, and not a varying, percentage of the assigning Lender's rights and obligations under this Agreement and the assignment shall transfer the same percentage of such Lender's Commitment, Revolving Credit Exposure and other interests hereunder;

                  (ii) unless the Agent and the Borrower otherwise consent, the amount of the Commitment or Revolving Credit Exposure of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 or, if less, the entire amount of such assigning Lender's Commitment, Revolving Credit Exposure and other interests hereunder (provided that assignments between Lenders shall have no minimum amount and assignments after the occurrence and during the continuance of an Event of Default shall not require Borrower's consent regardless of the size of such assignment);

                  (iii) the Agent shall have consented (which consent shall not unreasonably be withheld) to each such assignment and the parties to each such assignment shall execute and deliver to the Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500; provided that such consent of the Agent shall not be required for any assignment made by a Lender to an Affiliate of such Lender; and

                  (iv) With respect to any assignment made at a time when no Event of Default exists, the Borrower shall have consented to such assignment, which consent shall not unreasonably be withheld; provided that such consent of the Borrower shall not be required for any assignment made by a Lender to an Affiliate of such Lender.

Upon such execution, delivery, approval, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five (5) Business Days after the execution date thereof, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned or negotiated to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder (including, in respect of the Collateral, all the rights and obligations of a Holder of Secured Obligations, as fully as if such assignee had been named as a Lender in accordance with the terms of this Agreement) and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned or negotiated by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.09, 2.10, 2.11, 11.03 and 11.04, as well as to any fees accrued for its account hereunder and not yet paid.

                  (b) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) the assignment made under such Assignment and Acceptance is made without recourse and, other than as provided in such Assignment or and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or any other document, instrument or agreement executed or delivered in connection herewith or therewith or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Transaction Document or any other instrument or document furnished pursuant hereto or thereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or any of its Subsidiaries or the performance or observance by Borrower or any of its Subsidiaries of any of its obligations under any Transaction Document or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements most recently delivered pursuant to Article V and such other Loan Documents and





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

other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender or the Issuing Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes the Agent to take such action as an Agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

                  (c) The Agent shall maintain at its address referred to on Schedule A, a copy of each Assignment and Acceptance delivered to and accepted by it and shall record in the Agent's Loan Account the names and addresses of each Lender and the Commitment of, and principal amount of the Loans owing to, such Lender from time to time. Borrower, the Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Loan Account as a Lender, and all of such Persons as the only Lenders, hereunder for all purposes of this Agreement.

                  (d) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and the assignee, the Agent shall, if such Assignment and Acceptance has been properly completed and is in substantially the form of
Exhibit 1 and if the conditions for the assignment referred to in the Assignment and Acceptance and set forth in Section 11.02(a) have been met, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Agent's Loan Account and (iii) give prompt notice thereof to Borrower.

                  (e) Each Lender may sell participations to one or more banks or other entities as to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and Revolving Credit Exposure; provided that (i) notice thereof is given to the Borrower and the Agent, (ii) such Lender's obligations under this Agreement (including, without limitation, its Commitment to Borrower hereunder) shall remain unchanged, (iii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iv) the participating banks or other entities shall be entitled to the benefit of the cost protection provisions contained in Sections 2.09, 2.10 and 2.11 to the same extent as if they were Lenders; provided, however, that no such participating bank or entity shall be entitled to receive any greater amount pursuant to such Sections than the Lender from which it purchased its participation would have been entitled to receive in respect of the amount of the participation transferred by such Lender to such participating bank or entity had no transfer occurred, (v) Borrower, the Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and with regard to any and all payments to be made under this Agreement, and (vi) the holder of any such participation shall not be entitled to voting rights under this Agreement; provided that, subject to Section 10.08, the participation agreement between a Lender and its participants may provide that such Lender will obtain the approval of such




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

participant prior to any amendment or waiver of any provisions of this Agreement which would (A) extend the Termination Date or the time of payment of interest thereon or fees, (B) reduce the interest rate or any fees hereunder, or the principal amount of the Loans or LC Disbursements, (C) increase the aggregate amount of the Commitment or the Revolving Credit Exposure of the Lender granting the participation, or increase such Lender's Pro Rata Share, (D) release all or substantially all of the Collateral, or (E) release any of the Subsidiary Guaranties (except as contemplated by the Loan Documents).

                  (f) Upon the acceptance by the Agent of any Assignment and Acceptance, the parties to such Assignment and Acceptance may at any time request that new Notes be issued to the Lender assignor and the Lender assignee by (i) providing written notice of such request to the Agent and the Borrower and (ii) delivering to the Borrower such assigning Lender's Note for cancellation and substitution. Promptly following receipt by the Borrower of any such notice, and verification from the Agent that the applicable Assignment and Acceptance shall have been accepted by the Agent, the Borrower forthwith shall cause to be executed, and shall deliver to the Lender assignee, a new Note to the order of the assignee and, if applicable, a replacement Note to the order of the Lender assignor, and such Notes shall equal the aggregate principal amount of such assigning Lender's Note issued by the Borrower immediately prior to the acceptance by the Agent of the applicable Assignment and Acceptance. The Borrower shall immediately upon delivery of such new Note(s), cancel the original Note delivered by the Lender assignor to the Borrower.

                  (g) Notwithstanding anything herein to the contrary, each Lender may assign all or any portion of its rights under this Agreement as collateral security to any Federal Reserve Bank or any Governmental Authority succeeding to its functions.

                  (h) Notwithstanding the foregoing, no Lender, assignee or participant shall assign any portion of its rights or obligations under this Agreement or sell a participating interest in any Note held by such Lender, assignee or participant or assign, sell or otherwise transfer any stock pursuant to any Pledge Agreement to (i) any individual not a citizen of the United States, or (ii) any entity that is not a citizen of the United States qualified to operate vessels in coastwise trade within the meanings of Section 2 of the Shipping Act, 1916 as amended (46 App. U.S.C. ss. 802); provided, however, that the foregoing restriction as to assignment, sale or transfer to entities not qualified to operate vessels in coastwise trade may be waived if, in the opinion of counsel to the Agent, said assignment, sale or transfer does not result in the loss of U.S. citizen status of the Borrower or any of its Subsidiaries.

                  Within the meaning of the Shipping Act, no corporation, partnership, or association is a citizen of the United States for purposes of operating a vessel in coastwise trade unless at least 75% of the interest in the entity is owned by citizens of the United States. A corporation is not a citizen of the United States unless (a) its president or other chief executive officer and the chairman of its board of directors are citizens of the United States and
(b) no more of its directors than a minority of the number necessary to constitute a quorum are noncitizens and (c) the corporation itself is organized under the laws of the United States or of a State, Territory, District, or possession thereof. In the case of a corporation, 75% of the stock is



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not deemed to be owned by a citizen of the United States (a) if title to 75% of the stock is not vested in citizens of the United States free from any trust or fiduciary obligation in favor of any person not a citizen of the United States; or (b) if 75% of the voting power in such corporation is not vested in citizens of the United States; or (c) if, through any contract or understanding, it is so arranged that more than 25% of the voting power in such corporation may be exercised, directly or indirectly, in behalf of any person who is not a citizen of the Untied States; or (d) if by any other means whatsoever control of any interest in the corporation in excess of 25% is conferred upon or permitted to be exercised by any person who is not a citizen of the United States.

                  11.03. Expenses.

                  (a) Generally. Whether or not any Funding Date shall have occurred, Borrower agrees upon demand to pay, or reimburse the Agent for all such Agent's and any of its Affiliates' costs and expenses of every type and nature (including, without limitation, the reasonable fees, expenses and disbursements of attorneys and legal assistants (including allocated costs of internal counsel and legal assistants), and such auditors, accountants, appraisers, printers, insurance and environmental advisers, and other consultants retained by the Agent as shall have been reasonably approved by Borrower, and other legal, travel, search and filing fees and expenses and all fees, taxes (except income and franchise taxes), assessments and duties incurred by any of them) incurred by the Agent or its Affiliates in connection with (i) the negotiation, preparation and execution of this Agreement and any amendments or waivers thereto (including, without limitation, the satisfaction or attempted satisfaction of any of the conditions set forth in Article III, the Collateral Documents and the other Transaction Documents or any amendment or waiver thereto and the making of the Loans); (ii) the creation, perfection or protection of the Agent's Liens in the Collateral for the benefit of itself and the Holders of Secured Obligations (including, without limitation, any fees and expenses for title and lien searches, filing and recording fees and taxes, trustee's fees, duplication costs and corporate search fees); (iii) reasonable fees, expenses and disbursements of the Agent's legal counsel (including allocated costs of internal counsel and legal assistants) in connection with the administration of this Agreement, the Transaction Documents, the Loans and the Collateral; and
(iv) the protection, collection or enforcement of any of the Obligations or the Collateral.

                  (b) After Default. Borrower further agrees to pay, or reimburse the Agent, the Issuing Bank and the Lenders for all out-of-pocket costs and expenses, including, without limitation, reasonable attorneys' and legal assistants' fees, expenses and disbursements (including allocated costs of internal counsel and costs of settlement) incurred by the Agent, the Issuing Bank or any Lender after the occurrence of an Event of Default (i) in enforcing any of the Obligations or in foreclosing against the Collateral or exercising or enforcing any other right or remedy available by reason of such Event of Default; (ii) in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a "work-out" or in any insolvency or bankruptcy proceeding; (iii) in commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleading in any legal proceeding relating to Borrower or any of its Subsidiaries and related to or arising out of the transactions contemplated hereby or by any of the Transaction Documents; (iv) in





                                       86
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protecting, preserving, collecting, leasing, selling, taking possession of, or liquidating any of the Collateral; or (v) in attempting to enforce or enforcing any security interest in any of the Collateral or any other rights under the Collateral Documents. Any payments made by Borrower or received by the Agent and applied as reimbursements for costs and expenses under this Section 11.03(b) shall be apportioned among the Agent, the Issuing Bank and the Lenders in the order of priority set forth in Section 2.07.

                  11.04. Indemnification and Waiver. Borrower agrees to defend, protect, indemnify, and hold harmless the Agent, the Issuing Bank, each Lender and each Related Party of each of the foregoing (collectively called the "Indemnitees") from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for such Indemnitees) in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitees shall be designated a party thereto that may be imposed on, incurred by, or asserted against such Indemnitees (whether direct, indirect or consequential and whether based on any federal or state laws or other statutory regulations, including, without limitation, securities and commercial laws and regulations, under common law or at equitable cause, or on contract or otherwise, including any liabilities and costs under federal, state or local environmental, health or safety laws, regulations, or common law principles, arising from or in connection with the past, present or future operations of Borrower and of its Subsidiaries, or their respective predecessors in interest, or the past, present or future environmental condition of the Property of Borrower or any of its Subsidiaries, the presence of asbestos-containing materials at any such Property, or the Release or threatened Release of any Contaminant into the environment from any such Property) in any manner relating to or arising out of this Agreement, the Collateral Documents or any of the other Transaction Documents, the capitalization of Borrower, the Lenders' Commitments, the making or issuance of, management of and participation in the Loans or the Letters of Credit or the use or intended use of and the proceeds of the Loans or the Letters of Credit hereunder (collectively, the "Indemnified Matters"); provided that Borrower shall have no obligation to an Indemnitee hereunder with respect to (i) matters for which such Indemnitee has been compensated pursuant to or for which an exemption is provided in Section 2.09(d) or 2.11(b) or any other provision of this Agreement and (ii) Indemnified Matters caused by or resulting from the gross negligence or willful misconduct of that Indemnitee, as determined by a final judgment of a court of competent jurisdiction. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 11.04 may be unenforceable because it is violative of any law or public policy, Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees. Without prejudice to the survival of any other agreement of Borrower hereunder, the agreements and obligations of Borrower contained in this Section 11.04 shall survive the payment in full of principal and interest hereunder and the termination of this Agreement.

                  11.05. Limitation of Liability. No claim may be made by Borrower, any Lender or other Person against the Agent, the Issuing Bank, any Lender or any Related Party of any of them for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions


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contemplated by this Agreement or any other Transaction Document, or any act, omission or event occurring in connection therewith, and Borrower and each Lender hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

                  11.06. Ratable Sharing. Subject to Sections 2.07, the Lenders agree among themselves that (i) with respect to all amounts received by them which are applicable to the payment of the Agreement Obligations (excluding amounts payable under this Agreement which are determined on a non-pro-rata basis, including, without limitation, amounts payable under Sections 2.02(c), 2.05(b), 2.09(d), 2.10, 2.11, 2.14, 11.03 and 11.04), equitable adjustment will be made so that, in effect, all such amounts will be shared among them ratably in accordance with their Pro Rata Shares, whether received by voluntary payment, by the exercise of the right of set-off or banker's lien, by counterclaim or cross action or by the enforcement of any or all of the Agreement Obligations (excluding amounts payable under this Agreement which are determined on a non-pro-rata basis, including, without limitation, amounts payable under Sections 2.02(c), 2.05(b), 2.09(d), 2.10, 2.11, 2.14, 11.03 and 11.04) or the
Collateral, (ii) if any of them shall by voluntary payment or by the exercise of any right of counterclaim, setoff, banker's lien or otherwise, receive payment of a proportion of the aggregate amount of the Agreement Obligations held by it which is greater than its Pro Rata Share of the payments on account of the Agreement Obligations (excluding the fees described or referred to in Section 2.05), the one receiving such excess payment shall purchase, without recourse or warranty, an undivided interest and participation (which it shall be deemed to have been done simultaneously upon the receipt of such payment) in such Agreement Obligations owed to the others so that all such recoveries with respect to such Agreement Obligations shall be applied ratably in accordance with their Pro Rata Shares; provided that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to that party to the extent necessary to adjust for such recovery, but without interest except to the extent the purchasing party is required to pay interest in connection with such recovery. Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 11.06 may, to the fullest extent permitted by law, exercise all its rights of payment with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation.

                  11.07. Amendments and Waivers. Subject to the provisions of
Section 2.07(b)(ii) no amendment or modification of any provision of this Agreement shall be effective without the written agreement of the Requisite Lenders and Borrower, and no termination or waiver of any provision of this Agreement, or consent to any departure by Borrower therefrom, shall in any event be effective without the written concurrence of the Requisite Lenders, which the Requisite Lenders shall have the right to grant or withhold at their sole discretion; provided that any amendment, modification, or waiver of any provision of this Agreement which would (i) extend the time of expiration or termination of any of the Commitments or the Termination Date or the time of payment of principal on any Loan or LC Disbursement, interest thereon or fees or waive any prescribed prepayment (including, without limitation by any amendment to or waiver of Section 9.02(a)), (ii) reduce the interest rate, the amount of any fees, indemnities or




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

reimbursements hereunder, or the principal amount of the Loans or LC Disbursements (including, without limitation by any amendment to or waiver of Section 9.02(a)), (iii) increase the aggregate amount of the Commitments or the Loans of the Lenders or the Lenders' participations in Letters of Credit or LC Disbursements or increase any Lender's Pro Rata Share or waive any prescribed reduction in the Commitments, (iv) release the security interest of the Holders of Secured Obligations in all or substantially all of the Collateral or, except in connection with a sale or other disposition permitted under Section 7.02 and subject to Section 10.08, any of the Delta Queen, the Mississippi Queen, the Columbia Queen or any New Vessel, (v) release any of the Subsidiary Guaranties (except as contemplated by the Loan Documents) or the Parent Guaranty or (vi) amend the definitions of "Requisite Lenders" or "Pro Rata Share," the provisions of Section 2.01(b), the provisions of Section 7.02(a), the next to the last sentence of Section 11.15 or the provisions contained in Section 11.06 or in this Section 11.07 or the parties whose consent is required for action hereunder or under the other Loan Documents, shall be effective only if evidenced by a writing signed by or on behalf of all Lenders. No amendment, modification, termination, or waiver of any provision of Article X or any other provision referring to the Agent shall be effective without the written concurrence of the Agent, and no amendment, modification, termination or waiver of any provision of this Agreement affecting the rights or obligations of the Issuing Bank shall be effective without the written concurrence of the Issuing Bank. The Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances. The making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Event of Default or Potential Event of Default, regardless of whether the Agent, any Lender or the Issuing Bank may have had notice or knowledge thereof at the time. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 11.07 shall be binding on each assignee, transferee or recipient of a Lender's Commitment or Revolving Credit Exposure, each future assignee, transferee, recipient of a Lender's Commitment or Revolving Credit Exposure, and, if signed by Borrower, on Borrower.

                  11.08. Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telecopied, telexed or sent by courier service or United States mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or telex or upon delivery or refusal to accept delivery if deposited in the United States mail (registered or certified, with postage prepaid and properly addressed). Notices to the Agent shall not be effective until received by the Agent. For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section 11.08) shall be as set forth in Schedule A or on the applicable Assignment and Acceptance, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

                  11.09. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of the Agent or any Lender in the exercise of any power, right or privilege




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under any of the Loan Documents shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing under the Loan Documents are cumulative to and not exclusive of any rights or remedies otherwise available.

                  11.10. Termination. Upon the termination in whole of the Commitments pursuant to Section 2.02(d), Borrower shall pay to the Agent for the benefit of the Lenders an amount equal to any and all Agreement Obligations then outstanding.

                  11.11. Marshalling; Recourse to Security; Payments Set Aside. Neither any Lender nor the Agent shall be under any obligation to marshal any assets in favor of Borrower or any other party or against or in payment of any or all of the Obligations. Recourse to security shall not be required at any time. To the extent that Borrower makes a payment or payments to the Agent, the Issuing Bank or the Lenders, or the Agent, the Issuing Bank or the Lenders enforce their security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, right and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

                  11.12. Severability. In case any provision in or obligation under this Agreement or the other Loan Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

                  11.13. Headings. Article and Section headings in this Agreement and in the Table of Contents hereto are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

                  11.14. GOVERNING LAW. THE AGENT HEREBY ACCEPTS THIS AGREEMENT, ON BEHALF OF ITSELF AND THE LENDERS, AT NEW YORK, NEW YORK BY ACKNOWLEDGING AND AGREEING TO IT THERE. ANY DISPUTE AMONG THE BORROWER, THE AGENT, THE ISSUING BANK, ANY LENDER OR ANY OTHER HOLDER OF SECURED OBLIGATIONS ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK AND THE GENERAL MARITIME LAWS OF THE UNITED STATES.



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                  11.15. Successors and Assigns; Subsequent Holders of Notes.
This Agreement and the other Loan Documents shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. The terms and provisions of this Agreement shall inure to the benefit of any assignee or transferee of the Revolving Credit Exposure and Commitment of any Lender (to the extent such assignment or transfer is effected in accordance with Section 11.02), and in the event of such transfer or assignment, the rights and privileges herein conferred upon Lenders shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof. Borrower's rights or any interest therein hereunder, and Borrower's duties and Obligations hereunder, may not be assigned without the written consent of all of the Lenders. All of Borrower's obligations and duties under this Agreement and under each of the other Loan Documents shall be binding upon each of Borrower's successors and assigns, including, without limitation, any receiver, trustee or debtor-in-possession of or for Borrower.

                  11.16. CONSENT TO JURISDICTION; SERVICE OF PROCESS; JURY
TRIAL.

                          (A) EXCLUSIVE JURISDICTION. EXCEPT AS PROVIDED IN
                  SUBSECTION (B), EACH OF THE PARTIES HERETO AGREES THAT ALL DISPUTES AMONG THEM ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED EXCLUSIVELY BY STATE OR FEDERAL COURTS LOCATED IN NEW YORK, NEW YORK, BUT THE PARTIES HERETO ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK, NEW YORK. EACH OF THE PARTIES HERETO WAIVES IN ALL DISPUTES BROUGHT PURSUANT TO THIS SUBSECTION ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT CONSIDERING THE DISPUTE.

                          (B) OTHER JURISDICTIONS. BORROWER AGREES THAT THE
                  AGENT, THE ISSUING BANK OR ANY LENDER SHALL HAVE THE RIGHT TO PROCEED AGAINST BORROWER OR ITS PROPERTY IN A COURT IN ANY LOCATION TO ENABLE SUCH PERSON TO (1) OBTAIN PERSONAL JURISDICTION OVER THE BORROWER OR (2) REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF SUCH PERSON. BORROWER AGREES THAT IT WILL NOT ASSERT ANY PERMISSIVE COUNTERCLAIMS IN ANY PROCEEDING BROUGHT BY SUCH PERSON TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF SUCH PERSON.



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                  BORROWER WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION
                  OF THE COURT IN WHICH SUCH PERSON HAS COMMENCED A PROCEEDING DESCRIBED IN THIS SUBSECTION.

                          (C) SERVICE OF PROCESS. BORROWER WAIVES PERSONAL
                  SERVICE OF ANY PROCESS UPON IT AND, AS ADDITIONAL SECURITY FOR THE OBLIGATIONS, IRREVOCABLY APPOINTS THE PRENTICE HALL CORPORATION SYSTEM, INC., WHOSE ADDRESS IS 500 CENTRAL AVENUE, ALBANY, NEW YORK, 12206, AS BORROWER'S AGENT FOR THE PURPOSE OF ACCEPTING SERVICE OF PROCESS ISSUED BY ANY COURT. BORROWER IRREVOCABLY WAIVES ANY OBJECTION (INCLUDING, WITHOUT LIMITATION, ANY OBJECTION OF THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS) WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH IN ANY JURISDICTION SET FORTH ABOVE.

                          (D) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO
                  IRREVOCABLY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH. EACH OF THE PARTIES HERETO AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

                          (E) WAIVER OF BOND. BORROWER WAIVES THE POSTING OF ANY
                  BOND OTHERWISE REQUIRED OF ANY PARTY HERETO IN CONNECTION WITH ANY JUDICIAL PROCESS OR PROCEEDING TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS OR TO ENFORCE ANY JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF SUCH PARTY, OR TO ENFORCE BY SPECIFIC PERFORMANCE, TEMPORARY RESTRAINING ORDER, PRELIMINARY OR PERMANENT INJUNCTION, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.

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                          (F) ADVICE OF COUNSEL. EACH OF THE PARTIES REPRESENTS
                  TO EACH OTHER PARTY HERETO THAT IT HAS DISCUSSED THIS AGREEMENT AND, SPECIFICALLY, THE PROVISIONS OF THIS SECTION 11.16, WITH ITS COUNSEL.

                  11.17. Counterparts; Effectiveness; Inconsistencies. This Agreement and any amendments, waivers, consents, or supplements may be executed in counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. This Agreement shall become effective against Borrower, each Lender, the Issuing Bank and the Agent on the date when all of such parties have duly executed and delivered this Agreement to each other (delivery by Borrower to the Lenders and the Issuing Bank and by any Lender or the Issuing Bank to the Borrower and any other Lender being deemed to have been made by delivery to the Agent). This Agreement and each of the other Loan Documents shall be construed to the extent reasonable to be consistent one with the other, but to the extent that the terms and conditions of this Agreement are actually inconsistent with the terms and conditions of any other Loan Document, this Agreement shall govern.

                  11.18. Performance of Obligations. Borrower agrees that the Agent may, but shall have no obligation to, make any payment or perform any act required of Borrower under any Loan Document or take any other action which the Agent in its discretion deems necessary or desirable to protect or preserve the Collateral, including, without limitation, any action to (i) pay or discharge taxes, liens, security interests or other encumbrances levied or placed on or threatened against any Collateral, (ii) effect any repairs or obtain any insurance called for by the terms of any of the Loan Documents and to pay all or any part of the premiums therefor and the costs thereof and (iii) pay any rents payable by Borrower which are more than 30 days past due, or as to which the landlord has given notice of termination, under any lease. The Agent shall use its best efforts to give Borrower notice of any action taken under this Section
11.18 prior to the taking of such action or promptly thereafter provided the failure to give such notice shall not affect Borrower's obligations in respect thereof. The Borrower agrees to pay the Agent, upon demand, the principal amount of all funds advanced by the Agent under this Section 11.18, together with interest thereon at the rate from time to time applicable to Base Rate Loans from the date of such advance until the outstanding principal balance thereof is paid in full. If the Borrower fails to make payment in respect of any such advance under this Section 11.18 within one (1) Business Day after the date the Borrower receives written demand therefor from the Agent, the Agent shall promptly notify each Lender and each Lender agrees that it shall thereupon make available to the Agent, in Dollars in immediately available funds, the amount equal to such Lender's Pro Rata Share of such advance. If such funds are not made available to the Agent by such Lender within one (1) Business Day after the Agent's demand therefor, the Agent will be entitled to recover any such amount from such Lender together with interest thereon at the Federal Funds Effective Rate for each day during the period commencing on the date of such demand and ending on the date such amount is received. The failure of any Lender to make available to the Agent its Pro Rata Share of any such unreimbursed advance under this Section 11.18 shall neither relieve any other Lender of its obligation hereunder to make available to the Agent such other Lender's Pro Rata Share of such advance on the date such payment is to





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be made nor increase the obligation of any other Lender to make such payment to the Agent. All outstanding principal of, and interest on, advances made under this Section 11.18 shall constitute Obligations secured by the Collateral until paid in full by the Borrower.

                  11.19. ENTIRE AGREEMENT. THIS WRITTEN CREDIT AGREEMENT, TOGETHER WITH THE OTHER LOAN DOCUMENTS, REPRESENTS THE FINAL AGREEMENT AMONG THE PARTIES AS TO ITS SUBJECT MATTER AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS AMONG THE PARTIES. THERE ARE NO ORAL AGREEMENTS AMONG THE PARTIES.

                  11.20. Confidentiality. Each of the Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees, accountants, legal counsel and other advisors who are actively and directly participating in the preparation, evaluation, administration or enforcement of the Loan Documents (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement,
(e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement, (g) with the consent of the Borrower or (h) to the extent such Information (1) becomes publicly available other than as a result of a breach of this Section or (2) becomes available to the Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, "Information" means all information received from the Borrower relating to the Parent or the Borrower or its business, other than any such information that is available to the Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

                  11.21. Exiting Lenders.

                  (a) Certain of the lenders under the Original Credit Agreement (the "Exiting Lenders") will not be Lenders under this Agreement. Accordingly, on the Effective Date, the Borrower shall pay to the Agent for the account of each of the Exiting Lenders all accrued and unpaid commitment fees under the Original Credit Agreement to but excluding the Effective Date, all accrued and unpaid interest on the outstanding loans of the Exiting Lenders under the Original Credit Agreement to but excluding the Effective Date and all amounts owing to the Exiting Lenders pursuant to Section 2.09(d) of the Original Credit Agreement. Upon receipt of




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

such amounts from the Borrower, the Agent shall promptly pay such amounts to the respective Exiting Lenders.

                  (b) As of the Effective Date, the Borrower shall be deemed to have requested Loans pursuant to this Agreement from each of the Lenders, the proceeds of which shall be used to repay the principal amount of the outstanding loans of the Exiting Lenders under the Original Credit Agreement as of the Effective Date. The respective amounts of such requested Loans shall be determined by the Agent such that, after the making of such Loans by the Lenders and the repayment of the loans of the Exiting Lenders, the outstanding Loans on the Effective Date shall be held by the Lenders pro rata in accordance with their respective Commitments. The Agent shall give the Lenders reasonable notice of the amount of the respective Loans to be made on the Effective Date, and each Lender shall make its Loan available to the Agent prior to 12:00 noon (New York time) on the Effective Date. Upon receipt thereof, the Agent shall promptly use the proceeds of such Loans to repay the principal amount of the outstanding loans of the Exiting Lenders.

                  (c) From and after the Effective Date and upon payment to each Exiting Lender of all principal of and interest on such Exiting Lender's outstanding loans under the Original Credit Agreement and all commitment fees and all funding indemnification owing to such Exiting Lender under the Original Credit Agreement in accordance with subsections (a) and (b) above, each such Exiting Lender shall have no further obligation to any other party to the Original Credit Agreement or to this Agreement.

                  (d) On the Effective Date, the Borrower shall pay to the Agent for the account of each of the Lenders all amounts owing to such Lenders pursuant to Section 2.09(d) of the Original Credit Agreement. Upon receipt of such amounts from the Borrower, the Agent shall promptly pay such amounts to such respective Lenders.

                  11.22. Effect Upon Loan Documents. Upon the effectiveness of this Agreement, each reference in the other Loan Documents to "the Credit Agreement," "thereunder," "thereof," "therein," or words of like import, shall mean and be a reference to this Agreement. Except as expressly set forth herein or contemplated hereby, all terms and conditions of the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed in all respects.

                            [Signature Pages Follow]

                  IN WITNESS WHEREOF, this Agreement has been duly executed on the date set forth above.

                               THE DELTA QUEEN STEAMBOAT CO.
                                        as Borrower

                                        /s/ Jordan B. Allen

                               By:______________________________
                                        Name:  Jordan B. Allen
                                        Title:  Executive Vice President


                               THE CHASE MANHATTAN BANK,
                                        as Administrative Agent, as Issuing Bank and as a Lender

                                        /s/ Jonathan E. Twichell

                               By:______________________________
                                        Name:  Jonathan E. Twichell
                                        Title:  Vice President


                               HIBERNIA NATIONAL BANK,
                                        as Documentation Agent
                                        and as a Lender

                                        /s/ Cheryl H. Denenea

                               By:______________________________
                                        Name:  Cheryl H. Denenea
                                        Title:  Vice President


                               NATIONAL CITY BANK OF
                               MICHIGAN/ILLINOIS,

                                        /s/ Stephanie Pass

                               By:______________________________
                                        Name:  Stephanie Pass
                                        Title:  Vice President


                                       96